UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

SAIC, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

SAIC, INC.

1710 SAIC Drive

McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 15, 2012

The annual meeting of stockholders of SAIC, Inc., a Delaware corporation, will be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on Friday, June 15, 2012, at 9:00 a.m. (local time). For the convenience of our employees and stockholders, the meeting will also be audio webcast simultaneously to the public through a link on the Investor Relations section of our website (www.saic.com). In addition, the SAIC Proxy Statement and the SAIC 2012 Annual Report on Form 10-K are available at www.proxyvote.com. Information on our website, other than these materials, is not a part of the proxy solicitation materials.

The annual meeting is being held for the following purposes:

1.	To elect 11 directors;

2.	To approve the merger of SAIC, Inc. with and into its wholly-owned subsidiary, Science Applications International Corporation, to eliminate the current holding company structure;

3.	To approve amendments to our 2006 Equity Incentive Plan;

4.	To approve, by an advisory vote, executive compensation;

5.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013;

6.	To consider and act upon a stockholder proposal; and

7.	To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.

Only stockholders of record at the close of business on April 16, 2012, are entitled to notice of and to vote at the annual meeting and at any and all adjournments, postponements or continuations of the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at 1710 SAIC Drive, McLean, Virginia for at least 10 days prior to the meeting and will also be available for inspection at the meeting.

By Order of the Board of Directors

Douglas E. Scott

Corporate Secretary

McLean, Virginia

April 27, 2012

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the annual meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions (1) over the Internet, (2) by telephone or (3) by mail. For specific instructions regarding how to vote, please refer to the questions and answers beginning on the first page of this Proxy Statement or the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the annual meeting and voting in person, if you so desire, but will help us secure a quorum and reduce the expense of additional proxy solicitation.

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date:	9:00 a.m. (Eastern) on June 15, 2012

• Place:	SAIC Conference Center 1710 SAIC Drive McLean, VA 22102

• Record Date:	April 16, 2012

• Voting:	Stockholders as of the record date are entitled to vote.

• Attendance:	All stockholders and their duly appointed proxies may attend the meeting.

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Election of 11 directors	FOR EACH NOMINEE	5
Approval of the merger of SAIC, Inc. with and into its wholly-owned subsidiary, Science Applications International Corporation	FOR	19
Approval of amendments to our 2006 Equity Incentive Plan	FOR	25
Approval, by an advisory vote, of executive compensation	FOR	32
Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	51
Consider and act upon a stockholder proposal	AGAINST	52

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Committees

France A. Córdova	64	2008	President of Purdue University	• Ethics • Compensation

Jere A. Drummond	72	2003	Former Vice Chairman of BellSouth Corporation; Former President and Chief Executive Officer of BellSouth Communications Group	• Ethics • Nominating (chair)

Thomas F. Frist, III	44	2009	Principal of Frist Capital LLC	• Audit • Finance (chair)

John J. Hamre	61	2005	President and Chief Executive Officer of Center for Strategic & International Studies; former U.S. Deputy Secretary of Defense and Under Secretary of Defense (Comptroller)	• Classified Business (chair) • Nominating

Miriam E. John	63	2007	Former Vice President of Sandia National Laboratories; member of Defense Science Board	• Compensation • Nominating

Anita K. Jones	70	1998	Professor Emerita at University of Virginia; former Director of Defense Research and Engineering of the U.S. Department of Defense	• Audit • Ethics (chair) • Nominating

John P. Jumper	67	2007	President and Chief Executive Officer; Retired U.S. Air Force General; former Chief of Staff of the U.S. Air Force and member of the Joint Chiefs of Staff	• Classified Business • Ethics

Harry M.J. Kraemer, Jr.	57	1997	Executive partner of Madison Dearborn Partners, LLC; professor at the Kellogg School of Management at Northwestern University; former Chairman, Chief Executive Officer and Chief Financial Officer of Baxter International, Inc.	• Audit (chair) • Compensation

Nominee	Age	Director Since	Principal Occupation	Committees

Lawrence C. Nussdorf	65	2010	President and Chief Operating Officer of Clark Enterprises, Inc.	• Audit • Finance

Edward J. Sanderson, Jr.	63	2002	Retired Executive Vice President of Oracle Corporation; former partner of McKinsey & Company and Accenture	• Compensation (chair) • Finance

A. Thomas Young	74	1995	Chair of the Board of SAIC, Inc.; retired Executive Vice President of Lockheed Martin Corporation; previously President and Chief Operating Officer of Martin Marietta Corporation	• Finance • Nominating • Classified Business

Compensation Highlights

We seek to closely align the interests of our executives with the interests of our stockholders. Our compensation programs are designed to:

•	pay for performance by tying a substantial majority of an executive’s compensation to the attainment of specific performance measures;

•	provide the same types of benefits for executives as other employees, with no special or supplemental pension, health or death benefits for executives;

•	target total direct compensation at approximately the median among companies with which we compete for executive talent;

•	enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results or if an executive is involved in misconduct;

•	require our executives to own a significant amount of SAIC stock; and

•	avoid incentives that encourage unnecessary or excessive risk-taking.

Ethics and Corporate Responsibility Highlights

The SAIC Board of Directors has long recognized the importance of creating and maintaining a strong ethical culture and being a good citizen in our communities. Nearly 25 years ago, the Board established an Ethics and Corporate Responsibility Committee, which evidences our unwavering commitment to high ethical standards. Our corporate responsibility extends beyond the important contributions we make as a company from solving technical challenges of national and global importance and includes the following:

•

Supporting Science-Oriented Education – We lead and support a number of programs promoting K-12 STEM (science, technology, engineering, and mathematics) education and also maintain an active university relations program.

•	Supporting our Troops – We honor those who serve our country in the armed services by supporting our military service personnel and their families in a variety of activities.

•

Supporting the Environment – Careful stewardship of energy and water resources while managing, minimizing and measuring our waste and greenhouse gas emissions is an essential part of our overall approach to sustainability.

Corporate Governance Highlights
Board Independence

• Independent Directors	11 of 12

• Non-executive Chair	A. Thomas Young

• Mandatory Retirement Age	75
Director Elections
• Annual Board Elections
• Directors Elected by a Majority of Votes Cast
Board Meetings in Last Fiscal Year
• Full Board Meetings	17
• Independent Director Only Sessions	12
Board Committee Meetings in Last Fiscal Year
• Audit	8
• Classified Business Oversight	4
• Ethics and Corporate Responsibility	4
• Finance	8
• Human Resources and Compensation	8
• Nominating and Corporate Governance	4

Evaluating and Improving Board Performance
• Annual Board Self-Evaluation Required
• Annual Review of Independence of Board
• Committee Self Evaluations Required
• Board Orientation/Education Programs
Aligning Director and Stockholder Interests
• Director and Executive Stock Ownership Guidelines
• Annual Equity Grant to Non-Employee Directors
Published Governance Policies and Practices (visit www.saic.com)
• Corporate Governance Guidelines
• Code of Business Conduct of the Board of Directors
• Code of Conduct for Employees
• Code of Ethics for the Chief Executive Officer and Senior Financial Officers
• Charters for Board Committees
• Non-executive Chair of the Board Position Description

SAIC, Inc.

Proxy Statement

SAIC, INC.

1710 SAIC Drive

McLean, Virginia 22102

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 15, 2012

PROXY STATEMENT

This Proxy Statement is being furnished to the stockholders of SAIC, Inc., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on Friday, June 15, 2012, at 9:00 a.m. (local time) and at any and all adjournments, postponements or continuations of the meeting. In this Proxy Statement, we use the terms “we,” “us” and “our” to refer collectively to SAIC, Inc. and our wholly-owned subsidiary, Science Applications International Corporation. When appropriate, SAIC, Inc. and Science Applications International Corporation are named specifically for their related activities and disclosures. References to “SAIC” refer to only SAIC, Inc. and references to “Science Applications” refer to Science Applications International Corporation. This Proxy Statement and the proxy and voting instruction card are first being sent or made available to our stockholders on or about April 30, 2012.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

Who is entitled to vote at the annual meeting?

Only stockholders of record of our common stock as of the close of business on our record date of April 16, 2012 are entitled to notice of, and to vote at, the annual meeting. As of April 16, 2012, there were 341,737,161 shares of common stock outstanding. We have no other class of capital stock outstanding.

Do I need an admission ticket to attend the annual meeting?

Yes. If you attend the meeting, you will be asked to present an admission ticket or proof of ownership and valid photo identification.

•

If you are a stockholder of record as of the record date of the meeting, your admission ticket is attached to your proxy card, or to the Notice of Internet Availability of Proxy Materials. Please detach the admission ticket and bring it with you to the meeting.

•	If you vote electronically through the Internet, you can print an admission ticket from the online site.

•

If you hold shares through an account with a bank or broker, you should bring a letter or a recent account statement showing that you owned SAIC common stock in your account as of the record date. This will serve as your admission ticket.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of a majority of the total voting power of the shares of common stock outstanding as of April 16, 2012 is necessary to constitute a quorum and to conduct business at the annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining the presence of a quorum.

What is a broker “non-vote”?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. In tabulating the voting results for a particular proposal, broker “non-votes” are not considered entitled to vote on that proposal. Broker “non-votes” will not have an effect on the outcome of any matter being voted on at the meeting, assuming a quorum is present.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy or provide voting instructions to your broker so your vote can be counted.

How many votes am I entitled to?

Each holder of common stock will be entitled to one vote per share, in person or by proxy, for each share of stock held in such stockholder’s name as of April 16, 2012, on any matter submitted to a vote of stockholders at the annual meeting unless a stockholder elects to cumulate votes for the election of directors as described below.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may cumulate your vote. This means that you may allocate among the director nominees, as you see fit, the total number of votes equal to the director positions to be filled multiplied by the number of shares you hold. You may not cumulate your votes against a nominee.

If you are a stockholder of record and choose to cumulate your votes, you will need to notify our Corporate Secretary in writing prior to the Annual Meeting or, if you vote in person at the annual meeting, notify the chair of the meeting prior to the commencement of voting at the annual meeting. You may not submit your proxy or voting instructions over the Internet or by telephone if you wish to distribute your votes unevenly among two or more nominees. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

Cumulative voting applies only to the election of directors.

How do I vote my shares?

Shares of common stock represented by a properly executed and timely proxy will, unless it has previously been revoked, be voted in accordance with its instructions. In the absence of specific instructions, the shares represented by a properly executed and timely proxy will be voted in accordance with the Board’s recommendations as follows:

•	FOR all of the company’s nominees to the Board;

•	FOR the approval of the merger of SAIC with and into its wholly-owned subsidiary, Science Applications International Corporation;

•	FOR the approval of the amendments to the 2006 Equity Incentive Plan;

•	FOR the approval, on a non-binding, advisory basis, of the compensation of SAIC’s named executive officers;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013; and

•	AGAINST the stockholder proposal.

No other business is expected to come before the annual meeting; however, should any other matter properly come before the annual meeting, the proxy holders intend to vote such shares in accordance with their best judgment on such matter.

There are four different ways to vote your shares:

By Internet: You may submit a proxy or voting instructions over the Internet by following the instructions at www.proxyvote.com.

By Telephone: You may submit a proxy or voting instructions by calling 1-800-690-6903 and following the instructions.

By Mail: If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

In Person: You may attend the meeting at the SAIC Conference Center in McLean, Virginia, and vote in person.

Submitting a proxy will not prevent you from attending the annual meeting and voting in person. Any proxy may be revoked at any time prior to exercise by delivering a written revocation or a new proxy bearing a later date to our Corporate Secretary as described below or by attending the annual meeting and voting in person. The mailing address of the Corporate Secretary is 1710 SAIC Drive, MS 3-5-9, McLean, VA 22102. Attendance at the annual meeting will not, however, in and of itself, revoke a proxy.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

For shares not held in the Science Applications International Corporation Retirement Plan (the “SAIC Retirement Plan”), the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on June 14, 2012. For shares held in the SAIC Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on June 12, 2012.

How are the shares held by the Retirement Plan voted?

Each participant in the SAIC Retirement Plan has the right to instruct Vanguard Fiduciary Trust Company, as trustee of the SAIC Retirement Plan (the “Trustee”), on a confidential basis on how to vote his or her proportionate interests in all shares of common stock held in the SAIC Retirement Plan. The Trustee will vote all shares held in the SAIC Retirement Plan for which no voting instructions are received in the same proportion as the shares for which voting instructions have been received. The Trustee’s duties with respect to voting the common stock in the SAIC Retirement Plan are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances, that the Trustee override the votes of participants with respect to the common stock held by the Trustee and to determine, in the Trustee’s best judgment, how to vote the shares.

How are the shares held by the Stock Plans voted?

Under the terms of our Stock Compensation Plan, Management Stock Compensation Plan and Key Executive Stock Deferral Plan, Vanguard Fiduciary Trust Company, as trustee of these stock plans, has the power to vote the shares of common stock held in these stock plans. Vanguard will vote all such shares in the same proportion that our other stockholders collectively vote their shares of common stock. If you are a participant in these stock plans, you do not have the right to instruct Vanguard on how to vote your proportionate interests in the shares of common stock held in these stock plans.

What is the difference between a “stockholder of record” and a “beneficial” holder?

These terms describe how your shares are held. If your shares are registered directly with Computershare Shareowner LLC, our transfer agent, then you are a “stockholder of record” with respect to these shares. If your shares are held in an account at a broker, bank, trust or other similar organization, then you are a “beneficial” holder. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding the shares.

Who is soliciting these proxies?

We are soliciting these proxies and the cost of the solicitation will be borne by us, including the charges and expenses of persons holding shares in their name as nominee incurred in connection with forwarding proxy materials to the beneficial owners of such shares. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees in person, by telephone or by email. Such individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. We have also retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in soliciting proxies for a fee of $8,000 plus expenses.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, we send only one Proxy Statement and one Annual Report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy and voting instruction cards. We do not use householding for any other stockholder mailings.

If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate copy of the Proxy Statement or Annual Report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures. We will promptly deliver a separate copy of the Proxy Statement or Annual Report to you upon request.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Proxy Statement or Annual Report and you wish to receive a single copy of each of these documents for your household, please contact our mailing agent, Broadridge, at the telephone number or address indicated above.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by the rules of the SEC, we are using the Internet as a means of furnishing proxy materials to our stockholders. We believe this method will make the proxy distribution process more efficient, lower costs and help in conserving natural resources.

On or about May 2, 2012, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instruction on how to access our proxy materials, including our Proxy Statement and Annual Report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy and voting instruction card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, and employees with regular access to email have received email notification of how to access our proxy materials and vote via the Internet or by telephone or have been mailed paper copies of our proxy materials and a proxy and voting instruction card.

The Proxy Statement and Annual Report are available at www.proxyvote.com.

PROPOSAL I—ELECTION OF DIRECTORS

Nominees for Director

At the annual meeting, 11 directors are to be elected to serve for one-year terms or until their successors are elected and qualified. All nominees have been nominated by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee. To the best knowledge of the Board of Directors, all of the nominees are able and willing to serve. Each nominee has consented to be named in this Proxy Statement and to serve if elected.

Majority Vote Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected. Abstentions are not counted as votes cast. As provided in our bylaws, a “contested election” is one in which the number of nominees exceeds the number of directors to be elected. The election of directors at the 2012 annual meeting is an uncontested election.

If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the offer of resignation and recommend to the Board of Directors the action to be taken. The Board will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K or some other public announcement.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed in the proxy. In the absence of specific instructions, the shares represented by properly executed and timely proxies will be voted “for” each nominee. If any of the nominees listed below become unable to stand for election at the annual meeting, the proxy holders intend to vote for any person designated by the Board of Directors to replace the nominee unable to serve.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR each nominee.

Nominees for Election to the Board of Directors

Set forth below is a brief biography of each nominee for election as a director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the nominee should serve as a director of SAIC. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group with complementary skills and a diverse mix of backgrounds, perspectives and expertise beneficial to the broad business diversity of the company. Our board membership criteria and director nomination process are described in the “Corporate Governance” section of this Proxy Statement.

France A. Córdova, age 64 Director	Director since 2008

Dr. Córdova has been President of Purdue University since 2007. She was Chancellor at the University of California, Riverside, from July 2002 to July 2007, and was Vice Chancellor for Research and Professor of Physics at University of California, Santa Barbara from August 1996 to July 2002. Dr. Córdova served as Chief Scientist of the National Aeronautics and Space Administration from 1993 to 1996 and headed the Department of Astronomy and Astrophysics at Pennsylvania State University from 1989 to 1993. Dr. Córdova is also a member of the Board of Directors of Edison International and of Southern California Edison. She was previously a director of Belo Corp. until July 2007.

As an accomplished scientist with leadership experience managing prominent academic institutions and expertise in areas relevant to our business, Dr. Córdova provides special insight and perspectives that the Board views as important to us as a leading science and technology company.

Jere A. Drummond, age 72 Director	Director since 2003

Mr. Drummond was employed by BellSouth Corporation from 1962 until his retirement in December 2001. He served as Vice Chairman of BellSouth Corporation from January 2000 until his retirement. He was President and Chief Executive Officer of BellSouth Communications Group, a provider of traditional telephone operations and products, from January 1998 until December 1999. He was President and Chief Executive Officer of BellSouth Telecommunications, Inc. from January 1995 until December 1997. Mr. Drummond is also a member of the Board of Directors of Borg-Warner Automotive. He was previously a director of AirTran Holdings, Inc. until May 2011, and a director of Centillium Communications Inc. until October 2008.

The Board believes that Mr. Drummond’s demonstrated leadership abilities and business judgment, shaped during four decades of executive management and board experience at complex commercial companies, provide an important leadership element to our Board, our Nominating and Corporate Governance Committee and our Ethics and Corporate Responsibility Committee.

PROPOSAL I—ELECTION OF DIRECTORS

Thomas F. Frist, III, age 44 Director	Director since 2009

Mr. Frist is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons, and has held such position since 1994. Prior to that, he co-managed FS Partners, L.L.C. and worked at Rainwater, Inc. in Fort Worth, Texas and in New York. Since 2006, Mr. Frist has served on the Board of Directors of HCA Holdings, Inc., one of the largest non-governmental operators of health care facilities in the U.S. From 1999 to 2006, he served on the board of Triad Hospitals, Inc.

The Board believes that Mr. Frist’s financial background and experience as an investment manager add a valuable dimension to our Board and to our Audit and Finance committees. He is an “audit committee financial expert” as defined in SEC rules. Mr. Frist’s understanding of the healthcare industry also brings perspectives beneficial to the Board as the company seeks to enhance its position as a provider of health solutions to both government and commercial customers.

John J. Hamre, age 61 Director	Director since 2005

Dr. Hamre has served as the President and Chief Executive Officer of the Center for Strategic & International Studies, a public policy research institution, since 2000. Dr. Hamre served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. Dr. Hamre is also a member of the Boards of Directors of MITRE Corporation, Exelis, Inc., and Xylem, Inc. He also serves as Chairman of the Defense Policy Board Advisory Committee. He was previously a director of Oskosh Corporation until January 2012, a director of ITT Corporation until October 2011, and a director of ChoicePoint Inc. until September 2008.

Dr. Hamre is a leading expert on issues of national security, defense and international affairs with extensive experience working in these areas from serving in high-ranking positions at the U.S. Department of Defense. His particular expertise in matters key to our business, as well as his executive management experience as Chief Executive Officer of a leading public policy research institution, offer important contributions to our Board.

Miriam E. John, age 63 Director	Director since 2007

Dr. John retired from Sandia National Laboratories, a science and engineering laboratory, in September 2006, after having served as Vice President of Sandia’s California Division from April 1999 to September 2006. She previously served in a number of managerial and technical roles for Sandia from 1982 to 1999 that spanned energy, defense, fundamental science, and engineering development programs. Dr. John is a Senior Fellow of the Department of Defense’s Defense Science Board and a member of its Threat Reduction Advisory Committee. She chairs the National Research Council’s Naval Studies Board, which conducts independent research at the request of the Chief of Naval Operations. She also serves on the boards of a number of federally funded national security laboratories, including MIT Lincoln Lab and the Charles Stark Draper Laboratory. She chairs the California Council on Science and Technology, a legislatively established body of the state’s leading scientists and engineers chartered to provide independent advice to the governor and the legislature.

Dr. John is a highly respected scientist and brings to our Board her diverse experience managing multi-disciplinary science and engineering organizations supporting national security and defense. Our Board believes that Dr. John’s scientific background and leadership experience enable her to provide our Board with critical perspectives on technical, national security and organizational issues important to our business.

Anita K. Jones, age 70 Director	Director since 1998

Dr. Jones is University Professor Emerita at the University of Virginia, where she has taught since 1989. From 1993 to 1997, Dr. Jones was on leave of absence from the University to serve as Director of Defense Research and Engineering of the U.S. Department of Defense. Dr. Jones also served as one of our directors from 1987 to 1993. She has been a director of ATS Corporation since 2010.

Dr. Jones is a distinguished leader in computer science, widely recognized for her scholarship in the field and her prior service to the U.S. Government in managing the U.S. Department of Defense’s science and technology program and overseeing its numerous research activities. She has also served on an array of advisory boards for national security and high technology matters. In addition to her exceptional professional reputation and expertise in areas critical to our business, Dr. Jones has demonstrated a deep commitment to business ethics and an ability to build consensus, enhancing the effectiveness of our Board.

PROPOSAL I—ELECTION OF DIRECTORS

General John P. Jumper (USAF Retired), age 67 Director, President and Chief Executive Officer	Director since 2007

General Jumper assumed the position of our President and Chief Executive Officer in March 2012 after having served as an independent director since 2007. General Jumper retired from the United States Air Force in 2005 after nearly 40 years of service. From September 2001 to November 2005, General Jumper was the Chief of Staff of the United States Air Force, serving as the senior uniformed Air Force officer responsible for the organization, training and equipping of active-duty, guard, reserve and civilian forces serving in the United States and overseas. As a member of the Joint Chiefs of Staff, General Jumper functioned as a military advisor to the Secretary of Defense, National Security Council and the President. General Jumper is also a member of the Boards of Directors of Goodrich Corporation, NACCO Industries, Inc., and Wesco Aircraft Holdings, Inc. He was previously a director of Jacobs Engineering Group, Inc. until February 2012, Somanetics Corporation until June 2010, and TechTeam Global, Inc. until May 2009.

The Board believes that General Jumper’s proven leadership ability and management skills, demonstrated by his service as the highest-ranking officer in the U.S. Air Force, and his expertise in defense and intelligence matters, make him highly qualified to serve as a director. General Jumper’s experience gives him a unique understanding of the needs of our largest customers. In addition, our Board believes that the company’s Chief Executive Officer should serve on the Board of Directors to help communicate the Board’s priorities to management and management’s perspective to the Board.

Harry M.J. Kraemer, Jr., age 57 Director	Director since 1997

Mr. Kraemer has been an executive partner of Madison Dearborn Partners, LLC, a private equity investment firm, since April 2005, and has served as a professor at the Kellogg School of Management at Northwestern University since January 2005. Mr. Kraemer previously served as the Chairman of Baxter International, Inc., a health-care products, systems and services company, from January 2000 until April 2004, as Chief Executive Officer of Baxter from January 1999 until April 2004, and as President of Baxter from April 1997 until April 2004. Mr. Kraemer also served as the Senior Vice President and Chief Financial Officer of Baxter from November 1993 to April 1997. Mr. Kraemer is also a member of the Boards of Directors of Sirona Dental Systems, Inc. and VWR International.

Mr. Kraemer brings comprehensive executive management experience to our Board as a former Chairman, Chief Executive Officer and Chief Financial Officer of a major global corporation. His investment and health expertise, background in commercial and international business, qualification as an “audit committee financial expert” as defined by SEC rules, and thought leadership as a distinguished educator at a leading business school provide valuable contributions to our Board.

Lawrence C. Nussdorf, age 65 Director	Director since 2010

Mr. Nussdorf since 1998 is President and Chief Operating Officer of Clark Enterprises, Inc., a privately held real estate, construction and investment company based in Bethesda, Maryland, whose interests include the Clark Construction Group, LLC, a general contracting company, of which Mr. Nussdorf has been Vice President and Treasurer since 1977. Mr. Nussdorf is responsible for all aspects of Clark Enterprises’ financial, investment and legal activities and directs the company’s business strategies for growth and diversification. Mr. Nussdorf currently serves as Director of Pepco Holdings, Inc. He was previously a director of CapitalSource, Inc. until 2010.

Mr. Nussdorf has been at the forefront of strategic and long-term planning and has vast experience managing operations and finance for multiple businesses. Our Board believes that this experience, as well as Mr. Nussdorf’s public company board leadership experience, adds valuable perspectives to our Board and our Finance and Audit committees. He is an “audit committee financial expert” as defined in SEC rules.

Edward J. Sanderson, Jr., age 63 Director	Director since 2002

Mr. Sanderson retired from Oracle Corporation in 2002 as an Executive Vice President after having served since 1995. At Oracle, Mr. Sanderson was responsible for Oracle Product Industries, Oracle Consulting and the Latin American Division. Prior to Oracle, he was President of Unisys Worldwide Services and a partner at both McKinsey & Company and Accenture (formerly Andersen Consulting). He was previously a director of Quantum Corp. until September 2005.

Mr. Sanderson has over 25 years of experience in senior management in the technology industry and consulting with major commercial and federal government clients on a broad array of issues. His expertise in information technology and leadership experience managing technology businesses, including international operations, provides insights and perspectives that our Board views as important to us as a global provider of information technology services.

PROPOSAL I—ELECTION OF DIRECTORS

A. Thomas Young, age 74 Non-Executive Chair of the Board	Director since 1995

Mr. Young retired from Lockheed Martin Corp. in 1995 after having served as an Executive Vice President from March 1995 to July 1995. Prior to its merger with Lockheed Corporation, Mr. Young served as the President and Chief Operating Officer of Martin Marietta Corp. from 1990 to 1995. Mr. Young was previously a member of the Board of Directors of Goodrich Corporation until April 2010 and of Pepco Holdings, Inc. until May 2005.

The Board believes that Mr. Young’s extensive experience organizing and directing complex, technically challenging space and defense programs and serving in senior management at major companies in our industry is a significant benefit to our Board, as demonstrated by his leadership as our Board’s Chair.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors recognizes the importance of strong corporate governance as a means of addressing the various needs of our stockholders, employees, customers and other stakeholders. As a result, our Board of Directors has adopted Corporate Governance Guidelines which, together with our certificate of incorporation, bylaws, committee charters and other key governance practices and policies, provide the framework for our corporate governance. Our Corporate Governance Guidelines cover a wide range of subjects, including criteria for determining the independence and qualification of our directors. These guidelines are available on our website at www.saic.com by clicking on the link entitled “Corporate Governance.” The Board recognizes that observing good corporate governance practices is an ongoing responsibility. The Nominating and Corporate Governance Committee regularly reviews corporate governance developments and recommends revisions to these Corporate Governance Guidelines and other corporate governance documents as necessary to promote our and our stockholders’ best interests and to help ensure that we comply with all applicable laws, regulations and stock exchange requirements.

Codes of Conduct

All of our employees, including our executive officers, are required to comply with our Code of Conduct, which describes our standards for protecting company and customer assets, fostering a safe and healthy work environment, dealing fairly with customers and others, conducting international business properly, reporting misconduct and protecting employees from retaliation. This code forms the foundation of our corporate policies and procedures designed to promote ethical behavior in all aspects of our business. In addition, our principal executive officer and our senior financial officers are also subject to the Code of Ethics for Principal Executive Officer and Senior Financial Officers, which contains additional policy guidelines and procedures relating to legal and ethical standards for conducting our business.

Our directors also are required to comply with our Code of Business Conduct of the Board of Directors intended to describe areas of ethical risk, provide guidance to directors and help foster a culture of honesty and accountability. This code addresses areas of professional conduct relating to service on our Board, including conflicts of interest, protection of confidential information, fair dealing and compliance with all applicable laws and regulations.

These documents are available on our website at www.saic.com by clicking on the links entitled “Corporate Governance” followed by “Code of Conduct.”

Director Independence

The Board of Directors annually determines the independence of each of our directors and nominees in accordance with the Corporate Governance Guidelines. These guidelines provide that “independent” directors are those who are independent of management and free from any relationship that, in the judgment of the Board of Directors, would interfere with their exercise of independent judgment. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization with which we have a relationship). The Board of Directors has established independence standards set forth in the Corporate Governance Guidelines that include all elements of independence required by the listing standards of the New York Stock Exchange, or NYSE.

All members of the Audit, Human Resources and Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by the Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate independence requirement pursuant to the Securities Exchange Act of 1934 which requires that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation or be an affiliated person of ours or any of our subsidiaries.

Each year, our directors are obligated to complete a questionnaire which requires them to disclose any transactions with us in which the director or any member of his or her immediate family might have a direct or potential conflict of interest. Based on its review of an analysis of the responses, the Board of Directors determined that all directors, except for John P. Jumper because of his role as our Chief Executive Officer, are independent under its guidelines and free from any relationship that would interfere with the exercise of their independent judgment.

In making these independence determinations, the Board considered that in the ordinary course of business, transactions may occur between us and organizations with which some of our directors are or have been affiliated. Specifically, the Board considered that we make payments or contributions in the usual course of business and annual giving programs to the following organizations that employ a member of our Board: (i) the Center for Strategic and International Studies, a non-profit, public policy research institution for which Dr. Hamre serves as Chief Executive Officer; (ii) entities affiliated with Clark Enterprises, Inc., for which Mr. Nussdorf serves as President and Chief Operating Officer; (iii) Purdue University, for which Dr. Córdova serves as President; and (iv) Northwestern University, for which Mr. Kraemer serves as a professor at the Kellogg School of Management. The Board determined that our relationships with these organizations are immaterial and would not interfere with the exercise of independent judgment by those directors who are affiliated with these organizations.

CORPORATE GOVERNANCE

Criteria for Board Membership

To fulfill its responsibility to identify and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. In evaluating potential nominees, the Committee and the Board consider each individual in the context of the Board as a whole, with the objective of recommending to stockholders a slate of individual director nominees that can best continue the success of our business and advance stockholders’ interests. In evaluating the suitability of individual nominees, the Nominating and Corporate Governance Committee and the Board consider many factors, including:

•	expertise and involvement in areas relevant to the company’s business such as defense, intelligence, science, finance, government or commercial and international business;

•	interpersonal skills, substantial personal accomplishments and diversity as to gender, age, ethnic background and experience;

•	commitment to business ethics, professional reputation, independence and understanding of the responsibilities of a director and the governance processes of a public company;

•	demonstrated leadership, with the ability to exercise sound judgment informed by diversity of experience and perspectives; and

•

benefits from the continuing service of qualified incumbent directors in promoting stability and continuity, contributing to the Board’s ability to work together as a collective body and giving the company the benefit of experience and insight that its directors have accumulated during their tenure.

The Nominating and Corporate Governance Committee reviews the director selection process annually and the Committee and the Board assess its effectiveness through an annual written evaluation process. In addition, the Nominating and Corporate Governance Committee has been directed by the Board to observe the following principles contained in our Corporate Governance Guidelines:

•	a majority of directors must meet the independence criteria established by the Board of Directors;

•	based upon the desired number of 12 directors, no more than three directors may be an employee of ours;

•	only a full-time employee who serves as either the Chief Executive Officer or one of his or her direct reports will be considered as a candidate for an employee director position; and

•	no director nominee may be a consultant to us.

The Board of Directors expects a high level of commitment from its members and will review a candidate’s other commitments and service on other boards to ensure that the candidate has sufficient time to devote to us. In addition, non-employee directors may not serve on the board of directors of more than four other publicly traded companies. Moreover, directors are expected to act ethically at all times and adhere to our Code of Business Conduct of the Board of Directors.

Board Leadership Structure

The Board is currently led by a non-executive Chair, Mr. Young, who is an independent director. Our Board believes that it is in the best interests of stockholders for the Board to have the flexibility to determine the most qualified and appropriate individual to serve as Chair of the Board, whether that person is an independent director or the Chief Executive Officer. The Board selects the Chair annually and may decide to separate or combine the roles of Chair of the Board and Chief Executive Officer, if appropriate, any time in the future. In cases where the Board determines it is in the best interests of our stockholders to combine the positions of Chair and Chief Executive Officer, the independent directors will designate a lead independent director with the responsibilities described in our Corporate Governance Guidelines.

The functions of the non-executive Chair of the Board include:

•	planning the Board’s annual schedule of meetings and agendas, in consultation with the Chief Executive Officer and Corporate Secretary and other directors as appropriate;

•

coordinating with the Chief Executive Officer and the Corporate Secretary to ensure that the Board receives the appropriate quantity and quality of information in a timely manner to enable it to make informed decisions;

•	chairing all meetings of the Board and of the independent directors in executive session and ensure that meetings are conducted efficiently and effectively;

CORPORATE GOVERNANCE

•	facilitating full and candid Board discussions, ensure all directors express their views on key Board matters and assist the Board in achieving a consensus;

•	working with committee chairs to ensure that each committee functions effectively and keeps the Board apprised of actions taken;

•	building consensus, developing teamwork and a cohesive Board culture and facilitating formal and informal communication with and among directors; and

•	serving as the liaison between the Board and company management.

The Board’s Role in Risk Oversight

As part of its oversight function, the Board and its committees monitor risk as part of their regular deliberations throughout the year. When granting authority to management, approving strategies, making decisions and receiving management reports, the Board considers, among other things, the risks facing the company. The Board also oversees risk in particular areas through its committee structure. The Audit Committee evaluates the company’s guidelines and policies regarding risk assessment and risk management, including risks related to internal control over financial reporting, the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Human Resources and Compensation Committee evaluates risks potentially arising from the company’s human resources and compensation policies and practices. The Finance Committee oversees financial, capital investment and insurance risks. The Ethics and Corporate Responsibility Committee oversees risks associated with unethical conduct and political, social, environmental and reputational risks. The Classified Business Oversight Committee oversees risk review activities applicable to the company’s classified business activities and receives reports from management on particular classified projects involving significant performance, financial or reputational risks. The company also utilizes an internal Enterprise Risk Management Committee, comprised of the Chief Executive Officer and senior management that, among other things, establishes the overall corporate risk strategy and ensures that policies, systems, processes and training are established to identify and address appropriate risk matters within the company. This committee reports annually to the full Board of Directors on its activities and findings, highlighting the key risks we face and management’s actions for managing those risks.

Board of Directors Meetings and Committees

During fiscal 2012, the Board of Directors held seventeen meetings of the entire Board. The independent directors met twelve times during the year, either in executive session of regular board meetings or in separate meetings. Mr. Young, the non-executive Chair of the Board, presides at all executive sessions of our independent directors as provided by our Corporate Governance Guidelines. During fiscal 2012, no director attended fewer than 75% of the aggregate of the meetings of the Board and committees of the Board on which they served. In addition, all directors, except Harry M.J. Kraemer, Jr., Edward J. Sanderson, Jr. and Louis A. Simpson, attended the 2011 annual meeting of stockholders. It is our policy to encourage all directors to attend our annual meeting.

The Board of Directors has the following principal standing committees: Audit, Classified Business Oversight, Ethics and Corporate Responsibility, Finance, Human Resources and Compensation, and Nominating and Corporate Governance. The charters of these committees are available in print to any stockholder who requests them and are also available on our website at www.saic.com by clicking on the links entitled “Investor Relations,” “Corporate Governance” and then “Board Committees.”

Audit Committee

The current members of the Audit Committee are Harry M.J. Kraemer, Jr. (Chair), Thomas F. Frist, III, Anita K. Jones and Lawrence C. Nussdorf. The Board of Directors has determined that each of the members of the Audit Committee is independent for purposes of our Corporate Governance Guidelines, as well as for purposes of the requirements of the Securities Exchange Act of 1934. In addition, the Board of Directors has determined that Thomas F. Frist, III, Harry M.J. Kraemer, Jr. and Lawrence C. Nussdorf qualify as Audit Committee “financial experts” as defined by the rules under the Securities Exchange Act of 1934. The backgrounds and experience of the Audit Committee financial experts are set forth above in “Proposal 1—Election of Directors.” The responsibilities of the Audit Committee are set forth in its charter and fall into the following categories:

•

Internal Controls and Disclosure Controls—Review and provide feedback on the assessment performed by management on internal control over financial reporting; review the internal control assessment with the independent registered public accounting firm, the internal auditor and management; review any major issues as to the adequacy of our internal control over financial reporting and any special audit steps adopted in light of control deficiencies; review our disclosure controls and procedures designed to ensure timely collection and evaluation of information required to be disclosed in our filings with the SEC or posted on our website; and review the independent registered public accounting firm’s procedures and management of the audit relating to internal control over financial reporting.

CORPORATE GOVERNANCE

•

Independent Audit—Retain an independent registered public accounting firm for the purpose of preparing or issuing an audit report on our consolidated financial statements and performing other audit, review or attest services; pre-approve all audit and non-audit services and related fees and evaluate the independent registered public accounting firm’s qualifications, performance and independence; ensure the firm’s objectivity by reviewing and discussing all relationships between such firm and us and our affiliates; obtain and review a report by the independent registered public accounting firm that describes our internal quality-control procedures and any material issues raised; review the proposed audit scope and procedures to be utilized; obtain and review a post-audit report; and review all critical accounting policies and practices to be used, major issues regarding accounting principles and financial statement presentations, analyses prepared by management and/or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, the effect of regulatory and accounting initiatives and other material written communications between the independent registered public accounting firm and management.

•

Internal Audit—Review the qualifications, organizational structure and performance of the internal audit function; review, approve and update the rolling three-year internal audit plan; periodically review any significant difficulties, disagreements with management or restrictions encountered in the scope of the Internal Audit Department’s work; receive periodic summaries of findings from completed internal audits and the status of major audits in process; receive timely notification of any issues or concerns identified during the course of internal audits and reviews; and discuss with the independent registered public accounting firm the responsibilities, budget and staffing of our internal audit function.

•

Financial Reporting—Review and discuss with management, the independent registered public accounting firm and the internal auditor our annual and quarterly consolidated financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that will be contained in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q; discuss with the independent registered public accounting firm the auditor’s judgments about the quality and not just the acceptability of accounting principles used to prepare our consolidated financial statements; review our responses to any investigation of the SEC or any national securities exchange on which our shares are listed; review the type of information to be disclosed in our earnings press releases and discuss the earnings press releases; and review any financial information and earnings guidance provided to analysts and rating agencies.

•

Ethical and Legal Compliance—Review the effectiveness of our system for monitoring compliance with laws and regulations; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (including procedures for receiving and handling complaints on a confidential and anonymous basis); and evaluate and handle any complaints submitted to or reported to the Audit Committee.

•

Other Responsibilities—Discuss and evaluate our guidelines and policies regarding risk assessment and risk management; discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures; and review our litigation, government investigation and legal compliance matters that could have a significant impact on our financial statements.

The Audit Committee held eight meetings during fiscal 2012.

CORPORATE GOVERNANCE

Classified Business Oversight Committee

The current members of the Classified Business Oversight Committee are John J. Hamre (Chair), John P. Jumper and A. Thomas Young. The responsibilities of the Classified Business Oversight Committee are set forth in its charter and include periodically reviewing and making recommendations to our Board of Directors and management concerning:

•	policies, processes, procedures, training and risk review activities applicable to our classified business activities;

•

regular reports from our Special Projects Committee, comprised of management and outside experts in intelligence and security, regarding classified programs involving special operational or reputational risks;

•	reports from management on particular classified projects involving significant performance, financial or reputational risks; and

•	other classified business issues that the Board or management would like the Committee to review.

The Classified Business Oversight Committee held four meetings during fiscal 2012.

Ethics and Corporate Responsibility Committee

The current members of the Ethics and Corporate Responsibility Committee are Anita K. Jones (Chair), France A. Córdova, Jere A. Drummond and John P. Jumper. The responsibilities of the Ethics and Corporate Responsibility Committee are set forth in its charter and include:

•	reviewing and making recommendations regarding the ethical responsibilities of our employees and consultants under our administrative policies and procedures;

•

reviewing and assessing our policies and procedures addressing the resolution of conflicts of interest involving us, our employees, officers and directors, or their immediate family members, including related party transactions, and addressing any potential conflict of interest involving us and a director or an executive officer;

•	reviewing the adequacy of, and any requests for waivers under, our Code of Ethics for Principal Executive Officer and Senior Financial Officers;

•

reviewing and establishing procedures for the receipt, retention and treatment of complaints regarding violations of our policies, procedures and standards related to ethical conduct and legal compliance;

•	reviewing and evaluating the effectiveness of our ethics, compliance and training programs and related administrative policies; and

•

reviewing our policies and practices in the areas of corporate responsibility including, the safety and protection of the environment, charitable contributions and such political, social and environmental issues that may affect our business operations, performance, public image or reputation.

The Ethics and Corporate Responsibility Committee held four meetings during fiscal 2012.

Finance Committee

The current members of the Finance Committee are Louis A. Simpson (retiring Chair), Thomas F. Frist, III (incoming Chair), Lawrence C. Nussdorf, Edward J. Sanderson, Jr., and A. Thomas Young. The responsibilities of the Finance Committee are set forth in its charter and include periodically reviewing and making recommendations to our Board of Directors and management concerning:

•	our capital structure, including the issuance of equity and debt securities, the incurrence of indebtedness, payment of dividends, stock repurchases and related matters;

•

financial projections (including any financial guidance) and general financial planning, including cash flow and working capital management, capital budgeting and expenditures, tax planning and compliance and related matters;

•	mergers, acquisitions and strategic transactions;

•	proposed offers for the purchase or acquisition of all or substantially all of our stock or assets;

•	investor relations programs and policies;

•	the funding status of the defined-benefit plan of one of our international subsidiaries and the overall financial impact of our benefit plans; and

•	any other transactions or financial issues that the Board or management would like the Committee to review.

The Finance Committee held eight meetings during fiscal 2012.

CORPORATE GOVERNANCE

Human Resources and Compensation Committee

The current members of the Human Resources and Compensation Committee are Edward J. Sanderson, Jr. (Chair), France A. Córdova, Miriam E. John and Harry M.J. Kraemer, Jr. The Board of Directors has determined that each of the members of the Human Resources and Compensation Committee is independent for purposes of our Corporate Governance Guidelines. The responsibilities of the Human Resources and Compensation Committee are set forth in its charter and include:

•	determining the compensation of our Chief Executive Officer and reviewing and approving the compensation of our other executive officers;

•	exercising all rights, authority and functions reserved to them under all of our stock, retirement and other compensation plans;

•	approving and making recommendations to the Board of Directors regarding non-employee director compensation;

•	preparing an annual report on executive compensation for inclusion in our Proxy Statement or Annual Report on Form 10-K in accordance with the rules and regulations of the SEC; and

•	periodically reviewing our Human Resources strategy, policies and programs.

In the exercise of its responsibilities, the Human Resources and Compensation Committee may delegate such of its authorities and responsibilities as the Committee deems proper to members of the Committee or to a subcommittee. The Committee’s processes and procedures for the consideration and determination of executive compensation are discussed in further detail under “Compensation Discussion and Analysis” below. The Human Resources and Compensation Committee held eight meetings during fiscal 2012.

Role of Independent Consultant

The Human Resources and Compensation Committee has retained Frederic W. Cook & Co., as its independent compensation consultant to assist the Committee in evaluating executive compensation programs and in setting executive officer compensation. The consultant only serves the Committee in an advisory role and does not decide or approve any compensation actions. The consultant reports directly to the Committee and does not perform any services for management. The consultant’s duties include the following:

•	reviewing our total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness;

•	reviewing our overall executive compensation program and advising the Committee on evolving best practices;

•	providing independent analyses and recommendations to the Committee on executive officers’ compensation and new programs that management submits to the Committee for approval; and

•	reviewing the Compensation Discussion and Analysis for our Proxy Statement;

The consultant interacts directly with members of management only on matters under the Committee’s oversight and with the knowledge and permission of the Committee.

Compensation Committee Interlocks and Insider Participation

None of the members of our Human Resources and Compensation Committee has, at any time, been an officer or employee of ours. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Human Resources and Compensation Committee.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Jere A. Drummond (Chair), John J. Hamre, Miriam E. John, Anita K. Jones (incoming member) Louis A. Simpson (retiring member) and A. Thomas Young. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent for purposes of our Corporate Governance Guidelines. The responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter and include:

•	evaluating, identifying and recommending director nominees, including nominees proposed by stockholders;

•	reviewing and making recommendations regarding the composition and procedures of the Board of Directors;

•	making recommendations regarding the size, composition and charters of the Board’s committees;

•	reviewing and developing long-range plans for our Chief Executive Officer and management succession;

CORPORATE GOVERNANCE

•

developing and recommending to the Board of Directors a set of corporate governance principles, including recommending an independent director to serve as non-executive Chair of the Board or as Lead Director; and

•	developing and overseeing an annual self-evaluation process of the Board of Directors and its committees.

The Nominating and Corporate Governance Committee held four meetings during fiscal 2012.

Director Nominations Process

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, the criteria for board membership described on page 10 and our current and future needs.

To the extent that vacancies on the Board of Directors are anticipated or otherwise arise, the Committee prepares a target candidate profile and develops an initial list of director candidates identified by the current members of the Board, business contacts, community leaders and members of management. The Committee may also retain a professional search firm to assist it in developing a list of qualified candidates, although the Committee has not utilized the services of such firms to date. The Nominating and Corporate Governance Committee would also consider any stockholder recommendations for director nominees that are properly received.

The Committee then screens and evaluates the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and Board membership criteria and provides the Board of Directors with its recommendations. The Board of Directors then considers the recommendations and votes on whether to nominate the director candidate for election by the stockholders at the annual meeting or to appoint the director candidate to fill a vacancy on the Board.

Stockholder Nominations

Any stockholder may nominate a person for election as a director by complying with the procedures set forth in our bylaws. Under Section 3.03 of our bylaws, in order for a stockholder to nominate a person for election as a director, such stockholder must give timely notice to our Corporate Secretary prior to the meeting at which directors are to be elected. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. (If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such annual meeting, whichever occurs later).

Such stockholder’s notice must include certain information as provided in Section 3.03 of our bylaws about the nominee, the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the nominee, the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. In addition, the notice must contain certain information about the stockholder proposing to nominate that person. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Mandatory Retirement Policy

The Board has adopted a standard retirement age of 75 for independent directors and 65 for employee directors. It is the general policy of the Nominating and Corporate Governance Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age. The Board of Directors granted an exemption to allow John P. Jumper to remain on the Board after assuming the position of our Chief Executive Officer.

Director Compensation

The Board of Directors uses a combination of cash and stock-based incentives to attract and retain qualified candidates to serve as directors. In determining director compensation, the Board of Directors considers the significant amount of time required of our directors in fulfilling their duties, as well as the skill and expertise of our directors. The Human Resources and Compensation Committee periodically reviews director compensation with the assistance of independent compensation

CORPORATE GOVERNANCE

consultants and recommends to the Board of Directors the form and amount of compensation to be provided. The director compensation described below represents the total compensation received by our directors for their service as directors for both SAIC and Science Applications.

The following is a summary of the compensation that we provide to our non-employee directors:

Cash Compensation. Our directors receive a cash retainer for their service on the Board of Directors. For fiscal 2012, our directors were paid an annual retainer of $50,000 and the Chair of each committee of the Board was paid an additional annual retainer of $10,000, except for the Chair of the Audit Committee who was paid an additional annual retainer of $15,000. The non-executive Chair of the Board also receives an additional annual retainer of $160,000. In addition to the cash retainers, non-employee directors also received $2,000 for each meeting of the Board and committee they attended. We also reimburse our directors for expenses incurred while attending meetings or otherwise performing services as a director.

Equity Compensation. Directors receive annual equity awards under our equity incentive plan. For fiscal 2012, each of our directors received equity awards valued at approximately $150,000, of which two-thirds was in the form of restricted shares of common stock and one-third was in the form of stock options. These equity awards vest on the later of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. If a director retires due to our mandatory retirement policy, the director’s equity awards continue to vest as scheduled and options remain exercisable for the remainder of the option term.

Deferral Plans. The directors are eligible to defer all or any portion of their cash retainers or fees or certain equity compensation into our Keystaff Deferral Plan or Key Executive Stock Deferral Plan, or both. These plans are described in further detail under the caption “Executive Compensation—Nonqualified Deferred Compensation” below.

Stock Ownership Guidelines and Policies. The Board of Directors believes that its members should acquire and hold shares of our stock in an amount that is meaningful and appropriate. To encourage directors to have a material investment in our stock, the Board has adopted stock ownership guidelines that call for directors to hold shares of our stock with a value of at least five times the amount of the annual cash retainer within three years of joining the Board. All of our directors met this requirement in fiscal 2012. In addition to these ownership guidelines, our directors are also subject to policies that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations or may create an appearance of impropriety. Our policy requires directors to obtain preclearance from our General Counsel for all transactions in our securities.

The following table sets forth information regarding the compensation paid to our directors for service in fiscal 2012:

Name (1)	Fees earned or paid in cash ($) (3)	Stock awards ($) (4)	Option awards ($) (5)	Total ($)
France A. Córdova	102,000	100,014	50,000	252,014
Jere A. Drummond	150,000	100,014	50,000	300,014
Thomas F. Frist, III	116,000	100,014	50,000	266,014
John J. Hamre	108,000	100,014	50,000	258,014
Miriam E. John	108,000	100,014	50,000	258,014
Anita K. Jones	172,000	100,014	50,000	322,014
John P. Jumper (2)	112,000	100,014	50,000	262,014
Harry M. J. Kraemer, Jr.	169,000	100,014	50,000	319,014
Lawrence C. Nussdorf	126,000	100,014	50,000	276,014
Edward J. Sanderson, Jr.	136,000	100,014	50,000	286,014
Louis A. Simpson	122,000	100,014	50,000	272,014
A. Thomas Young	274,000	100,014	50,000	424,014

(1)	Walter P. Havenstein, our former Chief Executive Officer, is not included in this table because he received no additional compensation for his services as a director.

(2)	John P. Jumper became our President and Chief Executive Officer in March 2012 after the end of fiscal 2012.

CORPORATE GOVERNANCE

(3)	Amounts in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director for annual retainer fees, committee and/or chair fees and meeting fees. The directors are eligible to defer such cash fees into our Keystaff Deferral Plan and Key Executive Stock Deferral Plan. Director fees that are deferred into the Key Executive Stock Deferral Plan result in stock units of equal value based on the closing sales price of our common stock on the second business day of the calendar quarter. In fiscal 2012, the following directors deferred the following amounts and received the following number of stock units in our Key Executive Stock Deferral Plan:

Name	Amount deferred ($)	Stock units received upon deferral of fees (#)
Jere A. Drummond	60,000	4,555
John J. Hamre	108,000	8,072
Miriam E. John	108,000	7,921
Harry M. J. Kraemer, Jr.	169,000	12,694
A. Thomas Young	215,500	16,198

(4)	Amounts in this column reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For fiscal 2012, each of our non-employee directors received 5,911 restricted shares of our common stock. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, see Note 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K as filed with the SEC on March 27, 2012.

At the end of fiscal 2012, the following non-employee directors held the following number of unvested stock awards and the following number of unvested stock units in our Key Executive Stock Deferral Plan:

Name	Unvested stock awards	Unvested stock units
France A. Córdova	—	5,911
Jere A. Drummond	5,911	—
Thomas F. Frist, III	5,911	—
John J. Hamre	—	5,911
Miriam E. John	—	5,911
Anita K. Jones	5,911	—
John P. Jumper	5,911	—
Harry M. J. Kraemer, Jr.	—	5,911
Lawrence C. Nussdorf	5,911	—
Edward J. Sanderson, Jr.	5,911	—
Louis A. Simpson	5,911	—
A. Thomas Young	—	5,911

(5)	Amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Option awards granted to directors in fiscal 2009 and after vest on the later of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. Option awards granted to directors prior to fiscal 2009 vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively.

During fiscal 2012, our non-employee directors were each issued options to purchase 13,810 shares of our common stock, with a grant date fair value of approximately $50,000. At the end of fiscal 2012, our non-employee directors held vested and unvested options to purchase the following number of shares of our common stock:

Name	Aggregate shares subject to outstanding options
France A. Córdova	51,937
Jere A. Drummond	61,021
Thomas F. Frist, III	38,715
John J. Hamre	61,021
Miriam E. John	60,826
Anita K. Jones	61,021
John P. Jumper	60,826
Harry M. J. Kraemer, Jr.	61,021
Lawrence C. Nussdorf	32,493
Edward J. Sanderson, Jr.	61,021
Louis A. Simpson	61,021
A. Thomas Young	61,021

CORPORATE GOVERNANCE

Related Party Transactions

The Board of Directors has adopted written policies and procedures for the review and approval of transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of five percent or more of our outstanding capital stock and members of their immediate families. The Board of Directors has delegated to the Ethics and Corporate Responsibility Committee the authority to review and approve the material terms of any proposed related party transaction. If a proposed related party transaction involves a non-employee director or nominee for election as a director and may be material to a consideration of that person’s independence, the matter is also considered by the Chair of the Board of Directors and the Chair of the Nominating and Corporate Governance Committee.

In determining whether to approve or ratify a related party transaction, the Ethics and Corporate Responsibility Committee considers, among other factors it deems appropriate, the potential benefits to us, the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. In deciding to approve a transaction, the Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related party. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Human Resources and Compensation Committee. If a related party transaction will be ongoing, the Ethics and Corporate Responsibility Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Ethics and Corporate Responsibility Committee will review and assess ongoing relationships with the related party on at least an annual basis to determine whether they are in compliance with the Committee’s guidelines and that the related party transaction remains appropriate.

We engage in transactions and have relationships with many entities, including educational and professional organizations, in the ordinary course of our business. Some of our directors, executive officers or their immediate family members may be directors, officers, partners, employees or shareholders of these entities. We carry out transactions with these firms on customary terms. There were no transactions during fiscal 2012 in which any related party had a direct or indirect material interest.

Communications with the Board of Directors

Any interested party may communicate with the Chair of the Board and the Chairs of our Audit, Ethics and Corporate Responsibility, Human Resources and Compensation, and Nominating and Corporation Governance Committees on Board-related issues by sending an e-mail to:

•	boardchair@saic.com;

•	auditchair@saic.com;

•	compensationchair@saic.com;

•	governancechair@saic.com; or

•	ethicschair@saic.com.

You may also write to them or to any other director, the independent directors as a group, or the Board of Directors generally at the following address:

SAIC, Inc.

Attention: Corporate Secretary

1710 SAIC Drive, MS 3-5-9

McLean, VA 22102

Relevant communications will be forwarded to the recipients noted in the communication. Communications sent to the Board of Directors or the independent directors as a group will be forwarded to the Chair of the Board.

PROPOSAL 2—MERGER OF SAIC, INC. AND SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

We are seeking the approval of our stockholders for the merger of SAIC with and into its wholly-owned subsidiary, Science Applications International Corporation.

Background and Purpose

SAIC is a holding company with one directly owned operating subsidiary, Science Applications, and no other current operations. Science Applications was formed in 1969. In October 2006, in connection with becoming a publicly-traded company, Science Applications completed a reorganization merger in which it became a wholly-owned subsidiary of SAIC, after which SAIC completed an initial public offering of its common stock. All of SAIC’s business is conducted through Science Applications, which provides scientific, engineering, systems integration and technical services and solutions in the areas of defense, health, energy, infrastructure, intelligence, surveillance, reconnaissance and cybersecurity to all agencies of the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, state and local government agencies, foreign governments and customers in select commercial markets. SAIC’s only significant asset, other than intercompany receivables, is all of the outstanding capital stock of Science Applications. SAIC’s common stock is currently publicly held and, at present, SAIC has no other class of common stock or preferred stock outstanding. The principal executive officers of SAIC and Science Applications are located at 1710 SAIC Drive, McLean, Virginia 22102, telephone number (703) 676-4300.

Management believes that the current holding company structure is no longer necessary and that its elimination is expected to (i) simplify corporate administration, (ii) reduce administrative expense, (iii) clarify the capital structure of the company and its subsidiaries, and (iv) result in less confusion among investors, customers, suppliers and others regarding the relationship between SAIC and Science Applications. Management now proposes to merge SAIC with and into Science Applications (the “Merger”), with Science Applications as the surviving corporation. The name of the surviving corporation will remain “Science Applications International Corporation.” Following the Merger, Science Applications’ financial position and capitalization will be identical in all material respects to that of SAIC before the Merger and the operations of Science Applications will be the same as the operations of Science Applications before the Merger.

The Board of Directors has reviewed the terms of the Merger and declared the Agreement and Plan of Merger between SAIC and Science Applications (the “Merger Agreement”) to be advisable and in the best interests of SAIC and its stockholders.

As a result of the Merger, SAIC will no longer exist and stockholders will own a number of shares of Science Applications’ common stock equal to the number of shares of SAIC common stock they held prior to the Merger having exactly the same rights and privileges as the SAIC common stock prior to the Merger.

Summary of Merger

Some important points about the Merger are as follows:

1.	The Merger will result in no change in the operations, business or management of Science Applications.

2.	There will be no change in the state of incorporation, as each participant in the Merger is a Delaware corporation.

3.	The certificate of incorporation and bylaws of Science Applications immediately after the Merger will be identical to SAIC’s certificate of incorporation and bylaws immediately prior to the Merger. Therefore, Science Applications will have the same authorized capital stock as SAIC with the same rights and privileges as SAIC had immediately prior to the Merger. As a result, there will be no change in the proportionate ultimate ownership interests in the surviving corporation.

4.	Science Applications will have the same directors and the same executive officers and management as SAIC had immediately prior to the Merger. The composition of the committees of the Board of Directors of Science Applications, including the Audit Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee of Science Applications will be the same as that of SAIC immediately prior to the Merger.

5.	At the time of the Merger, all outstanding shares of SAIC’s common stock will be converted on a one-for-one basis into identical shares of Science Applications’ common stock having exactly the same rights and privileges. Science Applications’ authorized preferred stock will have exactly the same rights and privileges as the SAIC’s authorized Preferred Stock had immediately prior to the Merger. No exchange of stock certificates will be required as a result of the Merger.

6.	At the time of the Merger, Science Applications will assume and continue SAIC’s 2006 Employee Stock Purchase Plan and 2006 Equity Incentive Plan without any material modification and each outstanding award relating to the shares of common stock granted pursuant to the 2006 Equity Incentive Plan will be converted into an award of the same number of shares of Science Applications’ common stock, with the same terms, rights and conditions as the corresponding SAIC award or option. Assuming the proposed amendments to the 2006 Equity Incentive Plan described in Proposal 3 is approved, Science Applications will also assume and continue such plan as amended.

PROPOSAL 2—MERGER OF SAIC, INC. AND SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

7.	Following the Merger, Science Applications will be publicly-held and will continue as a reporting company under Section 13 of the Exchange Act. We expect that Science Applications’ common stock will be listed on the New York Stock Exchange under the same ticker symbol as SAIC, “SAI.”

8.	Davis Polk & Wardwell LLP, special tax counsel to SAIC and Science Applications, has issued an opinion that, based upon certain factual representations of SAIC and Science Applications, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, stockholders will not recognize any gain or loss for U.S. federal income tax purposes upon the conversion of their shares of SAIC common stock into Science Applications common stock in the Merger and will have the same adjusted tax basis in, and holding period for, their shares of Science Applications common stock immediately after the merger as the stockholders had in the shares of SAIC common stock immediately prior to the Merger. Neither SAIC nor Science Applications will recognize gain or loss as a result of the Merger. It is a condition to the Merger that Davis Polk & Wardwell LLP confirm its opinion as of the closing date of the Merger.

9.	The Merger is expected to be effective as soon as practicable following stockholder approval at SAIC’s annual meeting.

10.	On a consolidated basis, the revenue, net income, total assets and total liabilities of the SAIC immediately prior to the Merger will be identical to the revenue, net income, total assets and total liabilities of Science Applications immediately after the Merger.

Conditions to Merger

The Merger is subject to the following conditions:

1.	Approval of the Merger as provided for in the Merger Agreement by the holders of a majority of the outstanding shares of SAIC’s common stock, which is being solicited by this Proposal 2;

2.	Approval for listing on the New York Stock Exchange of Science Applications’ common stock;

3.	Determination by the Chief Executive Officer of SAIC that the Merger is in the best interests of SAIC;

4.	Absence of an injunction or pending litigation relating to the Merger;

5.	Receipt by SAIC and Science Applications of an opinion from counsel regarding the U.S. federal income tax treatment of the Merger; and

6.	Receipt of all consents, approvals and authorizations required to be obtained prior to the consummation of the Merger.

Merger Procedure

The proposed Merger will be accomplished according to the terms of the Merger Agreement. The summary of significant features of the Merger contained in this proxy statement is qualified in its entirety by the full text of the Merger Agreement, which is attached as Appendix A and incorporated by reference into this proxy statement.

Pursuant to the Merger Agreement, and subject to the approval of the holders of a majority of outstanding shares of SAIC’s common stock and the fulfillment or waiver of certain other conditions described in the Merger Agreement, each share of SAIC’s common stock outstanding immediately prior to the Merger will automatically be converted into an equivalent number of shares of Science Applications’ common stock. As a result of the Merger, SAIC will be merged with and into Science Applications, with Science Applications as the surviving corporation, and SAIC’s stockholders will become stockholders of Science Applications.

As SAIC’s shares are uncertificated, stockholders who own shares of SAIC common stock will not be required to surrender share certificates for purposes of the Merger. Science Applications shares will also be uncertificated and new certificates representing Science Applications’ common stock will not be issued in connection with the Merger.

Amendment or Termination of the Merger

The Merger Agreement provides that the parties to the Merger (i.e., SAIC and Science Applications) may (i) amend any of the terms of the Merger Agreement, (ii) extend the time for performance of any of the obligations or acts of the parties or (iii) waive compliance with any of the covenants, conditions or agreements contained in the Merger Agreement or any document delivered pursuant to the Merger Agreement before the consummation of the Merger and before or after stockholder approval, provided that any such action will not, in the opinion of the parties thereto, have a material adverse effect on SAIC’s stockholders.

PROPOSAL 2—MERGER OF SAIC, INC. AND SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

Pursuant to its terms, the Merger Agreement may be terminated by the Board of Directors of SAIC and Science Applications at any time prior to the consummation of the Merger, including after the receipt of stockholder approval.

Description of Capital Stock

The following description of the capital stock of SAIC is a summary of certain provisions of SAIC’s certificate of incorporation. The certificate of incorporation of Science Applications will be substantively identical to SAIC’s certificate of incorporation at the time of the Merger. Furthermore, the bylaws of Science Applications will be identical to SAIC’s bylaws at the time of the Merger. The authorized number of shares of each class of capital stock of SAIC (and Science Applications following the Merger), each with a par value of $0.0001 per share, are as follows: (i) 2 billion shares of common stock, and (ii) 10 million shares of preferred stock. The terms and provisions of the capital stock of Science Applications after the Merger will be identical to those of the capital stock of SAIC at the time of the Merger. At this time, there are no shares of preferred stock issued and outstanding and there will be no shares of preferred stock issued and outstanding immediately following the Merger.

Common Stock

SAIC is authorized to issue 2 billion shares of common stock, of which 341,737,161 shares were issued and outstanding as of April 16, 2012. Each stockholder of record is entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Subject to the rights of any series of preferred stock that may come into existence from time to time, the holders of common stock are entitled to share equally, on a per share basis, in any dividends declared by the Board of Directors out of funds legally available for this purpose. Subject to the rights of any series of preferred stock that may come into existence from time to time, holders of common stock are entitled to share equally, on a per share basis, all remaining assets available for distribution to the stockholders in the event of liquidation, dissolution, or winding up. Holders of the common stock do not have any preemptive right to subscribe or purchase additional shares of any class of capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that SAIC (or Science Applications following the Merger) may designate and issue in the future.

Preferred Stock

SAIC has authorized 10 million shares of undesignated preferred stock, of which none were issued and outstanding as of April 16, 2012. Our board of directors has the authority to issue shares of this preferred stock, from time to time, on terms that it may determine, in one or more series, and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each series, and the qualifications, limitations or restrictions of each series, to the fullest extent permitted by Delaware law. The issuance of shares of our undesignated preferred stock could have the effect of decreasing the market price of our common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of common stock. We have no present intention to issue shares of our undesignated preferred stock.

Possible Anti-Takeover Effects of Various Provisions of Delaware Law and SAIC’s Certificate of Incorporation and Bylaws

SAIC’s certificate of incorporation and bylaws contain provisions that may make it more difficult for a third party to acquire control of the company without the approval of the Board of Directors. In addition, provisions of Delaware law may hinder or delay an attempted takeover of the company other than through negotiation with the Board of Directors. These provisions could discourage attempts to acquire the company or remove management even if some or a majority of the stockholders believe this action to be in their best interest, including attempts that might result in stockholders receiving a premium over the market price of their shares of common stock.

Board of Directors. The number of directors on the Board of Directors may only be altered from time to time by resolution of the Board of Directors, within the limits specified in the certificate of incorporation. The bylaws provide that directors may be removed from office by stockholders with or without cause only by the affirmative vote of two-thirds of the total voting power of all outstanding shares entitled to vote at an election of directors. Vacancies, whether because of death, resignation, disqualification, an increase in the size of the Board of Directors, or any other cause may be filled only by a vote of a majority of the remaining directors, although less than a quorum. A director elected by the Board of Directors to fill a vacancy serves until his or her successor is elected and qualified.

Power to Issue Preferred Stock. The Board of Directors has the authority, without further action by the holders of the common stock, to issue shares of preferred stock in such series and with such terms and conditions as the Board of Directors may determine, any or all of which may be greater than the rights of the common stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock or hinder an attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise.

PROPOSAL 2—MERGER OF SAIC, INC. AND SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

Calling of Special Stockholders’ Meetings. SAIC’s bylaws provide that special meetings of stockholders may be called by the Board of Directors, or an authorized committee of the Board. In addition, stockholders owning at least 10% individually, or 25% collectively, of the voting power of SAIC’s outstanding shares may require the corporate secretary to call a special meeting of stockholders by delivering a written request in accordance with and subject to the provisions of the bylaws.

No Stockholder Action by Written Consent. SAIC’s certificate of incorporation prohibits stockholder action by written consent.

Advance Notice Provisions. SAIC’s bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at any annual meeting of stockholders and to bring business before an annual meeting of stockholders. Stockholders must give timely written notice to the corporate secretary, which must include information about the nominee or proposed items of business and certain other information required under the bylaws. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Section 203 of the Delaware General Corporation Law. SAIC is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation’s voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of the company or reducing the price that certain investors might be willing to pay in the future for shares of Common Stock.

Mergers with Related Persons. SAIC’s certificate of incorporation generally requires that mergers and certain other business combinations between SAIC and a related person must be approved by the holders of securities having 80% of the outstanding voting power, as well as by the holders of a majority of the voting power of such securities that are not owned by the related person. A “related person” means any holder of 5% or more of SAIC’s outstanding voting power.

These requirements of our certificate of incorporation do not apply, however, to a business combination with a related person, if the transaction:

•	is approved by our board of directors before the related person acquired beneficial ownership of 5% or more of our outstanding voting power; or

•	is approved by a majority of the members of our board of directors who are not affiliated with the related person and who were directors before the related person became a related person; or

•	involves only us and one or more of our subsidiaries and certain other conditions are satisfied.

Supermajority Provisions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority in voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. SAIC’s certificate of incorporation provides that, under certain circumstances, any amendment of the article related to business combinations requires (1) the vote of at least 80% in voting power of all of the outstanding shares of SAIC stock entitled to vote and (2) the vote of at least a majority in voting power of the outstanding shares of SAIC stock entitled to vote other than shares of voting stock that are beneficially owned by a related person that directly proposed such amendment.

SAIC’s certificate of incorporation requires a two-thirds vote of the stockholders to amend any of the provisions relating to the number of directors, stockholders acting by written consent, the calling of special meetings or any amendment of the bylaws by the stockholders.

Transfer Agent

The transfer agent for the common stock is Computershare Shareowner Services LLC, 480 Washington Blvd., Jersey City, NJ 07310. Computershare will also serve as the transfer agent for Science Applications following the Merger.

Stock Exchange Listing

Following the Merger, Science Applications expects its common stock to be listed on the New York Stock Exchange under the same symbol as SAIC, “SAI.” Accordingly, Science Applications will be a publicly-held, reporting company under Section 13 of the Exchange Act. Approval for listing Science Applications’ common stock on the New York Stock Exchange is a condition precedent to the consummation of the Merger.

PROPOSAL 2—MERGER OF SAIC, INC. AND SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

Dividend Policy

Science Applications will follow SAIC’s dividend policy in effect at the time of the Merger. Accordingly, the payment of any future cash dividends following the Merger will be determined by Science Applications’ Board of Directors in light of conditions then existing, including Science Applications’ earnings, financial condition and capital requirements, restrictions in financing agreements, business conditions, certain corporate law requirements and other factors.

Management

Science Applications will have the same directors and the same executive officers and management as SAIC. The composition of the committees of the Board of Directors of Science Applications, including the Audit Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee will be the same as that of SAIC immediately prior to the Merger.

Debt Structure

Science Applications has fully and unconditionally guaranteed substantially all of SAIC’s outstanding indebtedness (other than trade payables), which includes SAIC’s $450 million principal amount 4.450% Notes due 2020 and $300 million principal amount 5.950% Notes due 2040 (together, the “SAIC Debt Securities”) and any borrowings under SAIC’s amended and restated revolving credit facility maturing in fiscal 2017 (the “SAIC Credit Facility”) (no such borrowings are outstanding as of the date of this proxy statement). In connection with the Merger, Science Applications will (i) assume the obligations of SAIC under the SAIC Debt Securities pursuant to a supplemental indenture to the indenture governing the SAIC Debt Securities and (ii) assume the obligations of SAIC under the SAIC Credit Facility.

In addition, SAIC has fully and unconditionally guaranteed all of Science Applications’ outstanding indebtedness (other than trade payables), which includes its $300 million principal amount 5.5% Notes Due 2033, $550 million principal amount 6.25% Notes Due 2012 and $250 million principal amount 7.13% Notes Due 2032 (the “Science Applications Debt Securities”). By virtue of the Merger, SAIC will be eliminated as a guarantor of the Science Applications Debt Securities at the time of the Merger. The Science Applications Debt Securities will otherwise be unaffected by the Merger.

Stock Incentive and Other Benefit Plans

Science Applications will assume and continue all of SAIC’s stock and other compensation, benefit and incentive plans for employees, retirees, and directors (including, without limitation, the 2006 Equity Incentive Plan and the 2006 Employee Stock Purchase Plan) and will assume all outstanding stock options, restricted stock awards, restricted stock units, performance share awards and other obligations previously granted or incurred under such plans. In connection with the Merger, each of SAIC’s outstanding options to purchase common stock will be converted into an option covering the same number of shares of Science Applications’ common stock, and with the same terms and conditions as the SAIC outstanding option, and all outstanding restricted stock awards, restricted stock units and performance share awards will be payable in the same number of shares of Science Applications’ common stock, with the same terms and conditions as the outstanding SAIC award. There will be no material amendments or modifications to such plans as a result of the Merger. If the amendments to the 2006 Equity Incentive Plan described in Proposal 3 are approved by stockholders at the 2012 Annual Meeting, such plan will be assumed by Science Applications as amended.

A vote in favor of the Merger will also constitute a vote in favor of the assumption and continuation by Science Applications of all of SAIC’s stock and other compensation, benefit and incentive plans approved by SAIC’s stockholders prior to the Merger.

Material U.S. Federal Income Tax Consequences

General

In the opinion of Davis Polk & Wardwell, LLP, counsel to SAIC and Science Applications (“Tax Counsel”), the following are the material U.S. federal income tax consequences of the Merger to holders of SAIC common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this Proxy Statement, all of which may change, possibly with retroactive effect.

This discussion does not address all aspects of U.S. federal income taxation that may be important to a stockholder in light of that stockholder’s particular circumstances or to a stockholder subject to special rules. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Accordingly, we strongly urge each SAIC stockholder to consult his or her own tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences to him or her of the Merger.

PROPOSAL 2—MERGER OF SAIC, INC. AND SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

Tax Opinions

SAIC and Science Applications have received an opinion of Tax Counsel, dated as of the date of this Proxy Statement, that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that SAIC and Science Applications will each be a party to that reorganization within the meaning of Section 368(b) of the Code. It is a condition to the Merger that Tax Counsel confirm its opinion as of the closing date of the Merger (such confirmation, the “closing date opinion”). Neither SAIC nor Science Applications intends to waive this condition.

The opinion of Tax Counsel regarding the Merger has relied, and the closing date opinion will rely, on (1) representations and covenants made by SAIC and Science Applications, including those contained in certificates of officers of SAIC and Science Applications, and (2) specified assumptions, including an assumption regarding the completion of the Merger in the manner contemplated by the Merger Agreement. In addition, the opinion of Tax Counsel has assumed, and Tax Counsel’s ability to provide the closing date opinion will depend on, the absence of changes in existing facts or in law between the date of this Proxy Statement and the closing date of the Merger. If any of those representations, covenants or assumptions is inaccurate, Tax Counsel may not be able to provide the required closing date opinion or the tax consequences of the Merger could differ from those described in the opinion that Tax Counsel has delivered. An opinion of counsel neither binds the Internal Revenue Service (“IRS”) nor precludes the IRS or the courts from adopting a contrary position. Neither SAIC nor Science Applications intends to obtain a ruling from the IRS on the tax consequences of the Merger.

U.S. Federal Income Tax Consequences to SAIC and Science Applications

Neither SAIC nor Science Applications will recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger.

U.S. Federal Income Tax Consequences to Stockholders of the Merger

A stockholder will not recognize any gain or loss upon the conversion of shares of SAIC common stock into shares of Science Applications common stock in the Merger. Such stockholder will have an adjusted tax basis in the shares of Science Applications common stock into which the stockholder’s shares of SAIC common stock converted equal to the adjusted tax basis of the shares of SAIC common stock held by that holder immediately prior to the Merger. The holding period for the Science Applications common stock obtained in the Merger will include the holding period for the SAIC common stock converted thereto.

Reporting Requirements

Generally, each stockholder will be required to retain records pertaining to the Merger including information regarding:

•	the cost or other basis of the stockholder’s shares of SAIC common stock converted into shares of Science Applications common stock pursuant to the Merger; and

•	the fair market value of the Science Applications common stock the U.S. Holder holds following the Merger.

In addition, any stockholder who is a “significant holder” of shares of SAIC common stock will be required to file with its U.S. federal income tax return for the year in which the Merger takes place a statement that sets forth facts relating to the Merger and that includes the basis and fair market value information noted above.

No Appraisal Rights

Under the Delaware General Corporation Law, dissenting stockholders do not have “appraisal rights” when a parent company merges into its own wholly-owned subsidiary. Consequently, a stockholder of SAIC who votes against this proposal does not have a statutory right to demand payment of the “fair value” of his or her stock of SAIC.

Vote Required

Approval of the merger of SAIC with and into its wholly-owned subsidiary, Science Applications, requires the affirmative vote of a majority of the outstanding common stock entitled to vote on the matter.

Recommendation of the Board

The Board of Directors recommends a vote FOR approval of this proposal. If not otherwise specified, proxies will be voted FOR approval of this proposal.

PROPOSAL 3—APPROVAL OF AMENDMENTS TO OUR 2006 EQUITY INCENTIVE PLAN

We are seeking the approval of our stockholders of the amendment and restatement our 2006 Equity Incentive Plan (the “Plan”). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires that stockholders approval the material terms of the Plan at least every five years. The material terms of the Plan were most recently approved by our stockholders at our 2007 annual meeting of stockholders. Therefore, we are asking stockholders to approve the material terms of the Plan to preserve our federal income tax deduction for the performance-based compensation paid under the Plan to senior executives, and also to approve other changes described below this proposal. The proposed material changes are to:

•	reduce the number of shares available for issuance under the Plan,

•	eliminate the “evergreen” share replenishment feature of the Plan,

•	clarify the prohibition against repricing of awards made under the Plan,

•	clarify the definition of “objectively determinable performance conditions” upon which performance-based compensation may be based,

•	eliminate a definition of “change in control;”

•	incorporate a recoupment or “clawback” provision, and

•	extend the term of the Plan through June 15, 2022.

In addition, there are minor changes necessary resulting from the recapitalization of our Class A preferred stock into common stock in 2009 and other non-substantive matters. A copy the Plan, with the proposed changes, is attached as Appendix B to this proxy statement. The Human Resources and Compensation Committee approved these amendments in March 2012, subject to stockholder approval.

The Plan was initially adopted by our Board of Directors in November 2005 and approved by our stockholders in September 2006. In June 2007, the material terms of and certain amendments to the Plan were approved by our stockholders. In May 2008, additional amendments to the Plan were approved by our stockholders. The Plan provides for the grant to our employees, directors, and consultants of stock options, stock appreciation rights (“SARs”), stock awards (including restricted stock, restricted stock units, deferred stock, performance shares and other similar types of awards, including other awards under which recipients are not required to pay any purchase or exercise price, such as phantom stock rights) and cash awards. All equity awards granted under the Plan are granted with respect to shares of our common stock.

Shares Subject to the Plan; Elimination of Evergreen Feature

Originally, the Plan provided for the award of 75,000,000 shares of our capital stock. In addition, the Plan currently has an evergreen feature which provides that the maximum number of shares issuable under the Plan will be cumulatively increased on each February 1 during the term of the Plan by an amount equal to the least of: (i) a number of shares determined by the committee of the Board of Directors administering the Plan; (ii) 30,000,000 shares or (iii) 5% of our outstanding shares of common stock as of the preceding January 31. Finally, the Plan provides that shares retained upon the exercise of a SAR would continue to be available for issuance under the Plan.

The proposed amendments will reduce the number of shares available for issuance under the remaining term of the Plan from approximately 134,000,000 as of January 31, 2012 to 50,000,000, which includes shares underlying awards that are outstanding at the effective time of the amendments. As of January 31, 2012, there were approximately 33,300,000 shares underlying outstanding awards, which would leave 16,700,000 shares remaining available for grant under the Plan assuming the amendments were in effect as of that date. The proposed amendments would also eliminate the “evergreen” share replenishment feature and would eliminate the provision which states that shares retained upon the exercise of a SAR would continue to be available for issuance under the Plan. We believe that these amendments are in the best interests of our stockholders and good corporate governance.

Prohibition Against Repricing Awards

The Plan prohibits us from repricing, reducing or making any similar adjustment which results in the lowering of the exercise price of an option or SAR previously granted under the Plan without the approval of our stockholders, other than in connection with a change in our capitalization. The proposed amendments would clarify that this prohibition includes effectively lowering the exercise price of an option or SAR by cancelling and granting a replacement award having a lower exercise price than the original award, or by paying cash to the holder.

Code Section 162(m) Matters

Section 162(m) of the Code generally limits public companies from deducting certain compensation paid in excess of $1 million to certain of their executive officers during any single year. Under current law, this restriction potentially applies to compensation paid to our Chief Executive Officer and certain other highly compensated executive officers. Certain “performance-based compensation” is specifically exempted from this deduction limit if it meets the requirements of Section 162(m).

PROPOSAL 3—APPROVAL OF AMENDMENTS TO OUR 2006 EQUITY INCENTIVE PLAN

In order for certain forms of compensation to qualify as performance-based compensation, payment under the awards must be contingent upon the achievement of certain performance goals that are established in a manner specified under Section 162(m). Currently, the Plan permits us to issue certain awards that incorporate performance objectives and provides that these performance objectives, which we call “objectively determinable performance conditions,” may be based upon a variety of factors such as net revenue dollars, earnings per share, operating cash flow and others.

The proposed amendments to the Plan would clarify that the following measures may be used in “objectively determinable performance conditions” and that such measures may be expressed in absolute terms or values, in terms of growth or improvement or relative to the performance of one or more comparable companies or an index covering multiple companies and that relate to any of the following, as it may apply to an individual, one or more affiliates, business units, divisions or the whole of the company:

• revenue	• total shareholder return
• earnings per share	• share price growth
• return on assets	• free cash flow
• return on equity	• return on sales
• net order dollars	• operating margins
• net profit	• booking dollars
• operating cash flow	• book-to-bill
• operating income	• headcount
• number of contract bookings	• employee retention
• number of contract awards	• new hires
• profits before tax	• backlog
• earnings before interest, taxes, depreciation and amortization (EBITDA)	• objective customer satisfaction indicators • efficiency measures
• days working capital

We believe that this clarification will provide us with maximum flexibility in designing long and short term incentive programs for our executive officers. If our stockholders do not approve the amendments to the definition of “objectively determinable performance conditions,” we will design and implement incentive programs for our executive officers under the prior definition.

Change in Control

The Plan provides that in the event of a “Fundamental Transaction” where the successor corporation does not assume, convert or replace all outstanding awards or the successor corporation does not substitute equivalent awards or provide substantially similar consideration for such awards, the Board of Directors can take action so that the vesting on all such awards would fully and immediately accelerate or the repurchase rights would fully and immediately terminate so that the awards may be exercised or the repurchase rights terminate before or otherwise in connection with the closing or completion of the Fundamental Transaction. “Fundamental Transaction” is defined as (a) a merger or consolidation in which we are not the surviving corporation (with certain limited exceptions), (b) a merger in which we are the surviving corporation but after which our stockholders immediately prior to such merger cease to own their shares or other equity interest in us, (c) the sale of all or substantially all of our assets, or (d) the acquisition, sale, or transfer of more than 50% of our outstanding shares by tender offer or similar transaction.

In addition, the Plan previously provided that our Board of Directors could specify that other transactions or events which do not constitute a “Fundamental Transaction,” constitute a “Change in Control.” In such event, the Board of Directors could take such action to fully and immediately accelerate the vesting on Awards and/or fully and immediately terminate the repurchase rights and take other similar actions as if such event were a Fundamental Transaction. The proposed amendment would eliminate this provision.

General Information Regarding the Plan

Our Board of Directors believes that equity compensation awards are an important part of our overall compensation program and that the awards are important in retaining and motivating existing personnel. The Plan provides for the grant of stock options (including incentive stock options, as defined in section 422 of the Internal Revenue Code, and nonstatutory stock options), restricted stock, restricted stock units, deferred stock, stock appreciation rights, performance shares and other similar types of awards (including other awards under which recipients are not required to pay any purchase or exercise price, such as phantom stock rights), as well as cash awards. We are authorized to issue awards for shares of our common stock.

PROPOSAL 3—APPROVAL OF AMENDMENTS TO OUR 2006 EQUITY INCENTIVE PLAN

If the proposed amendments to the Plan are approved, 50,000,000 shares (subject to adjustment in the event of a stock split and certain other corporate transactions, as described below) of our common stock would be available to be issued pursuant to awards granted under the Plan (including shares underlying awards that are outstanding as of the effective date of the amendments). In addition, the following shares will continue to be available for issuance under the Plan: (1) shares forfeited or repurchased by us at the original purchase price or less, (2) shares withheld (not issued) upon net exercise of an option, (3) shares issuable upon exercise of awards that expire or become unexercisable for any reason without having been exercised in full or (4) shares not delivered to or surrendered by a holder in consideration for applicable tax withholding.

In addition to the Plan terms described above, other material Plan terms include:

•

the committee administering the Plan has the broad discretionary authority to determine the terms of awards, including the maximum number of shares subject to other stock awards that may be granted to any one participant under the Plan during any fiscal year of the company and the maximum value of any cash awards granted to any participant for any fiscal year under the Plan, in each case subject to the annual limits described above;

•

the following will each be proportionately adjusted to reflect the terms of certain corporate transactions (including stock splits, stock dividends, extraordinary cash dividends and certain other transactions) affecting our capital stock: the number and type of shares available for issuance under the Plan and subject to outstanding awards; the exercise, purchase or repurchase price per share applicable to outstanding awards; and the maximum number of shares that may be granted to one participant pursuant to stock options, SARs and stock awards in a single year; and

•	the Plan will terminate in October 2016 unless stockholders approve this proposal.

Because awards under the Plan depend on the actions of the committee administering the Plan and, with respect to options, SARs and stock awards, the fair market value of our stock at various future dates, it is not possible to determine the actual benefits that employees, officers and directors will receive under such awards. The closing price of a share of our stock on April 26, 2012 was $12.02. For fiscal 2012, our Named Executive Officers and the following groups received the following options, restricted stock, performance shares and cash awards:

	Fiscal 2012 Equity Incentive and Cash Awards
	Stock Options		Restricted Stock		Performance Shares		Cash
Named Executive Officer	Number of Shares Underlying Options	Exercise Price	Dollar Value of Stock Awards	Number of Shares Underlying Stock Awards	Target ($)	Target (# of shares)	($)
Walter P. Havenstein	440,806	$16.92	—	—	1,750,000	103,428	710,000
Mark W. Sopp	176,322	$16.92	—	—	700,000	41,372	340,000
K. Stuart Shea	151,134	$16.92	—	—	600,000	35,461	405,000
Joseph W. Craver, III	151,134	$16.92	—	—	600,000	35,461	360,000
Vincent A. Maffeo	125,945	$16.92	—	—	500,000	29,551	330,000
Executive Officers as a group (excluding the individuals listed above)	340,052	$16.92	—	—	1,350,000	79,790	1,315,000
Non-Executive Directors as a group	165,720	$16.92	1,200,169	70,932	—	—	—
All Employees as a group (excluding the individuals listed above and the executive officers as a group)	2,364,511	various	87,014,620	5,173,681	2,500,000	147,759	78,174,392

Information with respect to our equity compensation plans as of January 31, 2012 is set forth below:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)		Weighted-average exercise price of outstanding options, warrants and rights(b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders (1)	21,291,212	(2)	17.90	(3)	167,384,894	(4)
Equity compensation plans not approved by security holders (5)	—		—		—	(5)

Total	21,291,212		17.90	(3)	167,384,894

(1)	The following equity compensation plans approved by security holders are included in this plan category: the 2006 Equity Incentive Plan and the 2006 Employee Stock Purchase Plan.

PROPOSAL 3—APPROVAL OF AMENDMENTS TO OUR 2006 EQUITY INCENTIVE PLAN

(2)

Represents 450,233 shares of SAIC common stock reserved for future issuance for the expected number of shares of stock to be issued for performance-based stock awards under the 2006 Equity Incentive Plan and 20,840,979 shares of SAIC common stock reserved for future issuance upon the exercise of outstanding options awarded under the 2006 Equity Incentive Plan. Does not include shares to be issued pursuant to purchase rights under the 2006 Employee Stock Purchase Plan.

(3)	Does not include shares to be issued for performance-based stock awards which will not require any payment upon issuance of those shares.

(4)

Represents 33,374,877 shares of SAIC common stock under the 2006 Employee Stock Purchase Plan and 134,010,017 shares of SAIC common stock under the 2006 Equity Incentive Plan. The maximum number of shares initially available for issuance under the 2006 Employee Stock Purchase Plan was 9 million. The 2006 Employee Stock Purchase Plan provides for an automatic increase to the share reserve on the first day of each fiscal year beginning on February 1, 2007 in an amount equal to the lesser of (i) 9 million shares, (ii) two percent of the number of shares of SAIC common stock outstanding on the last day of the immediately preceding fiscal year or (iii) a number determined by the compensation committee of the board of directors. The maximum number of shares initially available for issuance under the 2006 Equity Incentive Plan was 75 million. The 2006 Equity Incentive Plan provides for an automatic increase to the share reserve on the first day of each fiscal year beginning on February 1, 2007 in an amount equal to the lesser of (i) 30 million shares, (ii) five percent of the number of shares of SAIC common stock outstanding on the last day of the immediately preceding fiscal year or (iii) a number determined by the board of directors or compensation committee. Those shares (i) that are issued under the 2006 Equity Incentive Plan that are forfeited or repurchased at the original purchase price or less or that are issuable upon exercise of awards granted under the plan that expire or become unexercisable for any reason after their grant date without having been exercised in full, (ii) that are withheld from an option or stock award pursuant to a company-approved net exercise provision, (iii) that are retained upon exercise of a stock appreciation right or (iv) that are not delivered to or are award shares surrendered by a holder in consideration for applicable tax withholding will continue to be available for issuance under the plan.

(5)

The Stock Compensation Plan and the Management Stock Compensation Plan have not been approved by security holders and are included in this plan category. These plans do not provide for a maximum number of shares available for future issuance.

Other Material Terms of the Plan

Administration. The Plan may be administered by our Board of Directors, a committee of our Board of Directors or a delegated officer or employee in certain circumstances. A description of our equity award grant procedures is included in “Compensation Discussion and Analysis” below.

Eligibility. Nonstatutory stock options, stock awards and cash awards may be granted under the Plan to employees, directors (including non-employee directors) and consultants of the company or its affiliates, including prospective employees, directors and consultants conditioned on their beginning service with us. Incentive stock options may be granted only to our employees or those of our affiliates. The administrator, in its discretion, selects the employees to whom stock options, SARs and other stock awards and cash awards, may be granted, the time or times at which awards are granted and the terms of awards to be granted under the Plan.

Nonassignability of Awards. Stock options, SARs and other stock awards are generally nontransferable prior to the date on which the participant has been issued unrestricted shares of our stock. The administrator does have discretionary authority to permit awards to be transferable in certain limited circumstances.

Termination of Awards. Generally, unless otherwise provided in the award agreement, if an awardee’s service as an employee, consultant or director terminates other than for death or disability or for cause, vested awards will remain exercisable for a period of 90 days following the awardee’s termination, or if earlier, until the expiration of the term of the award. If an awardee’s service as an employee, consultant or director terminates for cause, all of the awardee’s awards will immediately terminate as of the date of termination unless otherwise provided for in the award agreement. Unless otherwise provided for in the award agreement, if an awardee becomes disabled or dies while an employee, consultant or director of the company, the vesting of all of the awardee’s unvested awards will accelerate, and all of the awardee’s awards will be exercisable until the expiration of the term of the award. The administrator has the authority to extend the period of time for which an award is to remain exercisable following an awardee’s termination (taking into account limitations under the Code), but not beyond the expiration of the term of the award, and to permit an award to be exercised with respect to unvested shares.

Adjustments on Changes in Capitalization, Change of Control or Dissolution. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination or reclassification, spin-off, extraordinary cash dividend or similar change to our capital structure (not including a fundamental transaction or change in control), our Board of Directors or Human Resources and Compensation Committee will make appropriate proportionate adjustments to:

•	the number and type of shares available for issuance under the Plan (including the maximum number of shares in the evergreen feature) and subject to outstanding awards;

PROPOSAL 3—APPROVAL OF AMENDMENTS TO OUR 2006 EQUITY INCENTIVE PLAN

•	the exercise, purchase or repurchase price per share applicable to outstanding awards; and

•	the maximum number of shares that may be granted to one participant pursuant to stock options, SARs and stock awards in a single year.

The specific form of any such adjustments shall be determined by the Board of Directors or the Human Resources and Compensation Committee.

The Plan provides that in the event of our merger with or into another corporation, a sale of substantially all of our assets or another change of control transaction as determined by the administrator, the successor entity may assume or substitute all outstanding awards. If the successor entity does not assume or substitute all outstanding awards, the vesting of all awards will accelerate and any repurchase rights on awards will terminate. If a successor entity assumes or substitutes all awards and a participant is involuntarily terminated by the successor entity for any reason other than death, disability or cause within 18 months following the change of control, all outstanding awards of the terminated participant will immediately vest and be exercisable for a period of six months following termination. In the event of a change of control, the vesting of all awards held by our non-employee directors will accelerate.

In the event of a proposed dissolution or liquidation of the company, our Board of Directors may cause awards to fully vest and may cause our repurchase rights to lapse upon completion of the dissolution. In the event of a dissolution or liquidation of the company, all outstanding awards will terminate immediately prior to the dissolution.

Amendment and Termination. The Board may amend, suspend or terminate the Plan. However, we will obtain stockholder approval for any amendment to the Plan to the extent required to comply with applicable laws and New York Stock Exchange listing requirements.

Generally, no action by the Board or stockholders may alter or impair any outstanding award under the Plan without the written consent of the holder of such award. Unless we seek a stockholder-approved extension of the Plan term, awards may be granted under the Plan only until October 16, 2016.

Stock Options

Each option is evidenced by a stock option agreement between us and the optionee and is subject to the following additional terms and conditions. Options are exercisable for our common stock and may be in the form of incentive stock options or nonqualified stock options. The Plan allows the administrator broad discretion to determine the terms of individual options.

Exercise Price. The administrator determines the exercise price of options at the time the options are granted. The exercise price of stock options granted under the Plan may not be less than 100% of the fair market value of the stock subject to the option on the date of grant of the option, provided that the exercise price of an incentive stock option to an employee who is also a greater than 10% stockholder must have an exercise price at least equal to 110% of the fair market value of the stock subject to the option on the date of grant of the option. The Plan defines fair market value as the closing sales price of our common stock on the date prior to the relevant date so long as our stock is traded on an exchange on that prior date.

Exercise of Option; Form of Consideration. The administrator determines when options vest and become exercisable and in its discretion may accelerate the vesting of any outstanding option. Our standard vesting schedule applicable to options granted to employees provides that 20% of the total number of shares subject to the option become vested and exercisable on each of the first, second and third anniversaries of the date of grant and the remaining 40% of the total number of shares subject to the option become vested and exercisable on the fourth anniversary of the date of grant. Options granted to non-employee directors in fiscal 2009 and later vest on the later of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. The means of payment for shares issued upon exercise of an option are specified in each option agreement. The Plan permits payment to be made by cash, check, wire transfer, cancellation of indebtedness, other shares of our stock (with some restrictions), broker assisted same-day sales, in certain circumstances a “net exercise” (delivery of cash or stock for any net appreciation in the shares at the time of exercise over the exercise price) and any other means of consideration permitted by applicable law and the administrator.

Term of Option. The term of an option may be no more than ten years from the date of grant; provided that the term of an incentive stock option may not be more than five years from the date of grant for an optionee who is also a greater than 10% stockholder. No option may be exercised after the expiration of its term. Options currently awarded to employees have a seven-year term.

PROPOSAL 3—APPROVAL OF AMENDMENTS TO OUR 2006 EQUITY INCENTIVE PLAN

Stock Appreciation Rights

Stock appreciation rights are rights to receive cash and/or shares of our stock based on the amount by which the exercise date fair market value of a specific number of shares exceeds the grant date fair market value of the exercised portion of the right. The specific terms and conditions applicable to a SAR will be provided in an individual award agreement. The grant or vesting of a SAR may, but need not, be made contingent on the achievement of objectively determinable performance conditions (as described above). To date, we have not granted any SARs under the Plan.

Stock Awards

The Plan permits us to grant a variety of stock awards (including awards having no exercise or purchase price or having an exercise or purchase price that is less than the fair market value of our stock as of the date of grant of the award, such as phantom stock rights). Restricted stock grants are awards of a specific number of shares of our stock. Restricted stock units represent a promise to deliver shares of our stock or an amount of cash or property equal to the value of the underlying shares at a future date. Deferred stock is a grant of shares of our stock that are distributed in the future upon vesting. Performance shares are rights to receive amounts, denominated in cash or shares of our stock, based upon our or a participant’s performance during the period between the date of grant and a pre-established future date.

Each stock award is generally evidenced by a stock award agreement between us and the participant. The Plan allows the administrator broad discretion to determine the terms of individual stock awards. Each stock award agreement may contain provisions such as the following: (1) the number and type of shares subject to the stock award, (2) the purchase price of the shares, if any, and the means of payment for the shares, (3) the performance criteria (including the objectively determinable performance conditions (as described above)), if any, and level of achievement versus the criteria that will determine the number of shares granted, issued, retainable and vested, as applicable, (4) the terms, conditions and restrictions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the administrator, (5) restrictions on the transferability of the stock award and (6) further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the administrator. Shares may be granted under the Plan as stock awards without requiring the participant to pay us an amount equal to the fair market value of the stock subject to the award as of the award grant date in order to acquire the award shares.

Cash Awards

Cash awards may be granted either alone, in addition to or in tandem with other awards granted under the Plan. A cash award granted under the Plan may be made contingent on the achievement of objectively determinable performance conditions (as described above). A cash award may also contain other terms, conditions or restrictions, such as the following: (1) the target and maximum amount payable to the participant as a cash award, (2) the level of achievement versus the criteria that will determine the amount of the payment, (3) restrictions on the alienation or transfer of the cash award prior to actual payment, (4) forfeiture provisions and (5) further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the administrator. Nothing in the Plan prevents us from granting cash awards outside of the Plan to any individual. We intend to make cash awards under the Plan that qualify as performance-based compensation under the requirements of Section 162(m) of the Code. We may, and likely will, from time to time grant cash awards not intended to qualify as performance-based compensation outside of the Plan.

U.S. Federal Income Tax Consequences of Awards

THE FOLLOWING IS A GENERAL SUMMARY OF THE TYPICAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OTHER AWARDS UNDER THE PLAN. IT DOES NOT DESCRIBE STATE OR OTHER TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OTHER AWARDS.

Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the excess (if any) of the fair market value of the stock at exercise over the exercise price is treated as an item of income for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Alternative minimum tax is an alternative method of calculating the income tax that must be paid each year, which includes certain additional items of income and tax preferences and disallows or limits certain deductions otherwise allowable for regular tax purposes. Alternative minimum tax is payable only to the extent that the alternative minimum tax exceeds “ordinary” federal income tax for the year (computed without regard to certain credits and special taxes).

Upon a disposition of the shares acquired on exercise of an incentive stock option more than two years after grant of the option and one year after exercise of the option, the optionee will recognize long-term capital gain or loss equal to the difference between the sale price and the exercise price. If a disposition occurs before either of the holding periods are satisfied, referred to as a disqualifying disposition, then (1) if the sale price exceeds the exercise price, the optionee will recognize capital gain equal to the excess, if any, of the sale price over the fair market value of the shares on the date of exercise and will recognize ordinary income equal to the difference, if any, between the lesser of the sale price or the fair market value of the shares on the exercise date and the exercise price; or (2) if the sale price is less than the exercise price,

PROPOSAL 3—APPROVAL OF AMENDMENTS TO OUR 2006 EQUITY INCENTIVE PLAN

the optionee will recognize a capital loss equal to the difference between the exercise price and the sale price. We are not entitled to a federal income tax deduction in connection with incentive stock options, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition (unless limited by Section 162(m) of the Code).

An optionee does not recognize any taxable income when a nonstatutory stock option is granted. Upon the exercise of a nonstatutory option with respect to vested shares, the optionee has taxable ordinary income (and unless limited by Section 162(m), we are entitled to a corresponding deduction) equal to the option spread on the date of exercise. Any taxable income recognized in connection with exercise of a nonstatutory option by an employee of ours is subject to tax withholding. Upon a disposition of stock acquired upon exercise of a nonstatutory option, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long the stock was held, on any difference between the sale price and the exercise price, to the extent not recognized as taxable income on the date of exercise. We may allow nonstatutory options to be transferred subject to conditions and restrictions imposed by the administrator; special tax rules may apply on a transfer.

In the case of both incentive stock options and nonstatutory options, special federal income tax rules apply if our common stock is used to pay all or part of the option exercise price, and different rules than those described above will apply if unvested shares are purchased on exercise of the option.

In September 2005, the IRS issued proposed regulations under Section 409A of the Code, which imposes significant new requirements with respect to nonqualified deferred compensation plans and arrangements. The types of compensatory arrangements affected by this new law are broad and include options to purchase preferred stock. The IRS issued final regulations under Section 409A in April 2007.

Stock Awards. Stock awards will generally be taxed in the same manner as nonstatutory stock options. However, shares issued under a restricted stock award are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the shares will be forfeited in the event that the participant ceases to provide services to us and are nontransferable. If a stock award is subject to a substantial risk of forfeiture, the participant will not recognize ordinary income at the time the award shares are issued. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture.

The employee may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within 30 days of the share issuance date) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of such issuance, and the capital gain holding period commences on the date of issuance.

The ordinary income on a stock award recognized by an employee will be subject to tax withholding. Unless limited by Section 162(m), we are entitled to deduct the same amount as and at the time the employee recognizes ordinary income.

Cash Awards. Upon receipt of cash, the recipient will have taxable ordinary income, in the year of receipt, equal to the cash received. Any cash received will be subject to tax withholding. Unless limited by Section 162(m) of the Code, we will be entitled to a tax deduction in the amount and at the time the recipient recognizes compensation income.

Accounting Treatment

Based on Accounting Standards Codification 718—Compensation—Stock Compensation, we recognize compensation expense in an amount equal to the fair value on the date of grant of all stock options under the Plan. The total compensation expense is based on the number of option shares multiplied by the grant date fair value of an option. We use the Black-Scholes valuation model to measure fair value of option grants. In addition, we recognize compensation expense for other awards under the Plan. In general, the expense associated with each award is recognized over the requisite service period, generally the vesting period.

Vote Required

The affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter is required to approve the proposal. Broker “non-votes” have no effect on the outcome of the proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the amendments to our 2006 Equity Incentive Plan.

PROPOSAL 4—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We urge stockholders to read our Compensation Discussion and Analysis (CD&A) beginning on page 33, which describes in detail how we seek to closely align the interests of our named executive officers with the interests of our stockholders. As described in the CD&A, our compensation programs are designed to:

•

pay for performance by tying a substantial majority of an executive’s compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term stockholder value and position the company for long-term success;

•	provide the same types of benefits for executives as other employees, with no special or supplemental pension, health or death benefits for executives;

•	target total direct compensation at approximately the median among companies with which we compete for executive talent;

•	enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results, or if an executive is involved in misconduct;

•	require our executives to own a significant amount of SAIC stock;

•	avoid incentives that encourage unnecessary or excessive risk-taking; and

•	compete effectively for talented executives who will contribute to our long-term success.

The Human Resources and Compensation Committee and the Board of Directors believe that these programs and policies are effective in implementing our pay for performance philosophy and achieving its goals. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you, as a stockholder, the opportunity to advise whether or not you approve of our executive compensation program and policies by voting on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related material.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in the CD&A and Executive Compensation sections of this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our Board of Directors or the Human Resources and Compensation Committee of the Board of Directors. Our Board values the opinions of our stockholders. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Human Resources and Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Vote Required

The affirmative vote of a majority of the shares present or represented either in person or by proxy and entitled to vote is required to approve this Proposal 4. Broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote. This advisory vote on executive compensation is non-binding on the Board of Directors.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides important information on our executive compensation program and in the executive compensation tables that follow. In this proxy statement, the term “named executive officers” means the executive officers named in the executive compensation tables. In this CD&A, the “Committee” refers to the Human Resources and Compensation Committee of the Board of Directors of SAIC and Science Applications, which is responsible for overseeing the compensation program for all of our executives.

Executive Summary

Our Pay for Performance Philosophy

Our executive compensation program is designed to align the interests of senior management with stockholders by tying a significant majority of their potential compensation to the achievement of performance goals or stock price appreciation through annual incentive bonuses, stock options and performance-based equity awards. Each year the Committee establishes performance targets for the annual incentive program and performance share program that require the achievement of significant financial results. At the end of each year (or three-year performance period), the Committee assesses actual performance against these financial targets. While the Committee believes that financial performance should be the most significant driver of compensation, other factors that drive long-term value for stockholders are also considered as part of our annual cash incentive program, including factors contributing to a top-tier workplace environment, improvements in efficiency and effectiveness, and winning key business opportunities. Ultimately, the amount of compensation awarded to executives is determined based on performance and what the Committee believes is in the best interests of stockholders.

For fiscal 2012, the Committee continued its practice of awarding a significant majority of total target compensation to the named executive officers in the form of performance-based incentive compensation, with only a small portion of the total potential compensation being provided in the form of base salary. Only 17% of total target compensation for our Chief Executive Officer, Mr. Havenstein, was base salary, while the remaining 83% was linked directly to performance. For our other named executive officers, between 74% and 78% of their targeted compensation was tied to performance.

Business Environment, Performance and Impact on Compensation in Fiscal 2012

We generate the vast majority of our revenues from contracts with the U.S. government, particularly the Department of Defense. Accordingly, our business performance is subject to changes in the overall level of U.S. government spending, especially national security and defense spending, and the alignment of our service and product offerings and capabilities with current and future budget priorities of the U.S. government. The U.S. government deficit and budget situation has created increasing pressure on our government customers to hold or reduce spending, which impacted our ability to grow our business in fiscal 2012. In addition, our fiscal 2012 financial results were negatively impacted by significant, non-recurring, loss provisions in the third and fourth quarters relating to the settlement of investigation matters. As a result of these challenges, our financial performance did not meet the targets set by the Committee for our fiscal 2012 annual cash incentive program or for the three-year period ending in fiscal 2012 for our performance share award program, and therefore actual cash incentive payouts were below target and no performance share payouts were made.

We believe that the pay-for-performance alignment of our executive compensation programs is reflected in the compensation program and decisions described in this CD&A, including the following outcomes:

•	Our annual cash incentive program paid out well below target for fiscal 2012, with active named executive officers receiving, on average, payouts equal to 64% of target;

•

The performance share awards for the performance period ending in fiscal 2012 lapsed with no payout because we did not meet the threshold levels for three-year growth in diluted earnings per share from continuing operations or three-year operating margin growth;

•

Options awarded in fiscal 2012 which, on average, comprised approximately 30% of our named executive officers’ total reported compensation, will have no realizable value unless our stock price appreciates by at least 34% from the closing price the last day of fiscal 2012; and

•	All others options held by our executive officers had no accrued value as of the date of this proxy statement.

Compensation Governance

Other aspects of our compensation program are intended to further align our executives’ interest with stockholders. These include:

•	total compensation for executives targeted at competitive market median levels;

•	stock ownership guidelines that require executive officers to accumulate and hold SAIC shares with a value of at least five times their base salary;

COMPENSATION DISCUSSION AND ANALYSIS

•

a “clawback” policy that permits the Committee to recover incentive compensation if there is a material restatement of our financial results for any reason, or if the executive was involved in misconduct;

•	an annual compensation risk assessment to identify incentives that could lead to excessive risk-taking;

•	no special or supplemental pension, health or death benefits for executives; and

•

a “double-trigger” for change in control benefits, meaning that no benefits are paid solely due to a change in control (an executive’s employment must be terminated following a change in control to receive benefits).

Stockholder Advisory Vote and Future Modifications to our Compensation Program

At our last annual stockholders’ meeting in June 2011, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 94% of stockholder votes cast in favor of our 2011 say-on-pay resolution. As we evaluated our compensation practices throughout fiscal 2012, we were mindful of the support our stockholders expressed for our pay for performance compensation philosophy. As a result, in fiscal 2012, the Committee did not make significant changes to our overall approach to executive compensation, with an emphasis on short- and long-term incentive compensation, targeted at competitive market median levels with a substantial majority of total compensation based on achievement of performance goals designed to deliver value for our stockholders.

While we believe that last year’s advisory vote affirms stockholders’ support of our approach to executive compensation, the Committee determined that changes to the long-term component of our executive compensation program were appropriate to more effectively incentivize senior management and aid retention of key managers. For fiscal 2013, given the recent uncertainty in the government contracting environment which reduces our ability to develop accurate three year forecasts, we have modified our performance share program for fiscal 2013 to provide for three one-year performance periods rather than a single three-year performance period. As with our prior performance share awards, shares will only be issued at the end of the third year and only to the extent that the performance targets have been achieved. The Committee also decided to add restricted stock units to the mix of long-term incentive awards, replacing a portion of the award value previously granted as stock options, for executives based on market practice and to assist in retention. These awards are subject to a financial performance target which, if achieved at the end of the first year, will then convert to a time-based vesting schedule under which the restricted stock units will vest at the rate of 20% on each of the first through third anniversaries and 40% on the fourth anniversary. The equity compensation mix for fiscal 2013 consists of 50% performance shares, 25% restricted stock units and 25% stock options.

Our stockholders also expressed a preference for an annual advisory vote on executive compensation, in accordance with our Board’s recommendation. Accordingly, the Board determined that we will hold an annual advisory stockholder vote on the compensation of our named executive officers until the next say-on-pay frequency vote.

Elements and Objectives of Our Compensation Program

Under the direction of the Committee, we provide the following principal elements of compensation to our executive officers:

Base Salary. Consistent with our philosophy of tying pay to performance, our executives receive a relatively small percentage of their overall compensation in the form of base pay. In order to effectively attract and retain talented executives, we provide a fixed base salary to our executive officers based on their level of responsibility, expertise, skills, knowledge and experience and on competitive peer company data.

Variable Incentive Compensation. We use a combination of cash and equity incentive awards to foster and reward performance in key areas over different timeframes. Our annual cash incentive awards are based upon performance against predetermined goals for the fiscal year, to encourage and reward contributions to our annual financial, operating and strategic objectives. We provide medium- and long-term equity incentive awards to our executive officers to motivate them to stay with us and build stockholder value through their future performance. Because these equity awards are intended to help motivate our executive officers to stay with us and to continue to build future stockholder value, the Committee generally does not consider an executive officer’s current stock or option holdings in making additional awards.

COMPENSATION DISCUSSION AND ANALYSIS

The following chart summarizes the relevant performance measures and time frames used to assess our variable pay elements for fiscal 2012:

Other Benefits. We also provide our executive officers with benefits generally available to other employees, such as participation in our health, benefit and retirement programs. Our executive officers are also entitled to certain benefits if their employment is terminated following a change in control.

Considerations in Determining Direct Compensation

In determining the amounts of direct compensation (salary, annual and long-term incentives) to be awarded to our executive officers, the Committee considers the company’s overall performance, the performance of operating units under the executive officer’s management, individual performance as measured against performance goals and criteria, and comparative market data for our compensation peer group. The Committee reviews and approves the amounts of direct compensation to be provided to our executive officers for each fiscal year. At the beginning of each fiscal year, the Committee reviews and approves:

•	the amount of base salary to be provided for the upcoming year;

•	the payout range for the cash incentive awards that may be earned for the year and the performance goals and criteria upon which the amounts of the awards will be determined;

•

the payout range for performance share awards that may be earned for the three-year performance period beginning in that fiscal year and the performance goals and criteria upon which the amounts of the awards will be determined; and

•	the mix and amount of equity incentive awards to be granted to our executive officers.

In approving payout ranges, the Committee determines a threshold level of performance that must be achieved in order to receive a minimum payout and also establishes a maximum payout amount. Upon completion of each fiscal year, the Committee approves the payment, if any, of cash incentive awards and issuance of performance shares that are based upon the achievement of the predetermined performance goals and criteria for the year or three-year performance period just completed.

Company and Operational Group Performance

Our overall performance (or a combination of company and group performance for executive officers with operational responsibilities) determines 80% of the amount of any cash incentive awards to be paid upon completion of the fiscal year. Amounts are principally determined based upon the company’s or group’s achievement of financial and operating objectives set at the beginning of the fiscal year, but the Committee retains the discretion to reduce the payouts when appropriate.

Individual Performance

Individual performance is a key factor in setting base salaries, and individual contributions to the achievement of our enterprise goals determine 20% of the amount of any cash incentive awards to be paid upon completion of the fiscal year. For fiscal 2012, one-half of individual performance objectives for the named executive officers were tied to quantitative measures of employee retention improvement. In determining base salaries, the Committee reviews a performance assessment for each of our executive officers, as well as compensation recommendations provided by the Chief Executive Officer and the Executive Vice President for Human Resources. The Committee also considers market data and recommendations provided by its independent compensation consultant. Executive officers do not propose their own compensation. In addition, the Committee considers whether the executive officer has achieved predetermined objectives applicable to his or her organization, his or her individual contributions and other leadership accomplishments. The individual

COMPENSATION DISCUSSION AND ANALYSIS

performance goals consist of objectives relating to matters such as employee engagement and development, customer satisfaction and retention, business development in strategic areas and certain other financial and operating goals.

Assessing Chief Executive Officer Performance

In determining compensation for our Chief Executive Officer, the Committee meets in executive session and evaluates his performance based on his achievement of performance objectives that were established and agreed upon at the beginning of the fiscal year. Formal input is received from the independent directors and senior management. The Committee also considers the Chief Executive Officer’s leadership contributions towards the company’s performance, including financial and operating results, development and achievement of strategic objectives, progress in building capability among the senior management team and corporate governance leadership, as well as market data and recommendations provided by the Committee’s independent compensation consultant. The Committee determines the Chief Executive Officer’s compensation and then reviews his evaluation and compensation with the Board’s independent directors. The Chair of the Board and the Chair of the Committee then present the Committee’s evaluation and compensation determination to the Chief Executive Officer. The Chief Executive Officer does not propose his own compensation.

Comparable Market Compensation

The Committee compares the amount of direct compensation we provide to that provided by companies with whom we compete for executive talent with similar roles and responsibilities. To assist with this effort, the Committee asks its independent compensation consulting firm, Frederic W. Cook & Co., to review and benchmark each element of direct compensation (including salary and cash and equity incentives) we provide to our executive officers.

For fiscal 2012, Frederic W. Cook & Co. compared each element of direct compensation we provide to our Chief Executive Officer, Chief Financial Officer and certain other members of senior management against that provided by other publicly-traded engineering, information technology, consulting and defense companies, which we refer to as our “compensation peer group.” The compensation peer group for fiscal 2012, which is the same as the peer group for fiscal 2011, consisted of the following companies:

• Accenture, Ltd.	• Fiserv, Inc.	• Rockwell Collins, Inc.
• Automatic Data Processing, Inc.	• General Dynamics Corporation	• Synnex Corporation
• Computer Sciences Corporation	• L-3 Communications Holdings, Inc.	• Unisys Corporation
• CGI Group, Inc.	• Raytheon Company	• URS Corporation

This compensation peer group is periodically reviewed and updated. It consists of companies that we believe have similar revenues and industry focus to ours, as well as companies against which we compete for talent and stockholder investment. The compensation peer group is structured so that no company within the survey has annual revenues greater than three times or less than approximately one-third of ours. For comparison purposes for fiscal 2012, our annual revenues were at approximately the 57th percentile of the revenues of the compensation peer group. For fiscal 2013, the Committee has decided to eliminate Automatic Data Processing, Inc., Fiserv, Inc., and Synnex Corporation from the compensation peer group and to add AECOM Technology Corporation, Exelis Inc., Harris Corporation, Jacobs Engineering Group Inc., KBR, Inc. and Northrop Grumman Corporation. These changes are a result of our periodic assessment to ensure that our compensation peer group remains comprised of similarly situated companies in view of the evolving nature of our business and the competitive landscape.

In addition to the compensation peer group, Frederic W. Cook & Co. also reviewed multiple broad-based third-party surveys and compiled information for the Committee’s consideration regarding compensation that other comparably-sized companies provide to their chief executive officer, chief financial officer and other members of senior management. For our Group Presidents, we compare the compensation we provide against compensation received by managers of operating units or subsidiaries of similar size to our groups.

The Committee considers this survey data and analysis when evaluating appropriate levels of direct compensation. To be competitive in the market for our executive-level talent, we generally will:

•

target overall compensation for our executive officers at the market median, although the actual cash incentive awards paid will vary based on operating performance and may therefore generate compensation that is higher or lower than the market median; and

•	award higher levels of compensation, when appropriate, in recognition of the importance or uniqueness of the role of an executive officer or to address retention concerns.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Decisions for Fiscal 2012

Compensation Mix

The chart below depicts each principal element of targeted compensation as a percentage of total targeted direct compensation for our named executive officers for fiscal 2012.

As indicated above, base salary represents a small portion of overall compensation compared to performance-based cash and equity incentive awards. The allocation of a meaningful portion of overall compensation to cash incentive awards demonstrates the Committee’s belief that a substantial portion of total compensation should reflect the actual achievement of predetermined individual and company goals. The allocation of a majority of compensation in the form of stock option and performance share awards reflects the principle that a substantial portion of total compensation should be delivered in the form of equity awards in order to align the interests of our executive officers with those of our stockholders. We believe that a combination of performance share awards and stock options provides an appropriate balance of medium and long-term incentives. The various amounts of compensation provided to our named executive officers for fiscal 2012 are set forth in more detail in the tables in this Proxy Statement under the caption “Executive Compensation.” The allocation of performance share awards and stock options in the chart above are based on the grant date fair value as disclosed in the Grants of Plan-Based Awards table. The actual value of these awards will be based on future financial performance and our stock price.

Base Salary

In approving the fiscal 2012 base salaries for our named executive officers and other executive officers, the Committee considered its independent consultant’s analysis of pay levels among the compensation peer group and survey data which indicated that base salaries for our executive officers were, on average, at approximately competitive median levels, although each executive officer may have a base salary above or below the median of the market. Actual individual salary amounts also reflect the Committee’s judgment with respect to each executive officer’s responsibility, performance, experience and other factors, including internal equity considerations, the individual’s historical compensation and any retention concerns. The Committee reviews executive officers’ base salaries annually or at the time of promotion or a substantial change in responsibilities based on the criteria described above. Our Chief Executive Officer, Mr. Havenstein, did not receive an increase in base salary for fiscal 2012. Our other named executive officers received increases in base salary of approximately 2% to 7% over the prior year to reflect individual performance and remain competitive with median levels of compensation at companies with which we compete for talent.

Annual Cash Incentive Awards

We provided cash incentive awards to our executive officers in fiscal 2012, the amounts of which depended upon the achievement of specific financial, operating and individual performance goals approved by the Committee. In the first quarter of fiscal 2012, the Committee approved the threshold, target and maximum bonus amounts for the cash incentive awards and the performance goals and criteria upon which the amounts of the awards would be determined. Following the end of fiscal 2012, the Committee approved the payment of cash incentive awards based upon performance against the predetermined goals and criteria.

Target and Maximum Cash Incentive Awards. For fiscal 2012, the Committee set the target amount of the cash incentive award at 130% of base salary for the Chief Executive Officer and approximately 100% of base salary for all other named executive officers.

The actual amount of the cash incentive award paid was based upon the extent to which performance under each of the criteria met, exceeded or was below target. Award levels were structured to range from 0% to 150% of the target amount for all performance criteria. However, to the extent that performance was less than 80% as measured against our performance goals, no bonus amount would be paid with respect to such performance criteria.

COMPENSATION DISCUSSION AND ANALYSIS

For our named executive officers, the target and maximum bonus amounts for the fiscal 2012 cash incentive awards and the amounts of the awards actually earned by the officers, were as follows:

	Target Award	Maximum Award	Actual Award	Actual Award as a % of Target
Walter P. Havenstein, Chief Executive Officer	$1,300,000	$1,950,000	$710,000	55%
Mark W. Sopp, Chief Financial Officer	595,000	892,500	340,000	57%
K. Stuart Shea, Group President	510,000	765,000	405,000	79%
Joseph W. Craver, III, Group President	500,000	750,000	360,000	72%
Vincent A. Maffeo, General Counsel	560,000	840,000	330,000	59%

The actual cash incentive awards paid to the named executive officers for fiscal 2012 were below the targeted award amounts because we did not fully achieve the targeted level of performance for all of the goals established by the Committee at the beginning of the year. The targeted achievement levels and actual performance for each of the key measures are described below.

Performance Goals for Cash Incentive Awards. The actual amount of the cash incentive award to be paid upon completion of fiscal 2012 was determined based upon the achievement of financial and other corporate and individual performance goals set at the beginning of the fiscal year. Revenue and operating income were used as financial goals because they most directly align with our growth strategy and we believe they generally are strongly correlated with potential stockholder value. We use average days working capital to measure how efficiently we use our working capital relative to the size of our business and operating units. We believe that individual contributions to our other enterprise goals contribute to the achievement of our financial goals over time and that a 20% weighting for these goals is appropriate to encourage individual efforts in an array of areas that should ultimately lead to improved financial performance for the company. Because the financial goals are considered the most important factors and annual performance is objectively measurable, we weigh these goals more heavily at 80%.

The performance measures, their relative weightings, the targeted achievement levels and actual performance for fiscal 2012 were:

		Weighting	Target	Actual	Award Level (1)
80% Financial Goals (1)	Revenue	30%	$11.48 billion	$10.59 billion	84.5%
	Operating Income (2)	45%	$922 million	$311 million	0%
	Average Days Working Capital (3)	25%	47 days	45.8 days	105.6%
20% Other Strategic and Individual Goals	Employee Retention Improvement (4)	10%	1.8%	0.6%	70%
	Individual Contributions (5)	10%

(1)

Award amounts for the Chief Executive Officer, Chief Financial Officer, General Counsel and other corporate-level are determined by reference to our consolidated financial information. Award amounts for Group Presidents are determined by reference to both the financial results of their respective Groups and our consolidated financial information, weighted equally, to encourage a balanced focus on group and company-wide goals. Award levels for financial goals range from 60% to 150% of the target payout amount based on corresponding achievement levels from ranging from 80% to 125% for each performance goal, interpolated on a straight-line basis. No award is paid with respect to a performance goal for which the achievement level is below the 80% threshold level.

(2)	For Group Presidents, a portion of this weighting is based on Group-level profit before taxes.

(3)

Determined by dividing total working capital at quarter-end by average daily sales during the quarter. Goals and payouts are based on the average of quarter-end days working capital for the four fiscal quarters.

(4)

Our targeted voluntary employee turnover rate was set at 1.8% lower than the prior year’s actual rate, representing a significant targeted improvement (decline) in voluntary employee turnover. The potential award levels ranged from 0% to 150% based on the variance from the target rate, with each 1% increase from the target rate resulting in a 25% decrease in the award level and vice versa. For example, a turnover rate 2% lower (better) than target would result in a maximum payout at the 150% level, a turnover rate 2% higher than target would result in a payout at the 50% level and a turnover rate 4% higher than target would result in no payout for the retention element of the program.

(5)	Employee engagement and development, customer satisfaction and retention, business development in strategic areas and certain other financial and operating goals.

COMPENSATION DISCUSSION AND ANALYSIS

Determination of Cash Incentive Award Amounts. Following the end of fiscal 2012, the Committee reviewed financial and individual performance during the year and approved the cash incentive award payments to be made to each of our executive officers, including the named executive officers. In evaluating fiscal 2012 financial performance and employee retention, the Committee reviewed actual performance compared to targeted performance levels and determined that:

•	consolidated revenue was below the targeted performance level, but exceeded the threshold performance level (80% of target) required to earn a partial payout with respect to that performance measure;

•	consolidated operating income was below the threshold performance level (80% of target) required to earn a payout with respect to that performance measure;

•	consolidated average days working capital slightly exceeded the target performance level; and

•	voluntary employee turnover improved over the prior year, but was still below the target performance level.

In analyzing individual performance, the Committee reviewed the individual’s level of achievement and also considered input from the Chief Executive Officer with respect to the degree of success and the difficulty of achieving the individual performance goals. Ultimately, weighted average scores for such financial and other corporate and individual objectives were determined and applied against the target bonus applicable to such objectives to determine a formula-based bonus amount. This resulted in cash incentive awards for the named executive officers of between 55% and 79% of targeted levels as indicated in the table on page 38 and reported in the Summary Compensation Table.

Long-Term Incentive Awards

The amounts of these awards are determined based on market data and vary based upon an executive officer’s position and responsibilities.

Stock Options. Approximately 50% of the targeted total value of equity awards granted to our named executive officers in fiscal 2012 was comprised of stock options. These options vest 20% of the shares at the end of each of the first three years and 40% of the shares at the end of the fourth year and expire at the end of the seventh year. The objective of these awards is to link rewards to the creation of stockholder value over a longer term and aid in employee retention with a vesting schedule weighted toward the end of the option term. We believe that stock options motivate our executives to build stockholder value because they may realize value only if our stock appreciates over the option term.

Performance Share Awards. Approximately 50% of the targeted total value of equity awards granted to our named executive officers in fiscal 2012 was in the form of performance share awards that may result in shares being issued depending on the company’s achievement of specific financial performance goals over the three-year performance period covering fiscal year 2012 through fiscal year 2014. The number of shares that will ultimately be issued can range from 0% to 150% of the target number of shares. If cumulative performance over the three-year period is below the threshold level of performance, no shares will be issued. The objective of these awards is to reward targeted financial performance over a three-year period.

Target and Maximum Performance Share Awards. In the first quarter of fiscal 2012, the Committee approved the threshold, target and maximum performance share award amounts, which are set forth in the “Grants of Plan-Based Awards” table on page 45, and approved the performance goals and criteria upon which the actual payout amounts of the awards would be determined. The threshold amounts represented 50% of the value of the target number of shares and the maximum amounts represented 150% of the value of the target number of shares. The actual value of any awards received will depend on the value of SAIC common shares at the time they are earned and issued to participants.

Performance Goals for Performance Share Awards. Performance for the three-year performance period covering fiscal year 2012 through fiscal year 2014 will be measured against two metrics:

•	three-year growth in diluted earnings per share from continuing operations, expressed in dollars; and

•	internal revenue growth, expressed as a compound annual growth rate over a three-year period.

The number of shares to be issued will be based on performance against separate targets for each measure , and each performance measure is equally weighted. The payout for each performance measure will be determined by the performance level achieved for each measure at the end of the three-year period.

We use diluted earnings per share as a performance metric for our performance share awards because it is a key measure of profitability followed by our stockholders and market analysts and it also reflects share dilution management and non-recurring items. It encourages control of tax expense and includes the dilutive or accretive effect of acquisitions. We use internal revenue growth because it encourages growth of the business without regard to diluted shares outstanding and non-recurring items. We believe that an equal weighting provides an appropriate balance between these measures.

COMPENSATION DISCUSSION AND ANALYSIS

Recently Completed Performance Period (Fiscal 2010–2012)

There were no payouts in fiscal 2012 for the performance share awards covering the three-year performance period from fiscal 2010 through fiscal 2012 because the threshold level of performance was not achieved for either of the two performance measures. The table below outlines the performance measures, threshold and target for the fiscal 2010—2012 performance share awards:

	Threshold	Target	Actual	Payout
Three-year growth diluted earnings per share from continuing operations, expressed as a compound annual growth rate	7%	13%	Below Threshold	None
Three-year operating margin growth, expressed in basis points (bps)	40 bps	60 bps	Below Threshold	None

Other Benefits Provided in Fiscal 2012

In addition to the elements of direct compensation described above, we also provide our executive officers with the following benefits:

Health and Welfare Benefits

Our executive officers are entitled to participate in all health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits. We believe that these health and welfare benefits are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent.

Retirement Benefits

Our executive officers are entitled to participate in the same defined contribution retirement plan that is generally available to all of our eligible employees. We make matching contributions to eligible participants’ retirement plan accounts based on a percentage of the first 6% of their “eligible compensation” under applicable rules. The average amount of contributions we made to the retirement plan accounts of our named executive officers in fiscal 2012 was approximately $12,000. The Committee believes that this retirement program permits our executives to save for their retirement in a tax-effective manner.

On February 29, 2012, Walter P. Havenstein retired as our Chief Executive Officer. In connection with his retirement, in recognition of his service to the company and assistance in ensuring a successful transition, the Committee approved the following benefits:

•	a lump sum payment equal to his base salary prorated from the retirement date through January 31, 2013;

•

a cash incentive award for fiscal 2012 and for fiscal 2013 (prorated based on his term of service during the fiscal year) to be determined based on the achievement of the pre-established performance criteria for the applicable year;

•	vesting of the remaining unvested portion of the restricted stock awards and stock option awards granted to him in September 2009 as an inducement to join our company.

Mr. Havenstein’s vested options have an exercise price of $17.71 are only exercisable for 90 days following his retirement, and do not have any accrued value as of the date of this proxy statement. In addition, Mr. Havenstein forfeited all other equity or equity-based awards subsequently granted to him that were scheduled to vest after the retirement date. As part of the agreement, Mr. Havenstein agreed to a covenant not to compete and release of claims and reaffirmed his existing confidentiality, compensation disgorgement and non-solicitation obligations.

Deferred Compensation Plans

To provide other tax-deferred means to save for retirement, we maintain certain deferred compensation plans that allow eligible participants to elect to defer all or a portion of any cash or certain equity incentive awards granted to them under our cash incentive or stock plans. We make no contributions to named executive officers’ accounts under these plans. In addition, we maintain a deferred compensation plan that allows eligible participants to elect to defer a portion of their eligible salary. We make a matching contribution to participants who have received a reduced company matching contribution in the SAIC Retirement Plan due to the participant’s deferral of salary into this plan. Vested deferred balances under the plans will generally be paid upon retirement or termination. These plans are described in more detail under “Nonqualified Deferred Compensation” beginning on page 47.

Perquisites and Personal Benefits

We generally do not provide perquisites and personal benefits to our executive officers that are not otherwise available to other employees. In fiscal 2011, in connection with our hiring of Vincent A. Maffeo as our General Counsel, the Committee approved relocation benefits, not to exceed $625,000, to cover costs incurred by Mr. Maffeo to relocate closer to our

COMPENSATION DISCUSSION AND ANALYSIS

corporate headquarters. These benefits include closing costs and commissions relating to the sale and purchase of a home, moving and storage of household goods, temporary living expenses and a gross-up for any additional tax liability in connection with such relocation benefits. Mr. Maffeo used $91,125 of his relocation allowance in fiscal 2012.

Other Policies and Considerations

Assessment of Risks in our Compensation Programs

In fiscal 2012, the Committee directed management to undertake a risk assessment of our compensation programs and asked Frederic W. Cook & Co., the Committee’s independent compensation consultant, to review the assessment. In conducting the assessment, we reviewed our pay practices and incentive programs to identify any potential risks inherent in our compensation programs. We also reviewed the risks facing the company and evaluated whether our compensation practices and programs could be expected to increase or help mitigate these risks. The finding of the assessment, with which the Committee concurred, was that our compensation programs are effectively designed to help mitigate excessive risk-taking that could harm our value or reward poor judgment by our executives or other employees. The factors considered in reaching this conclusion include:

•	short-term incentive measures are balanced among different financial measures, with targets that are intended to be achievable upon realistic levels of performance;

•	significant weighting towards long-term incentive compensation promotes long-term decision making and discourages short-term risk taking;

•	maximum payouts are capped at levels that do not reward excessive risk-taking;

•	goals are based on company and group performance measures, which mitigates excessive risk-taking within any particular business unit;

•	our compensation recoupment policy allows us to recover compensation based on financial results that are subsequently restated or if fraud or intentional misconduct is involved; and

•	our stock ownership guidelines encourage a long-term perspective.

Equity Award Grant Practices

The Committee is responsible for the administration of our equity incentive plans. In advance of each fiscal year, the Committee predetermines the dates on which equity awards will be granted during the following fiscal year to new and existing employees, including our executive officers. These grant dates are selected to occur after the dates we anticipate releasing our annual and quarterly financial results. We generally grant equity incentive awards to our directors, executive officers and all other eligible employees on an annual basis shortly after we announce our financial results for the recently completed fiscal year. In addition to these annual grants, the Committee predetermines four quarterly dates on which any additional equity incentive awards may be made to eligible executive officers or other employees in connection with a new hire, for retention purposes or otherwise. The equity award grant dates for fiscal 2012 were fixed by the Committee in December 2010 and the grant dates for fiscal 2013 were fixed by the Committee in December 2011. The Committee approves all equity awards made to our directors and executive officers.

The exercise price of any option grant is determined by reference to the fair market value of the shares on the grant date, which our 2006 Equity Incentive Plan defines as the closing sales price of our common stock on the NYSE on the previous trading day.

Stock Ownership Guidelines and Policies

We encourage our employees to own our stock so that they are motivated to maximize our long-term performance and stock value. Under stock ownership guidelines we have established, our named executive officers are required to accumulate and maintain stockholdings in an amount of our stock with a value at least equal to five times their base salary. Because they must hold all SAIC shares acquired under our equity incentive programs until they meet this ownership requirement, which we expect will take several years, we do not have specific time-based holding periods following the exercise of stock options or vesting of other equity awards. In addition to these ownership guidelines, we have also established policies for our executive officers that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations and also create an appearance of impropriety. For example, with respect to our securities, our executive officers are not permitted to engage in any short sales or any trading in puts, calls or other derivatives on an exchange or other organized market. In addition, our executive officers are required to obtain preclearance from our General Counsel for all transactions in our securities.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Recoupment Policy

Under our compensation recoupment policy, the Committee may require members of senior management to return incentive compensation if there is a material restatement of the financial results upon which the incentive compensation was originally based. If the Committee determines that recovery is appropriate, the company will seek repayment of the difference between the incentive compensation paid and the incentive compensation that would have been paid, if any, based on the restated financial results.

The policy also provides for recovery of incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of our financial results. In such a situation, the Committee would exercise its business judgment to determine what action it believes is appropriate under the circumstances.

We may seek to recover the applicable amount of compensation from incentive compensation paid or awarded after the adoption of the policy, from future payments of incentive compensation, cancellation of outstanding equity awards and reduction in or cancellation of future equity awards. In cases of fraud or misconduct, we may also seek recovery from incentive compensation paid or awarded prior to the adoption of the policy.

Post-Employment Benefits

We do not maintain a defined benefit or other supplemental retirement plan that would entitle our executive officers to receive company-funded payments if they leave the company.

Upon certain terminations of employment, including death, disability, retirement or a change in control, our named executive officers may be eligible for continued vesting of equity awards on the normal schedule or accelerated vesting in full or on a pro rata basis, depending on the nature of event and the type of the award. The purpose of these provisions is to protect previously earned or granted awards by making them available following the specified event. Because these termination provisions are contained in our standard award agreements for all recipients and relate to previously granted or earned awards, we do not consider these potential termination benefits as a separate item in compensation decisions for our named executive officers. Our long-term incentive plans do not provide for additional benefits or tax gross-ups. For more information about potential post-employment benefits, see “Executive Compensation—Potential Payments Upon Termination or a Change in Control” beginning on page 48.

Potential Change in Control and Severance Benefits

We maintain severance protection agreements with our executive officers that would provide them with payments and benefits if their employment is involuntarily terminated following an acquisition of our company as further described in this Proxy Statement under “Executive Compensation—Potential Payment Upon a Change in Control.” We believe that these agreements provide an important benefit to us by helping alleviate any concern the executive officers might have during a potential change in control of our company and permitting them to focus their attention on our business. In addition, we believe that these agreements are an important recruiting and retention tool, as many of the companies with which we compete for talent have similar arrangements in place for their senior management.

These severance protection agreements renew for successive one-year terms each year, unless either the Committee or an executive officer to which the agreement applies decides not to extend the term of the agreement before October 31st of the prior year. This annual term permits the Committee to regularly review the amount of benefits that would be provided to our executive officers in connection with a change in control and to consider whether to continue providing such benefits.

Tax Deductibility of Executive Compensation

We generally attempt to provide compensation that is structured to maximize favorable tax benefits for us. Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1,000,000 paid in any one year to the Chief Executive Officer and the three other most highly compensated named executive officers (other than our Chief Financial Officer). Qualified performance-based compensation will not be subject to this deduction limit if certain requirements are met.

The Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) in designing and implementing our compensation programs and arrangements. As indicated above, at least 90% of our target cash incentive awards and all of our performance share award payouts are determined based upon the achievement of certain predetermined financial performance goals under a stockholder-approved plan, which is intended to permit us to deduct such amounts pursuant to Section 162(m).

COMPENSATION DISCUSSION AND ANALYSIS

While we will continue to monitor our compensation programs in light of Section 162(m), the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company and our stockholders. As a result, the Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of our company and our stockholders.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

France A. Córdova

Miriam E. John

Harry M.J. Kraemer, Jr.

Edward J. Sanderson, Jr. (Chair)

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers for service to SAIC and its subsidiaries, including Science Applications, during fiscal 2012 and, if applicable, fiscal 2011 and 2010, whether or not such amounts were paid in such year:

Name and principal position	Year (1)	Salary ($) (2)	Stock awards ($) (3)	Option awards ($) (3)	Non-equity incentive plan compensation ($) (4)	All other compensation ($) (5)	Total ($)
Walter P. Havenstein (6) Former Chief Executive Officer	2012	1,000,000	1,750,000	1,870,208	710,000	14,847	5,345,055
	2011	1,000,000	1,693,607	1,381,683	1,077,750	—	5,153,040
	2010	346,154	4,981,789	1,475,867	1,250,000	—	8,053,810

Mark W. Sopp Executive Vice President and Chief Financial Officer	2012	604,321	700,000	748,081	340,000	16,030	2,408,432
	2011	566,923	609,700	497,405	520,000	14,792	2,208,820
	2010	547,115	600,000	533,315	560,000	13,605	2,254,035

K. Stuart Shea (7) Group President	2012	537,721	600,000	641,216	405,000	14,769	2,198,706
	2011	505,997	508,089	414,505	428,000	15,190	1,871,781
	2010	484,473	500,000	444,110	504,000	15,851	1,948,434

Joseph W. Craver, III Group President	2012	507,327	600,000	641,216	360,000	125	2,108,668
	2011	483,758	508,089	414,505	405,000	—	1,811,352
	2010	455,192	500,000	444,110	500,000	—	1,899,302

Vincent A. Maffeo (8) General Counsel	2012	558,461	500,000	534,347	330,000	108,912	2,031,720
	2011	349,038	500,008	500,003	500,000	74,566	1,923,615

(1)	Compensation is provided only for fiscal years for which each individual qualified as a named executive officer.

(2)	This column includes amounts paid in lieu of accrued and unused comprehensive leave time.

(3)

These columns reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). Values for awards subject to performance conditions are computed based upon the probable outcome of the performance conditions as of the grant date of the award. All of the awards shown in the “Stock awards” column in the above table are subject to performance conditions. Assuming the highest level of the performance conditions is achieved, the value of the 2012 awards in the “Stock Awards” column as of the grant date would be as follows: Mr. Havenstein, $2,625,000; Mr. Sopp, $1,050,000; Mr. Shea and Mr. Craver, $900,000 each; and Mr. Maffeo, $750,000. The awards shown in the “Option awards” column are not subject to performance conditions. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, please refer to Note 10 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 27, 2012.

(4)

Amounts shown in this column represent the actual amounts paid to the named executive officers under our cash incentive award program for performance in fiscal 2012. The threshold, target and maximum payouts are shown in the “Grants of Plan-Based Awards” table under the column headed “Estimated future payouts under non-equity incentive plan awards.”

(5)

Amounts shown in this column primarily represent matching contributions that we made on behalf of our named executive officers in the SAIC Retirement Plan. Amounts for Mr. Maffeo also include payments or reimbursements for relocation costs of $57,342 and $37,365, in fiscal 2012 and 2011, respectively, and payments or reimbursements for taxes on imputed income associated with the relocation benefits of $33,783 and $23,003, in fiscal 2012 and 2011, respectively.

(6)

Mr. Havenstein joined SAIC as Chief Executive Officer on September 21, 2009 and retired on February 29, 2012. As an inducement to join SAIC as our Chief Executive Officer, we agreed to issue equity awards to Mr. Havenstein comprised of stock options, performance share awards and restricted stock having an aggregate value equivalent to the value of the equity awards of his former employer that he forfeited as a result of joining SAIC. The aggregate replacement value was determined to be $6.46 million, which is reflected in the “stock awards” and “option awards” columns for fiscal 2010.

(7)	Mr. Shea became our Chief Operating Officer in March 2012. He served as Group President during each fiscal year included in the Summary Compensation Table.

(8)	Mr. Maffeo joined SAIC as General Counsel on June 7, 2010 and therefore the amount in the “Salary” column reflects a partial year of service in fiscal 2011.

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table sets forth information regarding the cash and equity incentive awards made to our named executive officers in fiscal 2012 pursuant to our 2006 Equity Incentive Plan, including any portion of such awards deferred into our Key Executive Stock Deferral Plan and Keystaff Deferral Plan:

Name	Award type	Grant date	Approval date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other option awards; number of securities underlying options (3) (#)	Exercise or base price of option awards (4) ($/share)	Closing market price on date of grant	Grant date fair value of stock and option awards (5) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Havenstein	Cash	4/1/11	3/24/11	767,000	1,300,000	1,950,000	—	—	—	—	—	—	—
	Options	4/1/11	3/24/11	—	—	—	—	—	—	440,806	16.92	17.25	1,870,208
	PSA	4/1/11	3/24/11	—	—	—	51,714	103,428	155,142	—	—	—	1,750,000

Mr. Sopp	Cash	4/1/11	3/24/11	351,050	595,000	892,500	—	—	—	—	—	—	—
	Options	4/1/11	3/24/11	—	—	—	—	—	—	176,322	16.92	17.25	748,081
	PSA	4/1/11	3/24/11	—	—	—	20,686	41,372	62,058	—	—	—	700,000

Mr. Shea	Cash	4/1/11	3/24/11	300,900	510,000	765,000	—	—	—	—	—	—	—
	Options	4/1/11	3/24/11	—	—	—	—	—	—	151,134	16.92	17.25	641,216
	PSA	4/1/11	3/24/11	—	—	—	17,731	35,461	53,192	—	—	—	600,000

Mr. Craver	Cash	4/1/11	3/24/11	295,000	500,000	750,000	—	—	—	—	—	—	—
	Options	4/1/11	3/24/11	—	—	—	—	—	—	151,134	16.92	17.25	641,216
	PSA	4/1/11	3/24/11	—	—	—	17,731	35,461	53,192	—	—	—	600,000

Mr. Maffeo	Cash	4/1/11	3/24/11	330,400	560,000	840,000	—	—	—	—	—	—	—
	Options	4/1/11	3/24/11	—	—	—	—	—	—	125,945	16.92	17.25	534,347
	PSA	4/1/11	3/24/11	—	—	—	14,776	29,551	44,327	—	—	—	500,000

(1)

Amounts in these columns represent the threshold, target and maximum payout amounts of cash incentive awards with actual payouts based upon the achievement of pre-established levels of performance during fiscal 2012, as discussed in our CD&A beginning on page 33. The target payout amounts for the cash incentive awards were 130% of base salary for the Chief Executive Officer and approximately 100% of base salary for each other named executive officer. The threshold payout amounts represented approximately 59% of the target amounts and the maximum payout amounts represented 150% of the target amount. The actual amounts that were paid to our named executive officers with respect to fiscal 2012 are set forth in the table entitled “Summary Compensation Table” under the column headed “Non-equity incentive plan compensation.”

(2)

Amounts in these columns represent the threshold, target and maximum payout amounts of performance share awards (PSA) granted in fiscal 2012 that may result in shares being issued at the end of a three-year performance period based upon the company’s achievement of pre-established levels of performance over the three-year performance period covering fiscal year 2012 through fiscal year 2014, as discussed in our CD&A beginning on page 33. The number of shares that will ultimately be issued can range from 0% to 150% of the target number of shares. If cumulative performance over the three-year period is below the threshold level of performance, no shares will be issued. The target grant date value payout amounts for the performance share awards were between 90% and 120% of base salary, except for Mr. Havenstein, whose target payout amount was 175% of base salary. The target number of shares underlying these awards was based on a value of $16.92 per share, the closing sales price of our common stock on the NYSE on the trading day before the grant date. The threshold grant date value payout amounts represented 50% of the target amounts and the maximum payout amounts represented 150% of the target amounts.

(3)

Amounts in this column represent the number of shares of common stock underlying options issued in fiscal 2012. All such options vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(4)	Our equity plan defines “fair market value” as the closing sales price of our common stock on the NYSE on the trading day before the grant date which is the exercise price.

(5)

Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. These amounts do not reflect the value actually realized by the recipient and do not reflect changes in our stock price after the date of grant.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding option, restricted stock and performance share awards issued pursuant to our 2006 Equity Incentive Plan that were held by our named executive officers at the end of fiscal 2012, including awards previously deferred under our Key Executive Stock Deferral Plan:

	Option awards (1)				Stock awards
Name	Number of securities underlying unexercised options (exercisable)	Number of securities underlying unexercised options (unexercisable)	Option exercise price ($)	Option expiration date	Grant Date	Number of shares of stock or units that have not vested		Market value of shares of stock or units that have not vested ($) (4)	Equity incentive plan awards; number of unearned shares, units or other rights that have not vested (#) (5)	Equity incentive plan awards; market or payout value of unearned shares, units or other rights that have not vested ($) (4)
						Restricted Stock (2)	Restricted Stock Units (3)
Mr. Havenstein	122,955	184,434	17.71	9/20/14	9/21/09	—	84,322	1,084,381	—	—
	69,513	278,054	17.42	4/01/15	9/21/09	—	37,877	487,098	—	—
	—	440,806	16.92	3/31/18	4/02/10	—	—	—	48,611	625,137
	—	—	—	—	4/01/11	—	—	—	51,714	665,042

Mr. Sopp	155,000	—	17.61	3/28/12	4/04/08	—	10,251	131,828	—	—
	90,000	60,000	18.73	4/03/13	4/02/10	—	—	—	17,500	225,050
	44,480	66,720	18.46	4/02/14	4/01/11	—	—	—	20,686	266,022
	25,024	100,100	17.42	4/01/15	—	—	—	—	—	—
	—	176,322	16.92	3/31/18	—	—	—	—	—	—

Mr. Shea	25,208	—	17.61	3/28/12	4/04/08	5,606	1,869	96,129	—	—
	89,792	—	20.12	12/19/12	4/02/10	—	—	—	14,584	187,550
	64,800	43,200	18.73	4/03/13	4/01/11	—	—	—	17,731	228,014
	37,040	55,560	18.46	4/02/14	—	—	—	—	—	—
	20,854	83,416	17.42	4/01/15	—	—	—	—	—	—
	—	151,134	16.92	3/31/18	—	—	—	—	—	—

Mr. Craver	50,000	—	17.61	3/28/12	4/04/08	7,475	—	96,129	—	—
	65,000	—	18.00	6/18/12	4/02/10	—	—	—	14,584	187,550
	64,800	43,200	18.73	4/03/13	4/01/11	—	—	—	17,731	228,014
	37,040	55,560	18.46	4/02/14	—	—	—	—	—	—
	20,854	83,416	17.42	4/01/15	—	—	—	—	—	—
	—	151,134	16.92	3/31/18	—	—	—	—	—	—

Mr. Maffeo	24,926	99,707	18.09	6/17/15	6/18/10	—	—	—	13,820	177,725
	—	125,945	16.92	3/31/18	4/01/11	—	—	—	14,776	190,013

(1)

Information in these columns relates to options to purchase shares of common stock held by our named executive officers at the end of fiscal 2012. Options expiring before 2018 were granted five years prior to their respective expiration dates. Options expiring in 2018 were granted seven years prior to their respective expiration dates. All options and vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(2)

Information in this column relates to shares of our common stock underlying restricted stock awards held by our named executive officers at the end of fiscal 2012. All restricted stock awards vest as to 20%, 20%, 20% and 40% of the shares on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(3)

Information in this column relates to restricted stock units held by our named executive officers at the end of fiscal 2012 in our Key Executive Stock Deferral Plan. All restricted stock units vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively, except that the remaining balance of Mr. Havenstein’s unvested restricted stock units will vest on his retirement date. Any restricted stock awards previously deferred by our named executive officers are also reflected in the table under the caption “Nonqualified Deferred Compensation” below.

(4)	The market value is based upon $12.86 per share, the closing sales price of our common stock on the NYSE on January 31, 2012.

(5)	Amounts in this column represent the number of shares that would be issued upon achieving the threshold level of performance for the applicable three-year performance period.

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

The following table sets forth information regarding shares of common stock acquired by our named executive officers during fiscal 2012 upon the exercise of stock options and vesting of restricted stock awards:

	Option awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise ($)	Number of shares acquired on vesting		Value realized on vesting ($)
			Restricted stock (1)	Restricted stock units (2)
Mr. Havenstein	—	—	—	37,888	474,736

Mr. Sopp	—	—	9,086	5,126	242,317

Mr. Shea	—	—	7,536	2,512	154,164

Mr. Craver	—	—	10,492	—	177,579

Mr. Maffeo	—	—	—	—	—

(1)

Information in this column relates to shares of our common stock underlying stock awards in which our named executive officers vested in fiscal 2012. All restricted stock awards vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(2)

Information in this column relates to restricted stock units held in our Key Executive Stock Deferral Plan in which our named executive officers vested in fiscal 2012. All restricted stock units, other than Mr. Havenstein’s, vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively. Any restricted stock awards previously deferred by our named executive officers are reflected in the table under the caption “Nonqualified Deferred Compensation” below.

Nonqualified Deferred Compensation

We provided benefits to our named executive officers during fiscal 2012 under the following nonqualified deferred compensation plans, which are summarized below:

The SAIC Keystaff Deferral Plan allows eligible participants to elect to defer all or a portion of any cash or vested equity incentive awards granted to them under our cash incentive or stock incentive plans. We make no contributions to participants’ accounts under the Keystaff Deferral Plan, although participant deferrals, which are reflected in dollars, earn interest during the deferral period. Distributions under the Keystaff Deferral Plan are then made to participants in cash. Deferred balances under this plan will generally be paid upon retirement or termination.

The SAIC Key Executive Stock Deferral Plan allows eligible participants to elect to defer all or a portion of their cash or certain equity incentive awards granted to them under our cash incentive or stock incentive plans. Participant deferrals generally correspond to stock units of our common stock. Shares equivalent to deferrals may be deposited to a rabbi trust to fund benefits for participants. We make no contributions to participants’ accounts under the Key Executive Stock Deferral Plan. Distributions under the Key Executive Stock Deferral Plan are then made to participants in shares of common stock corresponding to the number of vested stock units held for the participant. Vested deferred balances under this plan will generally be paid upon retirement or termination.

The SAIC 401(k) Excess Deferral Plan (Excess Plan) is a pre-tax savings plan that allows eligible participants to defer up to 20% of their eligible compensation. Salary deferrals into the Excess Plan do not start until after an eligible participant has met the annual IRS contribution limit for the SAIC Retirement Plan. Bonuses are not eligible for deferral to the Excess Plan. If applicable, we will make a matching contribution to participants who have received a reduced company contribution in the SAIC Retirement Plan due to the participant’s deferral of salary into the Excess Plan. The investment options in the Excess Plan are similar to those in the SAIC Retirement Plan but do not include the SAIC Stock Funds. Vested deferred balances under this plan will generally be paid following separation from service.

EXECUTIVE COMPENSATION

The following table sets forth information regarding deferrals under and aggregate earnings and withdrawals in fiscal 2012 through our nonqualified deferred compensation plans:

Name	Plan	Executive contributions in fiscal 2012 ($) (1)	Aggregate earnings in fiscal 2012 ($) (2)	Aggregate withdrawals/ distributions in fiscal 2012	Aggregate balance at fiscal year-end ($) (3)
Mr. Havenstein	Keystaff Deferral Plan	516,308	45,282	—	1,182,357
	Key Executive Stock Deferral Plan	538,875	(996,856)	—	3,416,773

Mr. Sopp	Keystaff Deferral Plan	—	—	—	—
	Key Executive Stock Deferral Plan	—	(112,183)	—	388,861

Mr. Shea	Keystaff Deferral Plan	21,207	3,856	—	94,896
	Key Executive Stock Deferral Plan	—	(48,529)	—	168,222

Mr. Craver	Keystaff Deferral Plan	—	—	—	—
	Key Executive Stock Deferral Plan	—	—	—	—

Mr. Maffeo	Keystaff Deferral Plan	—	—	—	—
	Key Executive Stock Deferral Plan	—	—	—	—
	Excess Plan	40,923	1,201	—	42,124

(1)	Amounts in this column represent deferred cash awards. These amounts are also included as compensation in the “Summary Compensation Table.”

(2)

With respect to the Keystaff Deferral Plan, amounts in this column represent interest earned during fiscal 2012 on cash previously deferred based on the Moody’s Seasoned Corporate Bond Rate minus 1% (4.44% in calendar 2011 and 3.36% in calendar 2012).

With respect to the Key Executive Stock Deferral Plan, amounts in this column represent the aggregate increases or (decreases) in value of stock units corresponding to shares of our common stock during fiscal 2012. The market value of the shares is based upon $12.86 per share, the closing sales price of our common stock on the NYSE on January 31, 2012.

With respect to the Excess Plan, amounts in this column represent aggregate returns of the diverse investment options available to eligible participants based on individual participant investment elections. There were no company matching contributions made to the named executive officers’ accounts.

(3)

Amounts in this column represent the value of the holders’ accounts at the end of fiscal 2012. With respect to the Key Executive Stock Deferral Plan, the amounts represent the value of stock units corresponding to shares of common stock held by the named executive officers based on $12.86 per share, the closing sales price of our common stock on the NYSE on January 31, 2012. All amounts in this column for Mr. Havenstein and Mr. Sopp were reported as compensation in the “Summary Compensation Table” for prior years and, for Mr. Shea, $80,280 was reported as compensation in prior fiscal years. With respect to our Key Executive Stock Deferral Plan, our named executive officers held the following number of stock units at the end of fiscal 2012: (a) Mr. Havenstein, 265,690; (b) Mr. Sopp, 30,238 and (c) Mr. Shea, 13,081.

Potential Payments Upon Termination or a Change in Control

We are not obligated to offer any kind of severance benefits to our named executive officers solely upon termination of employment, except that if we terminate Mr. Maffeo’s employment without cause before June 7, 2012 he will be entitled, up until that date, to a continuation of base salary, target short-term cash incentives and the same health, life and disability insurance benefits available generally to salaried employees, but only if he releases us of any claims and agrees to abide by non-compete and non-solicitation covenants. The Human Resources and Compensation Committee approved these severance benefits for this limited period, after considering the potential costs, as an inducement for Mr. Maffeo to join the company.

We have entered into the following agreements and arrangements with our named executive officers that would provide them with certain payments and benefits, which are described below, if we are subject to a change in control:

•

Severance Protection Agreements. We have entered into severance protection agreements with each of our executive officers, including each of the named executive officers, which provide that if the executive officer is involuntarily terminated without cause or resigns for good reason within a 24-month period following a change in control, he or she will be entitled to receive all accrued salary and a pro rata bonus for the year of termination, plus a single lump sum payment equal to two-and-one-half times the executive officer’s then current salary and bonus

EXECUTIVE COMPENSATION

amount. The executive officer will also receive such life insurance, disability, medical, dental and hospitalization benefits as are provided to other similarly situated executive officers who continue to be employed for the 30 months following termination and up to 12 months of outplacement counseling. In order to receive the lump sum payment and the 30 months of continued benefits, the executive officer is required to execute a written release of claims. The executive officer is not entitled to receive a “gross up” payment to account for any excise tax that might be payable under the Internal Revenue Code, and the amount of the payments may be reduced by us to the extent necessary to avoid an excise tax.

•

Stock Incentive and Deferred Compensation Plans. Under the terms of our stock incentive and deferred compensation plans, all unvested stock, options and deferred compensation awards held by all participants under those plans, including our named executive officers, are subject to accelerated vesting upon the occurrence of a change in control under certain circumstances. Outstanding stock options, stock awards and stock units issued to the named executive officers under our Key Executive Stock Deferral Plan, generally become fully vested upon the occurrence of a change in control. Our 2006 Equity Incentive Plan generally provides that vesting will accelerate if the holder is involuntarily terminated or terminates his employment for good reason within 18 months following a change in control. For performance share awards issued under our 2006 Equity Incentive Plan, shares would be paid out on an immediate pro rata basis based on the percentage of the performance period completed at the time of the change in control. If more than 50 percent of the performance period is completed, the prorated number of shares that would vest is based on company performance up to the date of change in control. If less than 50 percent of the performance period is completed, a prorated target number of shares would vest based on the time elapsed during the performance period.

The following table sets forth our estimates regarding the potential value of any cash payments and benefits and accelerated vesting of equity awards to be received by the named executive officers under the foregoing agreements and plans, assuming that a change in control occurred on the last business day of fiscal 2012:

	Severance protection benefits				Accelerated equity awards			Total
Name	Salary and Bonus (1)	Pro rata bonus (2)	Life insurance, healthcare (3)	Outplacement services (4)	Restricted stock and restricted stock units (5)	Option awards (6)	Performance Share Awards (7)	Applicable scale- back (8)	Total gross severance benefits and equity awards (9)
Mr. Havenstein	$5,750,000	$1,300,000	$118,182	$15,000	$1,571,543	—	$442,963	—	$9,197,688
Mr. Sopp	2,975,000	595,000	82,912	15,000	131,830	—	177,185	(204,190)	3,772,737
Mr. Craver	2,500,000	500,000	106,809	15,000	96,129	—	151,877	—	3,369,815
Mr. Shea	2,550,000	510,000	108,151	15,000	96,126	—	151,877	(647,558)	2,783,596
Mr. Maffeo	2,800,000	560,000	154,496	15,000	—	—	126,555	—	3,656,051

(1)

Amounts in this column represent a single lump sum equal to two-and-one-half times the sum of (a) the named executive officer’s fiscal 2012 salary and (b) the amount of his or her target bonus for fiscal 2012. This amount of the bonus calculated under subsection (b) is referred to as the “Bonus Amount.”

(2)

Amounts in this column represent a pro rata portion of the Bonus Amount to which the named executive officer would be entitled depending on the number of days that had elapsed in the fiscal year in which he or she is terminated. Because we are required to present all information in this table assuming that the named executive officer is terminated on the last business day of fiscal 2012, the amount of the pro rata Bonus Amount in this column represents the full amount of the executive officers’ respective Bonus Amounts. In addition to the amounts set forth in the column, our named executive officers would also be entitled to be paid for any unused comprehensive leave time they had accrued.

(3)

Amounts in this column represent the estimated value to the named executive officer of life insurance, disability, medical, dental and hospitalization benefits to be received for 30 months following termination.

(4)	Amounts in this column represent the estimated value to the named executive officer of the outplacement counseling services to be provided for 12 months following termination.

(5)

Amounts in this column represent the value of accelerated vesting at the end of fiscal 2012 of (a) shares of restricted stock issued pursuant to the 2006 Equity Incentive Plan, and (b) restricted stock units in our Key Executive Stock Deferral Plan. For more information regarding the number of shares of unvested stock and stock units held by each of the named executive officers, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(6)

Amounts in this column represent the value of accelerated vesting of unvested options to purchase shares of common stock issued pursuant to the 2006 Equity Incentive Plan that were held by the named executive officer at the end of fiscal 2012. The exercise price of all unvested options held by the named executive officers exceeded the closing sales price of our common stock on the NYSE. For more information regarding the number of shares underlying unvested options held by each of the named executive officers, see the table under the caption “Outstanding Equity Awards at Fiscal Year-End.”

(7)

Amounts in this column represent the value of a pro-rated number of shares underlying outstanding performance share awards issued under our 2006 Equity Incentive Plan-based on (a) the target number of shares for the 2012-2014 performance period

EXECUTIVE COMPENSATION

as stated in the “Estimated future payouts under equity incentive plan awards” column of the “Grants of Plan-Based Awards” table and the actual shares earned through January 31, 2012 for the 2011-2013 performance period, (b) the time elapsed during the performance period as of the last business day of fiscal 2012 and (c) a market value based on $12.86 per share, the closing sales price of our common stock on the NYSE on January 31, 2012.

(8)	Represents amount of gross severance payments to be reduced to avoid excise taxes which may be payable pursuant to Section 280G and 4999 of the Internal Revenue Code.

(9)

Amounts in this column represent the gross amount of change in control benefits to be received by the named executive officer, without reflecting any federal and/or state income taxes payable with respect to such amounts.

Treatment of Equity Awards Upon Termination

With respect to outstanding equity awards, our executive officers are generally treated in the same way as all other employee award recipients if their employment is terminated due to death, disability, retirement or voluntary departure.

In the case of death or disability, restricted stock awards and options will vest immediately and options would remain exercisable for a period of time, depending on the nature of the event and the plan under which the awards were issued. Under our performance share award program, shares would be paid out on a pro rata basis promptly upon death and at the end of the three-year performance period in case of disability.

Under our continued vesting program, employees who retire, including our executive officers, may continue holding and vesting in their stock options if they have held such options for at least 12 months prior to retirement and they retire (i) after age 59  1/2 with at least ten years of service or (ii) after age 59  1/2 when age at termination plus years of service equals at least 70. Our executive officers who retire after reaching the applicable mandatory retirement age, however, will be allowed to continue to vest in such options without regard to the 12 month holding requirement. When an individual becomes eligible for continued vesting under this program, all unvested shares of restricted stock becomes fully vested as of such eligibility date. Retirees meeting these qualifications who hold performance share awards will receive a pro rata number of shares after the end of the applicable three-year performance period, based on actual company performance over the full period. We have the right to terminate continued vesting if a retiree violates confidentiality, non-solicitation or similar obligations to us.

In any other case, if the employment of an equity award recipient, including an executive officer, is terminated for any reason, all unvested restricted stock, options and performance share awards are forfeited. Vested options remain exercisable for 90 days or until the option expiration date, if earlier.

PROPOSAL 5—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending January 31, 2013. During the fiscal year ended January 31, 2012, Deloitte & Touche LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services as set forth under the caption “Audit Matters” below. Representatives of Deloitte & Touche LLP will be at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Stockholders are not required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte & Touche LLP. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our stockholders’ best interests.

Vote Required

The affirmative vote of the holders of a majority of the voting power of common stock, present or represented and entitled to vote at the annual meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “for” the proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013.

PROPOSAL 6—STOCKHOLDER PROPOSAL REGARDING SHAREHOLDER ACTION BY WRITTEN CONSENT

Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, New York 11021, the owner of no less than 500 shares of common stock, intends to submit the following proposal for consideration at the 2012 annual meeting:

RESOLVED, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law). This includes written consent regarding issues that our board is not in favor of.

Supporting Statement of Stockholder

Adoption of this proposal can probably best be accomplished in a simple and straight-forward manner with clear and concise text of less than 100-words.

This proposal topic won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

The merit of this proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to make our company more competitive.

The Corporate Library, an independent investment research firm, said our Named Executive officers continued to receive annual options that simply vested over time. Equity pay should have performance-vesting features in order to assure full alignment with shareholder interests. Market-priced stock options can provide lucrative financial rewards due to a rising market alone, regardless of an executive’s performance.

In addition, 20% of annual incentive pay consisted of the subjective evaluation of non-financial goals. Discretionary elements can undermine the credibility and effectiveness of an incentive pay plan. Despite being Chief Executive Officer for only two years, Kenneth Dahlberg was potentially entitled to $11 million if there was a change in control. This was not in the interests of shareholders.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance to make our company more competitive.

Shareholder Action by Written Consent—Yes on 6.

Statement of the Board of Directors Opposing this Proposal

The Board believes that this proposal is not in the best interests of SAIC and our stockholders because it would allow holders of a majority of our stock to take action without providing notice or disclosure to all stockholders. Currently, under our governing documents, in order for any matter to be acted on by stockholders, prior notice and information must be given to all stockholders and a stockholders meeting must be held. This meeting provides an opportunity for all interested parties to express their views and allows us to conduct a thorough discussion of the matter to be voted upon.

Allowing for action to be taken by written consent could result in certain stockholders being denied the opportunity to be informed of the matter being voted upon and the ability to vote or otherwise have a say on proposed stockholder actions. Action by written consent does not require communication to all stockholders. A stockholder seeking action by written consent often solicits the fewest possible stockholders to take action, rather than seeking input from all stockholders and thereby disenfranchises those stockholders who do not have the opportunity to be informed or participate. Implementation of this proposal would make it possible for the holders of a bare majority of the shares outstanding to take significant corporate action without following the important notice and communications processes associated with holding a meeting.

The Board also believes that this proposal is unnecessary because stockholders can raise issues at annual meetings, and in addition, stockholders owning at least 10% individually, or 25% collectively, of the voting power of our outstanding shares can require our corporate secretary to call a special meeting of stockholders, subject to the provisions of our bylaws. With the approval of our stockholders, we amended our restated certificate of incorporation last year to enhance stockholder rights while protecting against the risk that a small minority of stockholders will pursue special interests that are not in the best interest of our stockholders as a whole. The Board believes that with this right to call special meetings, stockholders already have the ability to address special or extraordinary events when fiduciary, strategic, significant transactional or similar considerations dictate that the matter be addressed expeditiously, rather than waiting until the next annual meeting.

Finally, the Board believes that adoption of this proposal is unnecessary because we are committed to high standards or corporate governance and have already taken a number of steps to achieve greater transparency and accountability to stockholders. These corporate governance practices and policies cover a wide range of matters and are described beginning on page 9 of this Proxy Statement under the heading “Corporate Governance.”

PROPOSAL 6—STOCKHOLDER PROPOSAL REGARDING SHAREHOLDER ACTION BY WRITTEN CONSENT

We welcome dialogue with all stockholders regarding all corporate matters. Methods for communicating with the Board are described under “Corporate Governance—Communications with the Board of Directors.” Communications are also welcome through our Investor Relations website at http://investors.saic.com.

Vote Required

The affirmative vote of a majority of the shares present or represented either in person or by proxy and entitled to vote is required to approve this Proposal 6.

Recommendation of the Board

The Board of Directors unanimously recommends a vote AGAINST this proposal.

AUDIT MATTERS

Audit Committee Report

The Audit Committee assists the Board of Directors in its oversight of: (i) the integrity of the company’s financial statements, including the financial reporting process, system of internal control over financial reporting and audit process; (ii) the company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of the company’s internal audit function and independent registered public accounting firm; and (v) financial reporting risk assessment and mitigation. The Audit Committee’s job is one of oversight and it recognizes that management is responsible for the preparation and certification of the company’s financial statements and that the independent registered public accounting firm is responsible for auditing those financial statements.

The Audit Committee recognizes that financial management, including the internal audit staff, and the independent registered public accounting firm, have more time, knowledge, and detailed information on the company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.

The duties and responsibilities of the Audit Committee have been set forth in a written charter since 1975. A copy of its current Audit Committee charter is available on the company’s website at www.saic.com by clicking on the links entitled “Corporate Governance” and then “Board Committees.” Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. In addition, three of the four Committee members (Thomas F. Frist, III, Harry M.J. Kraemer, Jr. and Lawrence C. Nussdorf) qualify as audit committee financial experts under SEC rules.

In the course of fulfilling its responsibilities, the Audit Committee has:

•

met with the internal auditor and the independent registered public accounting firm to discuss any matters that the internal auditor, the independent registered public accounting firm or the Committee believed should be discussed privately without members of management present;

•

met with management of the company to discuss any matters management or the Committee believed should be discussed privately without the internal auditor or the independent registered public accounting firm present;

•

reviewed and discussed with management and Deloitte & Touche LLP, the company’s independent registered public accounting firm, the audited consolidated financial statements for the fiscal year ended January 31, 2012;

•

discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Standards and Rule 2-07 of Regulation S-X (Communications with Audit Committees); and

•	received the written disclosures and the letter required by the applicable PCAOB Standard (Communication with Audit Committees Concerning Independence).

Based on the reviews and discussions summarized in this Report and subject to the limitations on our role and responsibilities referred to above and contained in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements referred to above be included in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2012 for filing with the SEC.

Thomas F. Frist, III

Anita K. Jones

Harry M.J. Kraemer, Jr. (Chair)

Lawrence C. Nussdorf

AUDIT MATTERS

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending January 31, 2013. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the annual meeting, as described above.

Audit and Non-Audit Fees

Aggregate fees billed to SAIC and Science Applications for the fiscal years ended January 31, 2012 and 2011 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, the “Deloitte Entities”), were as follows:

	2012	2011
Audit Fees (1)	$5,662,000	$5,363,000
Audit-Related Fees (2)	—	461,000
Tax Fees (3)	483,000	541,000
All Other Fees	—	—

Total Fees	$6,145,000	$6,365,000

(1)

Audit fees include professional services rendered for the audit of the annual consolidated financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly consolidated financial statements. Audit fees also include services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including statutory audits, preferability letter procedures, reviews of registration statement filings, and consents related to SEC filings.

(2)	Audit-related fees include transition services related to employee benefit plan audits and audits related to special purpose financial statements.

(3)

Tax fees include a variety of permissible tax services related to preparation and/or review of statutory tax filings within U.S., foreign, and state jurisdictions, general tax advisory services (including research and discussions related to tax compliance matters), tax planning and advice related to business acquisitions and dispositions, assistance with tax examinations, assistance with transfer pricing documentation, and assistance with credits and incentives opportunities in various jurisdictions resulting from the company’s operational expansion.

The Audit Committee has considered whether the above services provided by the Deloitte Entities are compatible to maintaining the independence of the Deloitte Entities. The Audit Committee has the responsibility to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in advance. Further, the Chair of the Audit Committee has the authority to pre-approve audit and non-audit services as necessary between regular meetings of the Audit Committee, provided that any such services so pre-approved shall be disclosed to the full Audit Committee at its next scheduled meeting. All of the Audit, Audit-Related and Tax Fees set forth above were pre-approved by one of these means.

OTHER INFORMATION

Stock Ownership of Certain Beneficial Owners

The following table provides information regarding the beneficial ownership of each person known by us to beneficially own more than five percent of SAIC common stock.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Vanguard Fiduciary Trust Company 500 Admiral Nelson Boulevard, Malvern, PA 19355	57,654,573 shares	(1)	16.88%
Blackrock, Inc. 40 East 52nd Street, New York, NY 10022	17,187,324 shares		5.03%

(1)

These shares are held by Vanguard Fiduciary Trust Company as trustee of the SAIC Retirement Plan. According to a Schedule 13G/A filed with the SEC by Vanguard on February 1, 2012, subject to ERISA, Vanguard votes these shares as directed by the plan participants and votes all shares as to which no voting instructions are received in the same proportion as shares for which voting instructions are received. Accordingly, Vanguard has shared voting and dispositive power with respect to these shares. Vanguard disclaims beneficial ownership of all shares held in trust for which it receives voting instructions. Shares held by Vanguard are also included in the amounts held by individuals and the group set forth in the table below.

Stock Ownership of Directors and Officers

The following table sets forth, as of April 16, 2012, the beneficial ownership of our common stock by our directors and the named executive officers, and all of our directors and executive officers as a group. None of these individuals beneficially owns more than one percent of our common stock. As a group, our directors and executive officers beneficially own approximately 1.30% of our common stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares beneficially owned by such person, except for such power that may be shared with a spouse. No shares have been pledged.

Beneficial Owner	Common stock (1)		Stock units (2)	Option shares (3)	Total shares beneficially owned
Directors
France A. Córdova	—		25,410	51,937	77,347
Jere A. Drummond	31,388		21,063	51,937	104,388
Thomas F. Frist, III	606,828	(4)	8,345	38,715	653,888
John J. Hamre	4,916		64,649	51,937	121,502
Miriam E. John	—		61,743	60,826	122,569
Anita K. Jones	82,832		11,951	51,937	146,720
John P. Jumper	18,183		11,249	60,826	90,258
Harry M. J. Kraemer, Jr.	232,423		114,585	51,937	398,945
Lawrence C. Nussdorf	17,371		—	32,493	49,864
Edward J. Sanderson, Jr.	80,724		13,074	51,937	145,735
Louis A. Simpson	30,468		—	51,937	82,405
A. Thomas Young	54,167		143,913	51,937	250,017
Named Executive Officers
Walter P. Havenstein (5)	53,000		265,690	—	318,690
Mark W. Sopp	33,480		30,238	302,033	365,751
K. Stuart Shea	53,772		13,694	325,286	392,752
Joseph W. Craver, III	98,792		—	300,494	399,286
Vincent A. Maffeo	2,272		—	50,115	52,387
All directors and executive officers as a group (22 persons)	1,623,824		675,783	2,142,338	4,441,945

(1)

Includes the approximate number of shares allocated to the account of the individual by the trustee of the SAIC Retirement Plan as follows: Mr. Sopp, 747 shares; Mr. Shea, 11,751 shares; Mr. Craver, 2,388 shares; and all directors and officers as a group, 61,946 shares. For all directors and officers as a group, also includes a total of 9,688 shares held by certain trusts established by the individuals.

(2)

Represents stock units attributable to the individual or the group in the Key Executive Stock Deferral Plan and the Management Stock Compensation Plan. Shares held in these plans are voted by the trustee in the same proportion as all other stockholders collectively vote their shares of common stock.

(3)	Shares subject to options exercisable within 60 days following April 16, 2012.

(4)	Includes 590,000 shares held by FS Partners II, LLC, an investment vehicle controlled by Mr. Frist.

(5)	Mr. Havenstein retired on February 29, 2012. Therefore, his shares are not included in the totals for all directors and executive officers as a group.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules of the SEC require our directors and executive officers to file reports of their ownership and changes in ownership of common stock with the SEC. Our personnel generally prepare and file these reports on the basis of information obtained from each director and officer and pursuant to a power of attorney. Based on such information provided to us, we believe that all reports required by Section 16(a) of the Securities Exchange Act of 1934 to be filed by our directors and executive officers during fiscal 2012 were filed on time.

Stockholder Proposals for the 2013 Annual Meeting

Any stockholder proposals intended to be presented at the 2013 annual meeting of stockholders must be received by us no later than January 2, 2013 in order to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting.

In addition, Sections 2.07 and 3.03 of our bylaws provides that, in order for a stockholder to propose any matter (including nominations for directors) for consideration at the annual meeting (other than by inclusion in the Proxy Statement), such stockholder must give timely notice to our Corporate Secretary of his or her intention to bring such business before the meeting. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Therefore, in connection with the 2013 annual meeting of stockholders, notice must be delivered to the Corporate Secretary between February 15, 2013 and March 17, 2013. In the event, however, that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us, whichever occurs later.

Such stockholder’s notice must include certain information about the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Annual Report on Form 10-K

We will provide without charge to any stockholder, upon written or oral request, a copy of our Annual Report without exhibits. Requests should be directed to SAIC, Inc., 1710 SAIC Drive, M/S 3-5-9, McLean, VA 22102, Attention: Corporate Secretary or by calling 1-703-676-5800.

By Order of the Board of Directors

Douglas E. Scott

Corporate Secretary

April 27, 2012

APPENDIX A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER dated as of April 25, 2012 (the “Merger Agreement”) is made and entered into by and between SAIC, Inc., a Delaware corporation (the “Company”) and Science Applications International Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“Surviving Corporation”).

WHEREAS, the Restated Certificate of Incorporation of the Company, as amended, as of the date hereof, authorizes the Company to issue an aggregate of 2,010,000,000 shares of stock, consisting of 2,000,000,000 shares of Common Stock, par value $0.0001 per share (“Company Common Stock”) and 10,000,000 shares of Preferred Stock, par value $0.0001 per share (“Company Preferred Stock”);

WHEREAS, as of the date hereof, there are outstanding approximately 341,737,000 shares of Company Common Stock and no shares of Company Preferred Stock;

WHEREAS, as of the date hereof, the Surviving Corporation is authorized to issue 10,000 shares of stock, consisting of Common Stock, $0.01 par value per share, of which 5,000 shares are issued and outstanding;

WHEREAS, the Certificate of Incorporation of the Surviving Corporation will be amended immediately prior to the Effective Time of the Merger to provide that the Surviving Corporation is authorized to issue an aggregate of 2,010,000,000 shares of stock, consisting of 2,000,000,000 shares of Common Stock, par value $0.0001 per share, (“Surviving Corporation Common Stock”) and 10,000,000 shares of Preferred Stock, par value $0.0001 per share, or such other amount of stock and in such proportions by type and class as is set forth in the Certificate of Incorporation of the Company immediately prior to the Effective Time;

WHEREAS, the Boards of Directors of the Company and the Surviving Corporation deem it advisable and in the best interests of the respective corporations that the Company be merged with and into Surviving Corporation (the “Merger”); and

WHEREAS, it is intended that the Merger shall qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and that this Merger Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, the parties hereto hereby agree as follows

ARTICLE I

MERGER

1.1    Merger. Subject to the terms and conditions of this Merger Agreement, at the Effective Time the Company shall be merged with and into Surviving Corporation in accordance with the General Corporation Law of the State of Delaware. The separate existence of the Company shall cease and Surviving Corporation as the surviving corporation shall continue its corporate existence under the laws of the State of Delaware. Surviving Corporation shall succeed, insofar as provided by law, to all rights, assets, liabilities and obligations of the Company in accordance with the General Corporation Law of the State of Delaware.

1.2    Effective Time. Subject to the approval of the Merger by the requisite vote of the stockholders of the Company, the Merger shall become effective as of the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, as required by the General Corporation Law of the State of Delaware (the “Effective Time”).

ARTICLE II

NAME, CERTIFICATE OF INCORPORATION, BY-LAWS AND DIRECTORS AND

OFFICERS OF THE SURVIVING CORPORATION

2.1    Name. The name of the Surviving Corporation shall be “Science Applications International Corporation” following the Merger.

2.2    Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation as amended and in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until further amended in accordance with the provisions thereof and applicable laws. Such Certificate of Incorporation shall be identical to the Restated Certificate of Incorporation, as amended, of the Company as in effect immediately prior to the Effective Time.

2.3    By-Laws. The By-Laws of the Surviving Corporation shall be identical to the By-Laws of the Company in existence and in effect immediately prior to the Effective Time, provided that the Surviving Corporation’s name shall be “Science Applications International Corporation”.

2.4    Directors and Officers. The directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until expiration of the current terms as such, or prior resignation, death or removal.

ARTICLE III

CONVERSION AND EXCHANGE OF SECURITIES

3.1    Conversion. At the Effective Time, each of the following transactions shall be deemed to occur simultaneously:

(a)      Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of Surviving Corporation Common Stock;

(b)      Each option to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option to purchase, upon the same terms and conditions, the number of shares of Surviving Corporation Common Stock which is equal to the number of shares of Company Common Stock which the optionee would have received had he or she exercised his or her option in full immediately prior to the Effective Time (whether or not such option was then exercisable). The exercise price per share of Surviving Corporation Common Stock under each of said options shall be equal to the exercise price per share of Company Common Stock immediately prior to the Effective Time.

(c)      Each restricted stock unit, deferred stock unit, stock appreciation right, put, call or any other right, with respect to shares of Company Common Stock, outstanding immediately prior to the Effective Time, shall be converted into a restricted stock unit, deferred stock unit, stock appreciation right, put, call or other right with respect to shares of Surviving Corporation Common Stock, respectively, giving each holder the same rights, with respect to the same number of shares of such stock of the Surviving Corporation, as such holder had with respect to the stock of the Company under such outstanding restricted stock unit, deferred stock unit, stock appreciation right, put, call or other right. All obligations in respect of such outstanding restricted stock units, deferred stock units, stock appreciation rights, puts, calls or other rights shall, as of the Effective Time, be assumed by the Surviving Corporation.

3.2    Exchange.

(a)      Immediately after the Effective Time, each certificate theretofore representing issued and outstanding shares of Company Common Stock shall represent the same number of shares of Surviving Corporation Common Stock.

(b)      At and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Company Common Stock shall be deemed for all purposes to evidence ownership of, and to represent shares of, Surviving Corporation Common Stock into which the shares of Company Common Stock formerly represented by such certificates have been converted as herein provided. The registered owner on the books and records of the Company or its transfer agents of any such outstanding stock certificates shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agents, have and be entitled to exercise any voting and other rights with respect to and to receive any dividends and other distributions upon the shares of Surviving Corporation Common Stock evidenced by such outstanding certificate as above provided.

ARTICLE IV

GENERAL

4.1    Stockholder Approval. Subsequent to execution of this Merger Agreement, the Company shall submit the Merger as provided for in this Merger Agreement to its stockholders for their approval pursuant to the applicable provisions of the General Corporation Law of the State of Delaware.

4.2    Conditions to Merger. The Merger is subject to the following conditions:

(a)      Approval of the Merger as provided for in this Merger Agreement by the holders of a majority of the outstanding shares of the Company’s Common Stock;

(b)      Approval for listing on the New York Stock Exchange of the Surviving Corporation’s Common Stock to be issued in the Merger;

(c)      The determination by the Chief Executive Officer of the Company that the Merger is in the best interests of the Company;

(d)      Absence of an injunction or pending litigation relating to the Merger;

(e)      Receipt by the Company and the Surviving Corporation of an opinion of counsel, dated the Effective Time, that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (ii) the Company and the Surviving Corporation will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and

(f)      Receipt of all consents, approvals and authorizations required to be obtained prior to the consummation of the Merger.

4.3    Amendment. This Merger Agreement may be amended at any time prior to the Effective Time with the mutual consent of the parties hereto, both before and after it has been adopted by the stockholders of the Company, in any manner which, in the judgment of the parties hereto, would not have a material adverse effect on the rights of such stockholders.

4.4    Termination and Abandonment. At any time prior to the consummation of the Merger, this Merger Agreement may be terminated and the Merger abandoned by the Board of Directors of the Company or of the Surviving Corporation.

4.5    Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its conflict of law provisions).

4.6    Counterparts. This Merger Agreement may be executed in one or more counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one instrument.

4.7    Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracy in the statements contained in this Merger Agreement or in any document delivered pursuant to this Merger Agreement, or (iii) waive compliance with any of the covenants, conditions or agreements contained in this Merger Agreement, or any document delivered pursuant to this Merger Agreement, provided that such action would not have a material adverse effect on the rights of the stockholders of the Company.

IN WITNESS WHEREOF each of the parties hereto has caused this Merger Agreement to be executed on its behalf and attested by its officers hereunto duly authorized, all as of the date and year first above written.

SAIC, Inc.

By:	/s/ John P. Jumper
John P. Jumper
President and Chief Executive Officer

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By:	/s/ John P. Jumper
John P. Jumper
President and Chief Executive Officer

APPENDIX B

2006 EQUITY INCENTIVE PLAN

(as amended and restated             , 2012)

1.	Purpose of this Plan

The purpose of this 2006 Equity Incentive Plan is to enhance the long-term stockholder value of SAIC, Inc. and its affiliated companies by offering opportunities to eligible individuals to participate in the growth in value of the equity of SAIC, Inc.

2.	Definitions and Rules of Interpretation

2.1	Definitions.

This Plan uses the following defined terms:

(a)       “Administrator” means the Board or the Committee, or any officer or Employee of the Company to whom the Board or the Committee delegates authority to administer this Plan.

(b)       “Affiliate” means a “parent” or “subsidiary” (as each is defined in Section 424 of the Code) of the Company and any other entity that the Board or Committee designates as an “Affiliate” for purposes of this Plan.

(c)       “Applicable Law” means any and all laws of whatever jurisdiction, within or without the United States, and the rules of any stock exchange or quotation system on which Shares are listed or quoted, applicable to the taking or refraining from taking of any action under this Plan, including the administration of this Plan and the issuance or transfer of Awards or Award Shares.

(d)       “Award” means a Stock Award, SAR, Cash Award, or Option granted in accordance with the terms of this Plan.

(e)       “Award Agreement” means the document, which may be in paper or electronic form, evidencing the grant of an Award and its terms and conditions.

(f)       “Award Shares” means Shares covered by an outstanding Award or purchased under an Award.

(g)       “Awardee” means: (i) a person to whom an Award has been granted, including a holder of a Substitute Award or (ii) a person to whom an Award has been transferred in accordance with all applicable requirements of Sections 6.5, 7(h), 8.1(c), 8.2(d) and 17.

(h)       “Board” means the Board of Directors of the Company.

(i)       “Cash Award” means the right to receive cash as described in Section 8.3.

(j)       “Cause” means employment related dishonesty, fraud, misconduct or disclosure or misuse of confidential information, or other employment related conduct that is likely to cause significant injury to the Company, an Affiliate, or any of their respective employees, officers or directors (including, without limitation, commission of a felony or similar offense), in each case as determined by the Administrator. “Cause” shall not require that a civil judgment or criminal conviction has been entered against or guilty plea shall have been made by the Awardee regarding any of the matters referred to in the previous sentence. Accordingly, the Administrator shall be entitled to determine “Cause” based on the Administrator’s good faith belief. If the Awardee is criminally charged with a felony or similar offense that shall be a sufficient, but not a necessary, basis for such belief.

(k)       “Code” means the Internal Revenue Code of 1986, as amended.

(l)       “Committee” means a committee or subcommittee of the Board of Directors of the Company composed of one or more Company Directors appointed in accordance with the Company’s charter documents and Section 4. As referenced in Section 4.1(a), from time to time throughout this Plan, the term “Committee” is used to refer to both the Board and the Committee.

(m)       “Company” means SAIC, Inc., a Delaware corporation, or any successor corporation thereto.

(n)       “Company Director” means a member of the Board.

(o)       “Consultant” means an individual who, or an employee of any entity that, provides bona fide services to the Company or an Affiliate not in connection with the offer or sale of securities in a capital-raising transaction, but who is not an Employee.

(p)       “Director” means a member of the Board of Directors of the Company or an Affiliate.

(q)       “Divestiture” means any transaction or event that the Board or the Committee specifies as a Divestiture under Section 10.5.

(r)       “Dividend Equivalent Right” means the right of an Awardee, granted at the discretion of the Committee, to receive a credit for the account of such Awardee in an amount equal to the cash dividends paid on one Share for each Share represented by a Stock Award held by such Awardee.

(s)       “Effective Date” means June 15, 2012.

(t)       “Employee” means a regular employee of the Company or an Affiliate, including an officer or Director, who is treated as an employee in the personnel records of the Company or an Affiliate, but not individuals who are classified by the Company or an Affiliate as: (i) leased from or otherwise employed by a third party, (ii) independent contractors, or (iii) intermittent or temporary workers. The Company’s or an Affiliate’s classification of an individual as an “Employee” (or as not an “Employee”) for purposes of this Plan shall not be altered retroactively even if that classification is changed retroactively for another purpose as a result of an audit, litigation or otherwise. An Awardee shall not cease to be an Employee due to transfers between locations of the Company, or between the Company and an Affiliate, or to any successor to the Company or an Affiliate that assumes the Awardee’s Options under Section 10. Neither service as a Director nor receipt of a director’s fee shall be sufficient to make a Director an “Employee.”

(u)       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v)       “Executive” means, if the Company has any class of any equity security registered under Section 12 of the Exchange Act, an individual who is subject to Section 16 of the Exchange Act or who is a “covered employee” under Section 162(m) of the Code, in either case because of the individual’s relationship with the Company or an Affiliate. If the Company does not have any class of any equity security registered under Section 12 of the Exchange Act, “Executive” means any (i) Director, (ii) officer elected or appointed by the Board, or (iii) beneficial owner of more than 10% of any class of the Company’s equity securities.

(w)       “Expiration Date” means, with respect to an Award, the date stated in the Award Agreement as the expiration date of the Award or, if no such date is stated in the Award Agreement, then the last day of the exercise period for the Award, disregarding the effect of an Awardee’s Termination or any other event that would shorten that period.

(x)       “Fair Market Value” means the value of a share of the stock of Company as determined under Section 18.2.

(y)       “Fundamental Transaction” means any transaction or event described in Section 10.3.

(z)       “Good Reason” means (i) a material diminution in responsibility or compensation, or (ii) requiring Awardee to work in a location (other than normal business travel) which is more than 50 miles from Awardee’s place of employment before the change so long as not closer to Awardee’s primary residence.

(aa)       “Grant Date” means the date the Administrator approves the grant of an Award. However, if the Administrator specifies that an Award’s Grant Date is a future date or the date on which a condition is satisfied, the Grant Date for such Award is that future date or the date that the condition is satisfied.

(bb)       “Incentive Stock Option” means an Option intended to qualify as an incentive stock option under Section 422 of the Code and designated as an Incentive Stock Option in the Award Agreement for that Option.

(cc)       “Involuntary Termination” means termination by the Company or an Affiliate, as applicable, without Cause or termination by the Awardee for Good Reason.

(dd)       “Nonstatutory Option” means any Option other than an Incentive Stock Option

(ee)       “Objectively Determinable Performance Condition” shall mean a performance condition (i) that is established (A) at the time an Award is granted or (B) no later than the earlier of (1) 90 days after the beginning of the period of service to which it relates, or (2) before the elapse of 25% of the period of service to which it relates, (ii) that is uncertain of achievement at the time it is established, and (iii) the achievement of which is determinable by a third party with knowledge of the relevant facts. Measures that may be used in Objectively Determinable Performance Conditions may be expressed in absolute terms, in terms of growth or improvement, or relative to the performance of one or more comparable companies or an index covering multiple companies and that relate to any of the following, as it may apply to an individual, one or more Affiliates, business unit(s), divisions or the whole of the Company: revenue; earnings per share; return on assets; return on equity; net order dollars; net profit; operating cash flow; operating income; contract bookings; contract awards; profits before tax; earnings before interest, depreciation and taxes (EBITDA); return on invested capital; days working capital; total shareholder return; share price growth; free cash flow; return on sales; operating margin; book-to-bill; headcount; employee retention; new hires; backlog; objective customer satisfaction indicators; and efficiency measures, each with respect to the Company and/or an Affiliate or individual business unit.

(ff)       “Officer” means an officer of the Company as defined in Rule 16a-1 adopted under the Exchange Act.

(gg)       “Option” means a right to purchase Shares of the Company granted under this Plan.

(hh)       “Option Price” means the price payable under an Option for Shares, not including any amount payable in respect of withholding or other taxes.

(ii)       “Option Shares” means Shares covered by an outstanding Option or purchased under an Option.

(jj)       “Plan” means this 2006 Equity Incentive Plan, as amended.

(kk)       “Prior Plans” mean the Science Application International Corporation 1999 Stock Incentive Plan, 1998 Stock Option Plan and 1984 Bonus Compensation Plan.

(ll)       “Purchase Price” means the price payable under a Stock Award for Shares, not including any amount payable in respect of withholding or other taxes.

(mm)       “Qualified Domestic Relations Order” means a “qualified domestic relations order” as defined in, and otherwise meeting the requirements of, Section 414(p) of the Code, except that reference to a “plan” in that definition shall be to this Plan.

(nn)       “Rule 16b-3” means Rule 16b-3 adopted under Section 16(b) of the Exchange Act.

(oo)       “SAR” or “Stock Appreciation Right” means a right to receive cash and/or Shares based on a change in the Fair Market Value of a specific number of Shares pursuant to an Award Agreement, as described in Section 8.1.

(pp)       “Securities Act” means the Securities Act of 1933, as amended.

(qq)       “Share” means a share of Common Stock of the Company or other securities substituted for Common Stock under Section 10.

(rr)       “Stock Award” means an offer by the Company to sell or issue shares subject to certain restrictions pursuant to the Award Agreement as described in Section 8.2 or, as determined by the Board or Committee, a notional account representing the right to be paid an amount based on Shares. Types of Awards which may be granted as Stock Awards include such awards as are commonly known as restricted stock, deferred stock, restricted stock units, performance shares, phantom stock or similar types of awards as determined by the Administrator.

(ss)       “Substitute Award” means a Substitute Option, Substitute SAR or Substitute Stock Award granted in accordance with the terms of this Plan.

(tt)       “Substitute Option” means an Option granted in substitution for, or upon the conversion of, an option granted by another entity to purchase equity securities in the granting entity.

(uu)       “Substitute SAR” means a SAR granted in substitution for, or upon the conversion of, a stock appreciation right granted by another entity with respect to equity securities in the granting entity.

(vv)       “Substitute Stock Award” means a Stock Award granted in substitution for, or upon the conversion of, a stock award granted by another entity to purchase equity securities in the granting entity.

(ww)       “Ten Percent Stockholder” is any person who, directly or by attribution under Section 424(d) of the Code, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Affiliate on the Grant Date.

(xx)       “Termination” means that the Awardee has ceased to be, with or without any cause or reason, an Employee, Director or Consultant. However, unless so determined by the Administrator, or otherwise provided in this Plan, “Termination” shall not include a change in status from an Employee, Consultant or Director to another such status. An event that causes an Affiliate to cease being an Affiliate shall be treated as the “Termination” of that Affiliate’s Employees, Directors, and Consultants.

2.2    Rules of Interpretation. Any reference to a “Section,” without more, is to a Section of this Plan. Captions and titles are used for convenience in this Plan and shall not, by themselves, determine the meaning of this Plan. Except when otherwise indicated by the context, the singular includes the plural and vice versa. Any reference to a statute is also a reference to the applicable rules and regulations adopted under that statute. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Effective Date and including any successor provisions.

3.	Shares Subject to This Plan; Term of This Plan

3.1    Number of Award Shares. The Shares issuable under this Plan shall be authorized but unissued or reacquired Shares, including Shares repurchased by the Company on the open market. The number of Shares available for issuance after the Effective Date over the remaining term of this Plan shall be 50,000,000 (including Shares underlying awards that are outstanding as of Effective Date, and subject to adjustment pursuant to Section 10.2). Except as required by Applicable Law, Shares subject to an outstanding Award shall not reduce the number of Shares available for issuance under this Plan until the earlier of the date such Shares are vested pursuant to the terms of the applicable Award or the actual date of delivery of the Shares to the Awardee. Those Shares (i) that are issued under the Plan that are forfeited or repurchased by the Company at the original purchase price or less or that are issuable upon exercise of awards granted under the Plan that expire or become unexercisable for any reason after their Grant Date without having been exercised in full, (ii) that are withheld from an Option or Stock Award pursuant to a Company-approved “net exercise” provision or (iii) that are not delivered to or are Award Shares surrendered by a holder in consideration for applicable tax withholding will continue to be available for issuance under this Plan. Shares issued in settlement of any Dividend Equivalent Rights shall be applied against the number of Shares available for Awards. Shares subject to Substitute Awards and available under a stockholder-approved equity plan of an acquired company shall not be applied against the number of Shares available for Awards.

3.2    Source of Shares. Award Shares may be: (a) Shares that have never been issued, (b) Shares that have been issued but are no longer outstanding, or (c) Shares that are outstanding and are acquired to discharge the Company’s obligation to deliver Award Shares.

3.3    Term of this Plan.

(a)      This Plan shall become effective on the Effective Date (with any amendments to the Plan being effective on and after the date thereof), and Awards may be granted under this Plan on and after, the Effective Date. Upon effectiveness of this Plan, no additional awards will be made under the Prior Plans.

(b)       Subject to the provisions of Section 14, Awards may be granted under this Plan until June 15, 2022.

4.	Administration

4.1	General.

(a)      The Board shall have ultimate responsibility for administering this Plan. To the extent permitted by Applicable Law, the Board may delegate certain of its responsibilities to a Committee. In addition, to the extent permitted by Applicable Law, the Board or the Committee may further delegate its responsibilities to any Employee of the Company or any Affiliate. Where this Plan specifies that an action must be taken or a determination made by the Committee, only the Board or the Committee may take that action or make that determination; provided that Section 5.2 includes reference to actions that only the Committee may perform. Where this Plan references the “Administrator,” the action may be taken or determination made by the Board, the Committee, or other administrator to whom the Board or Committee has delegated specified powers, including those powers set forth in Section 4.2. However, only the Board or a Committee consisting solely of independent directors as defined in the Company’ s Corporate Governance Guidelines may approve grants of Awards to Executives, and an Administrator other than the Board or the Committee may grant Awards only within the guidelines established by the Board or Committee. Moreover, all actions and determinations by any Administrator are subject to the provisions of this Plan.

(b)      So long as the Company has registered and outstanding a class of equity securities under Section 12 of the Exchange Act and to the extent necessary or helpful to comply with Applicable Law with respect to officers subject to Section 16 of the Exchange Act and/or others, a Committee shall consist of two or more Company Directors who are “Non-Employee Directors” as defined in Rule 16b-3 and who are “outside directors” as defined in Section 162(m) of the Code.

4.2    Authority of the Board or the Committee. Subject to the other provisions of this Plan, the Board or the Committee shall have the authority to:

(a)       grant Awards, including Substitute Awards;

(b)       determine the Fair Market Value of Shares;

(c)       determine the Option Price and the Purchase Price of Awards;

(d)       select the Awardees;

(e)       determine the times Awards are granted;

(f)       determine the number of Shares subject to each Award;

(g)       determine the type of Shares subject to each Award;

(h)       determine the methods of payment that may be used to purchase Award Shares;

(i)       determine the methods of payment that may be used to satisfy withholding tax obligations;

(j)       determine the other terms of each Award, including but not limited to the time or times at which Awards may be exercised, whether and under what conditions an Award is assignable, whether an Option is a Nonstatutory Option or an Incentive Stock Option and automatic cancellation of the Award if certain objective requirements determined by the Administration are not met;

(k)       modify or amend any Award;

(l)       authorize any person to sign any Award Agreement or other document related to this Plan on behalf of the Company;

(m)       determine the form of any Award Agreement or other document related to this Plan, and whether that document, including signatures, may be in electronic form;

(n)       interpret this Plan and any Award Agreement or document related to this Plan;

(o)       correct any defect, remedy any omission, or reconcile any inconsistency in this Plan, any Award Agreement or any other document related to this Plan;

(p)       adopt, amend, and revoke rules and regulations under this Plan, including rules and regulations relating to sub-plans and Plan addenda;

(q)       adopt, amend, and revoke special rules and procedures which may be inconsistent with the terms of this Plan, set forth (if the Administrator so chooses) in sub-plans regarding (for example) the operation and administration of this Plan and the terms of Awards, if and to the extent necessary or useful to accommodate non-U.S. Applicable Laws and practices as they apply to Awards and Award Shares held by, or granted or issued to, persons working or resident outside of the United States or employed by Affiliates incorporated outside the United States;

(r)       determine whether a transaction or event should be treated as a Divestiture;

(s)       determine the effect of a Fundamental Transaction and, if the Board determines that a transaction or event should be treated as a a Divestiture, then the effect of that Divestiture;

(t)       appoint such additional administrators as are necessary to perform various administrative acts and determine the duties of such administrators; and

(u)       make all other determinations the Administrator deems necessary or advisable for the administration of this Plan.

4.3    Scope of Discretion. Subject to the provisions of this Section 4.3, on all matters for which this Plan confers the authority, right or power on the Board, the Committee, or other Administrator to make decisions, that body may make those decisions in its sole and absolute discretion. Those decisions will be final, binding and conclusive. In making its decisions, the Board, Committee or other Administrator need not treat all persons eligible to receive Awards, all Awardees, all Awards or all Award Shares the same way. Notwithstanding anything herein to the contrary, and except as provided in Section 14.3, the discretion of the Board, Committee or other Administrator is subject to the specific provisions and specific limitations of this Plan, as well as all rights conferred on specific Awardees by Award Agreements and other agreements.

5.	Persons Eligible to Receive Awards

5.1     Eligible Individuals. Awards (including Substitute Awards) may be granted to, and only to, Employees, Directors and Consultants, including to prospective Employees, Directors and Consultants conditioned on the beginning of their service for the Company or an Affiliate. However, Incentive Stock Options may only be granted to Employees, as provided in Section 7(g).

5.2     Section 162(m) Limitation.

(a)       Options and SARs. Subject to the provisions of this Section 5.2, for so long as the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code: (i) no Employee may be granted within any fiscal year of the Company under this Plan Options to purchase, and SARs to receive compensation calculated with reference to, more than an aggregate of 3,000,000 Shares, subject to adjustment pursuant to Section 10 and considered without regard to any number of Stock Awards or the dollar amount of any Cash Awards that may have been granted or awarded to such Employee during the applicable fiscal year, and (ii) with respect to any Option or SAR that is granted with the intent of having it qualify as “qualified performance-based compensation” under Code Section 162(m), Options and SARs may be granted to an Executive only by the Committee (and, notwithstanding anything to the contrary in Section 4.1(a), not by the Board). If an Option or SAR is cancelled without being exercised, that cancelled Option or SAR shall continue to be counted against the limit on Awards that may be granted to any individual under this Section 5.2(a).

(b)       Cash Awards and Other Stock Awards. Subject to the provisions of this Section 5.2, so long as the Company is a “publicly held corporation” within the meaning of Code Section 162(m), with respect to any Stock Award or Cash Award that is granted with the intent of having it qualify as “qualified performance-based compensation” under Code Section 162(m): (i) no Employee may be granted one or more Stock Awards within any single fiscal year of the Company to purchase more than 2,000,000 Shares, subject to adjustment pursuant to Section 10 and considered without regard to any number of Option or SAR Shares or the dollar amount of any Cash Awards that may have been granted or awarded to such Employee during the applicable fiscal year, and (ii) no Employee may be granted one or more Cash Awards within a single fiscal year of the Company having an aggregate amount of more than $5,000,000, considered without regard to any number of Options, SARs or Stock Awards that may have been granted or awarded to such Employee during the applicable fiscal year. With respect to any Stock Award or Cash Award that is granted with the intent of having it qualify as “qualified performance-based compensation” under Code Section 162(m), such Awards may be granted to an Executive only by the Committee (and, notwithstanding anything to the contrary in Section 4.1(a), not by the Board).

(c)      Any Cash Award or Stock Award intended as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code must be awarded, vest or become exercisable contingent on the achievement of one or more Objectively Determinable Performance Conditions. The Committee shall have the discretion to determine the time and manner of compliance with Section 162(m) of the Code.

(d)      Nothing in this Section 5.2 shall prevent the Committee from making any type of Award authorized for grant under this Plan outside of this Plan. In addition, nothing in this Section 5.2 shall prevent the Committee from granting Awards under this Plan that are not intended to qualify as “qualified performance-based compensation” under Code Section 162(m).

(e)      Notwithstanding satisfaction, achievement or completion of any Objectively Determinable Performance Conditions, that may be specified at the time of grant of an Award to a “covered employee” within the meaning of Section 162(m) of the Code, the number of Awards, Shares, or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Objectively Determinable Performance Condition(s) may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

6.	Terms and Conditions of Options

Options will be evidenced by an Award Agreement. In addition, the following rules apply to all Options:

6.1    Price. No Option (other than Substitute Options) may have an Option Price less than the Fair Market Value of the underlying Share on the Grant Date.

6.2    Term. No Option shall be exercisable after its Expiration Date. No Option may have an Expiration Date that is more than ten years after its Grant Date. Additional provisions regarding the term of Incentive Stock Options are provided in Sections 7(a) and 7(e).

6.3    Vesting. Options shall be exercisable: (a) on the Grant Date, or (b) in accordance with a schedule related to the Grant Date, the date the Awardee’s directorship, employment or consultancy begins, or a different date specified in the Award Agreement. Additional provisions regarding the vesting of Incentive Stock Options are provided in Section 7(c). No Option granted to an individual who is subject to the overtime pay provisions of the Fair Labor Standards Act may be exercised before the expiration of six months after the Grant Date.

6.4    Form and Method of Payment. In accordance with Section 4.2, the Administrator shall have the authority to determine the acceptable form and method of payment for exercising an Option. Acceptable forms of payment that the Administrator may permit with respect to the exercise of Options include:

(a)      cash, check or wire transfer, denominated in U.S. dollars except as specified by the Administrator for non-U.S. Employees or non-U.S. sub-plans;

(b)      other shares of stock of the Company, or the designation of other shares of stock of the Company, which have a Fair Market Value on the date of surrender greater than or equal to the Option Price of the Shares as to which the Option is being exercised;

(c)      provided that a public market exists for the Common Stock, consideration received by the Company under a procedure under which a licensed broker-dealer advances funds on behalf of an Awardee or sells shares of Common Stock issued upon conversion of the Option Shares on behalf of an Awardee (a “Cashless Exercise Procedure”), provided that if the Company extends or arranges for the extension of credit to an Awardee under any Cashless Exercise Procedure, no Officer or Director may participate in that Cashless Exercise Procedure;

(d)      cancellation of any debt owed by the Company or any Affiliate to the Awardee by the Company (including, without limitation, waiver of compensation due or accrued for services previously rendered to the Company);

(e)      payment pursuant to any “cashless net exercise” procedures approved by the Committee; provided that the difference between the full number of Shares covered by the exercised portion of the Award and the number of Shares actually delivered shall be restored to the amount of Shares reserved for issuance under Section 3.1; and

(f)      any combination of the methods of payment permitted by any paragraph of this Section 6.4.

The Committee may also permit any other form or method of payment for Option Shares permitted by Applicable Law. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company and the Administrator may, in its sole discretion, refuse to accept a particular form of consideration at the time of any Option exercise.

6.5    Nonassignability of Options. Except as otherwise determined by the Administrator and subject to Section 17, no Option shall be assignable or otherwise transferable by the Awardee. Incentive Stock Options may only be assigned in compliance with Section 7(h).

6.6    Substitute Options. The Committee may cause the Company to grant Substitute Options in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger, tender offer, or other similar transaction) or of all or a portion of the assets of any entity. Any such substitution shall be effective on the effective date of the acquisition. Substitute Options may be Nonstatutory Options or Incentive Stock Options. Unless and to the extent specified otherwise by the Committee, Substitute Options shall have the same terms and conditions as the options they replace, except that (subject to the provisions of Section 10) Substitute Options shall be Options to purchase Shares rather than equity securities of the granting entity, shall have an Option Price determined by the Committee and shall be on terms that, as determined by the Committee in its sole and absolute discretion, properly reflect the substitution.

6.7    No Repricing. The Committee may not reprice, reduce the exercise price of or make similar adjustments with the effect of lowering the exercise price of Options previously granted under the Plan, including through a cancellation and grant of any new Award or payment of cash, without the approval of the Company’s stockholders other than in connection with a change in the Company’s capitalization pursuant to Section 10 of the Plan.

7.	Incentive Stock Options

The following rules apply only to Incentive Stock Options and only to the extent these rules are more restrictive than the rules that would otherwise apply under this Plan. With the consent of the Awardee, or where this Plan provides that an action may be taken notwithstanding any other provision of this Plan, the Administrator may deviate from the requirements of this Section, notwithstanding that any Incentive Stock Option modified by the Administrator will thereafter be treated as a Nonstatutory Option.

(a)      The Expiration Date of an Incentive Stock Option shall not be later than ten years from its Grant Date, with the result that no Incentive Stock Option may be exercised after the expiration of ten years from its Grant Date.

(b)      No Incentive Stock Option may be granted after June 15, 2022.

(c)      Options intended to be incentive stock options under Section 422 of the Code that are granted to any single Awardee under all incentive stock option plans of the Company and its Affiliates, including incentive stock options granted under this Plan, may not vest at a rate of more than $100,000 in Fair Market Value of stock (measured on the grant dates of the options) during any calendar year. For this purpose, an option vests with respect to a given share of stock the first time its holder may purchase that share, notwithstanding any right of the Company to repurchase that share. Unless the administrator of that option plan specifies otherwise in the related agreement governing the option, this vesting limitation shall be applied by, to the extent necessary to satisfy this $100,000 rule, treating certain stock options that were intended to be incentive stock options under Section 422 of the Code as Nonstatutory Options. The stock options or portions of stock options to be reclassified as Nonstatutory Options are those with the highest option prices, whether granted under this Plan or any other equity compensation plan of the Company or any Affiliate that permits that treatment. This Section 7(c) shall not cause an Incentive Stock Option to vest before its original vesting date or cause an Incentive Stock Option that has already vested to cease to be vested.

(d)      In order for an Incentive Stock Option to be exercised for any form of payment other than those described in Section 6.4(a), that right must be stated at the time of grant in the Award Agreement relating to that Incentive Stock Option.

(e)      Any Incentive Stock Option granted to a Ten Percent Stockholder, must have an Expiration Date that is not later than five years from its Grant Date, with the result that no such Option may be exercised after the expiration of five years from the Grant Date.

(f)      The Option Price of an Incentive Stock Option shall never be less than the Fair Market Value of the Shares at the Grant Date. The Option Price for the Shares covered by an Incentive Stock Option granted to a Ten Percent Stockholder shall never be less than 110% of the Fair Market Value of the Shares at the Grant Date.

(g)      Incentive Stock Options may be granted only to Employees. If an Awardee changes status from an Employee to a Consultant, that Awardee’s Incentive Stock Options become Nonstatutory Options if not exercised within the time period described in Section 7(i) (determined by treating that change in status as a Termination solely for purposes of this Section 7(g)).

(h)      No rights under an Incentive Stock Option may be transferred by the Awardee, other than by will or the laws of descent and distribution. During the life of the Awardee, an Incentive Stock Option may be exercised only by the Awardee. The Company’s compliance with a Qualified Domestic Relations Order, or the exercise of an Incentive Stock Option by a guardian or conservator appointed to act for the Awardee, shall not violate this Section 7(h).

(i)      An Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, and is not exercised within, the three-month period beginning with the Awardee’s Termination for any reason other than the Awardee’s death or disability (as defined in Section 22(e) of the Code). In the case of Termination due to death, an Incentive Stock Option shall continue to be treated as an Incentive Stock Option if it remains exercisable after, and is not exercised within, the three month period after the Awardee’s Termination provided it is exercised before the Expiration Date. In the case of Termination due to disability, an Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, and is not exercised within, one year after the Awardee’s Termination.

(j)      An Incentive Stock Option may only be modified by the Committee.

8.	Stock Appreciation Rights, Stock Awards and Cash Awards

8.1    Stock Appreciation Rights. The following rules apply to SARs:

(a)      General. SARs may be granted either alone, in addition to, or in tandem with other Awards granted under this Plan. The Administrator may grant SARs to eligible participants subject to terms and conditions not inconsistent with this Plan and determined by the Administrator. The specific terms and conditions applicable to the Awardee shall be provided for in the Award Agreement. SARs shall be exercisable, in whole or in part, at such times as the Administrator shall specify in the Award Agreement. The grant or vesting of a SAR may be made contingent on the achievement of Objectively Determinable Performance Conditions. The Expiration Date of an SAR shall not be later than ten years from its Grant Date, with the result that no SAR may be exercised after the expiration of ten years from its Grant Date.

(b)      Exercise of SARs. Upon the exercise of an SAR, in whole or in part, an Awardee shall be entitled to a payment in an amount equal to the excess of the Fair Market Value of a fixed number of Shares covered by the exercised portion of the SAR on the date of exercise, over the Fair Market Value of the Shares covered by the exercised portion of the SAR on the Grant Date. The amount due to the Awardee upon the exercise of a SAR shall be paid in cash, Shares or a combination thereof as, and over the period or periods, specified in the Award Agreement. An Award Agreement may place limits on the amount that may be paid over any specified period or periods upon the exercise of a SAR, on an aggregate basis or as to any Awardee. Subject to Section 9.2, a SAR shall be considered exercised when the Company receives written notice of exercise in accordance with the terms of the Award Agreement from the person entitled to exercise the SAR. If a SAR has been granted in tandem with an Option, upon the exercise of the SAR, the number of Shares that may be purchased pursuant to the Option shall be reduced by the number of Shares with respect to which the SAR is exercised.

(c)      Nonassignability of SARs. Except as determined by the Administrator and subject to Section 17, no SAR shall be assignable or otherwise transferable by the Awardee.

(d)      Substitute SARs. The Committee may cause the Company to grant Substitute SARs in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger, tender offer, or other similar transaction) or of all or a portion of the assets of any entity. Any such substitution shall be effective on the effective date of the acquisition. Unless and to the extent specified otherwise by the Committee, Substitute SARs shall have the same terms and conditions as the SARs they replace, except that (subject to the provisions of Section 10) Substitute SARs shall be exercisable for Shares rather than equity securities of the granting entity and shall be on terms that, as determined by the Committee in its sole and absolute discretion, properly reflects the substitution.

(e)      No Repricing. The Committee may not reprice, reduce the exercise price of or make similar adjustments with the effect of lowering the exercise price of SARs previously granted under the Plan, including through the cancellation and grant of any new Award or payment of cash, without the approval of the Company’s stockholders other than in connection with a change in the Company’s capitalization pursuant to Section 10 of the Plan.

8.2    Stock Awards. The following rules apply to all Stock Awards:

(a)      General. The specific terms and conditions of a Stock Award applicable to the Awardee may be provided for in the Award Agreement. The Award Agreement shall state the number of Shares that the Awardee shall be entitled to receive or purchase, the terms and conditions on which the Shares shall vest (Stock Awards may be made in fully vested Shares when appropriate in the discretion of the Administrator), the price to be paid, whether Shares are to be delivered at the time of grant or at some deferred date specified in the Award Agreement, whether the Award is payable solely in Shares, cash or either and, if applicable, the manner in which the Award Agreement is to be accepted or acknowledged by the Awardee. The Administrator may require that all Shares subject to a right of repurchase or risk of forfeiture be held in escrow until such repurchase right or risk of forfeiture lapses. The grant or vesting of a Stock Award may be made contingent on the achievement of Objectively Determinable Performance Conditions.

(b)      Right of Repurchase. If so provided in the Award Agreement, Award Shares acquired pursuant to a Stock Award may be subject to repurchase by the Company or an Affiliate if not vested in accordance with the Award Agreement.

(c)      Form of Payment. The Administrator shall determine the acceptable form and method of payment for exercising a Stock Award, which may include any or all of the forms of payment set forth in Section 6.4.

(d)      Dividend Equivalent Rights. The Committee, in its discretion, may provide in the Award Agreement evidencing any Stock Award that the Awardee shall be entitled to Dividend Equivalent Rights, which may be settled in the form of cash, Shares or a combination of both. Dividend Equivalent Rights will not be permitted on appreciation awards (e.g., SARs and Options), and will not be paid out on unearned performance awards.

(e)      Nonassignability of Stock Awards. Except as otherwise determined by the Administrator and subject to Section 17, no Stock Award subject by its terms to any conditions or restrictions on the issuance or ownership rights of Shares pursuant to such Award, including without limitation any vesting or similar conditions or any deferral elections, shall be assignable or otherwise transferable by the Awardee.

(f)      Substitute Stock Award. The Committee may cause the Company to grant Substitute Stock Awards in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger, tender offer, or other similar transaction) or of all or a portion of the assets of any entity. Unless and to the extent specified otherwise by the Committee, Substitute Stock Awards shall have the same terms and conditions as the stock awards they replace, except that (subject to the provisions of Section 10) Substitute Stock Awards shall be Stock Awards to purchase Shares rather than equity securities of the granting entity and shall have a Purchase Price and other terms that, as determined by the Committee in its sole and absolute discretion, properly reflects the substitution. Any such Substitute Stock Award shall be effective on the effective date of the acquisition.

(g)      Forfeiture and Repurchase Rights.

(i)      General. In the event of the Awardee’s termination, any unvested Shares and Stock Awards shall be forfeited, or if the Awardee paid a purchase price to acquire the Stock Award, the Company shall have the right, during the seven months after the Awardee’s Termination, to repurchase any or all of the Award Shares that were outstanding and unvested as of the date of that Termination. The repurchase price shall be determined by the Administrator in accordance with this Section 8.2(g) which shall be either (i) the Purchase Price for the Award Shares (minus the amount of any cash dividends paid or payable with respect to the Award Shares for which the record date precedes the repurchase) or (ii) the lower of (A) the Purchase Price for the Shares or (B) the Fair Market Value of those Award Shares as of the date of the Termination. The repurchase price shall be paid in cash. The Company may assign this right of repurchase.

(ii)      Procedure. The Company or its assignee may choose to give the Awardee a written notice of exercise of its repurchase rights under this Section 8.2(g). However, the Company’s failure to give such a notice shall not affect its rights to repurchase Award Shares. The Company must, however, tender the repurchase price during the period specified in this Section 8.2(f) for exercising its repurchase rights in order to exercise such rights.

8.3    Cash Awards. Cash Awards may be granted either alone, in addition to, or in tandem with other Awards granted under this Plan. After the Administrator determines that it will offer a Cash Award, it shall advise the Awardee, by means of an Award Agreement or otherwise, of the terms, conditions and restrictions related to the Cash Award. The grant or vesting of a Cash Award may be made contingent on the achievement of Objectively Determinable Performance Conditions.

9.	Exercise of Awards

9.1    In General. An Award shall be exercisable in accordance with this Plan and the Award Agreement under which it is granted.

9.2    Time of Exercise. Options and Stock Awards shall be considered exercised when the Company or its designee receives: (a) written (including electronically pursuant to Section 18.4 below) notice of exercise from the person entitled to exercise the Option or Stock Award, (b) full payment, or provision for payment, in a form and method approved by the Administrator, for the Shares for which the Option or Stock Award is being exercised, and (c) with respect to any Award the exercise of which triggers any withholding obligation, payment, or provision for payment, in a form and method approved by the Administrator, of all applicable withholding and similar taxes and/or (if applicable) transaction costs due upon exercise. An Award may not be exercised for a fraction of a Share. SARs shall be considered exercised when the Company receives written notice of the exercise from the person entitled to exercise the SAR.

9.3    Issuance of Award Shares. Subject to Sections 12.1 and 13, the Company shall issue Award Shares in the name of the Awardee (or to such other person as to whom the Award Shares may be appropriately and legally issued under procedures and rules, if any, established from time to time by the Administrator). The Company shall endeavor to issue Award Shares promptly after an Award is exercised or after the Grant Date or settlement date of a Stock Award, as applicable. Until Award Shares are actually issued, as evidenced by the appropriate entry on the stock register of the Company or its transfer agent, the Awardee will not have the rights of a stockholder with respect to those Award Shares, even though the Awardee has completed all the steps necessary to exercise the Award. No adjustment shall be made for any dividend, distribution, or other right for which the record date precedes the date the Award Shares are issued, except as provided in Section 10 or in the Award Agreement.

9.4    Termination.

(a)      In General. Except as provided in an Award Agreement or in writing by the Administrator, including in an Award Agreement, and as otherwise provided in Sections 9.4(b), (c), (d) and (e) after an Awardee’s Termination for other than Cause, the Awardee’s Awards shall be exercisable to the extent (but only to the extent) they are vested on the date of that Termination and only during the ninety (90) days after the Termination, but in no event after the Expiration Date. Unless otherwise provided in the Award Agreement, in the event of termination for Cause the Award may not be exercised after the date of Termination. To the extent the Awardee does not exercise an Award within the time specified for exercise, the Award shall automatically terminate.

(b)       Leaves of Absence. If an Awardee is an employee of the Company or an Affiliate and is on a leave of absence pursuant to the terms of the Company’s Administrative Policy No. SH-1 “Working Hours and Absences” or similar policy maintained by an Affiliate, as such policies may be revised or replaced from time to time, the Awardee shall not, during the period of such absence be deemed, by virtue of such absence alone, to have terminated the Awardee’s employment. The Awardee shall continue to vest in the Award during any approved medical or military leave of absence. Medical leave shall include family or medical leaves, workers’ compensation leave, or pregnancy disability leave. For all other leaves of absence, the Award will fully vest only during active employment and shall not vest during a leave of absence, unless required under local law. However, if an Awardee returns to active employment with the Company or an Affiliate following such a leave, the Award will be construed to vest as if there had been no break in active employment. During any leave of absence, an Awardee shall have the right to exercise the vested portion of the Award.

(c)       Death or Disability. Unless otherwise provided in the Award Agreement or determined by the Administrator, if an Awardee’s Termination is due to death or disability (as determined by the Administrator with respect to all Awards other than Incentive Stock Options and as defined by Section 22(e) of the Code with respect to Incentive Stock Options), the unvested portion of all Awards of that Awardee shall be accelerated and become fully exercisable upon the Termination, and all Awards of the Awardee shall be exercisable until the Expiration Date. In the case of Termination due to death, an Award may be exercised as provided in Section 17. In the case of Termination due to disability, if a guardian or conservator has been appointed to act for the Awardee and been granted this authority as part of that appointment, that guardian or conservator may exercise the Award on behalf of the Awardee. Unless otherwise provided in the Award Agreement, death or disability occurring after an Awardee’s Termination shall not cause the Termination to be treated as having occurred due to death or disability. To the extent an Award is not so exercised within the time specified for its exercise, the Award shall automatically terminate.

(d)       Divestiture. If an Awardee’s Termination is due to a Divestiture, the Committee may take any one or more of the actions described in Section 10.3 with respect to the Awardee’s Awards.

(e)       Administrator Discretion. Notwithstanding the provisions of Section 9.4 (a)-(d), the Administrator shall have complete discretion, exercisable either at the time an Award is granted or at any time while the Award remains outstanding, to:

(i)       Extend the period of time for which the Award is to remain exercisable, following the Awardee’s Termination, from the limited exercise period otherwise in effect for that Award to such greater period of time as the Administrator shall deem appropriate, but in no event beyond the Expiration Date; and/or

(ii)       Permit the Award to be exercised, during the applicable post-Termination exercise period, not only with respect to the number of vested Shares for which such Award may be exercisable at the time of the Awardee’s Termination but also with respect to one or more additional installments in which the Awardee would have vested had the Awardee not been subject to Termination.

(f)       Consulting or Employment Relationship. Nothing in this Plan or in any Award Agreement, and no Award or the fact that Award Shares remain subject to repurchase rights or risk of forfeiture, shall: (A) interfere with or limit the right of the Company or any Affiliate to terminate the employment or consultancy of any Awardee at any time, whether with or without cause or reason, and with or without the payment of severance or any other compensation or payment, (B) confer upon any employee any right to continue in the employ of, or affiliation with, the Company or a Subsidiary nor constitute any promise or commitment by the Company or a Subsidiary regarding future positions, future work assignments, future compensation or any other term or condition of employment or affiliation or (C) interfere with the application of any provision in any of the Company’s or any Affiliate’s charter documents or Applicable Law relating to the election, appointment, term of office, or removal of a Director.

10. Certain	Transactions and Events

10.1     In General. Except as provided in this Section 10, no change in the capital structure of the Company, merger, sale or other disposition of assets or of a subsidiary, change in control, issuance by the Company of shares of any class of securities or securities convertible into shares of any class of securities, exchange or conversion of securities, or other transaction or event shall require or be the occasion for any adjustments of the type described in this Section 10.

10.2     Changes in Capital Structure. In the event of any stock split, reverse stock split, recapitalization, combination or reclassification of stock, stock dividend, spin-off, extraordinary cash dividend or similar change to the capital structure of the Company (not including a Fundamental Transaction), the Committee shall make such adjustments as it concludes are appropriate in order to preserve the proportionate value of Awards before and after the change in capital structure of the Company to: (a) the number and type of Awards and Award Shares that may be granted under this Plan, including (without limitation) to the number of Shares available for issuance over the term of this Plan as set forth in Section 3.1 above, (b) the number and type of Options, SARs and Stock Awards that may be granted to any individual under this Plan, (c) the terms of any SAR, (d) the Purchase Price and repurchase price of any Stock Award or other Award Shares, (e) the Option Price and number and class of securities issuable under each outstanding Option, and (f) the repurchase price of any securities substituted for Award Shares that are subject to repurchase rights. The specific adjustments shall be determined by the Committee. Unless the Committee specifies otherwise, any securities issuable as a result of any such adjustment shall be rounded down to the next lower whole security. The Committee need not adopt the same rules for each Award or each Awardee.

10.3     Fundamental Transactions. In the event of (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption shall be binding on all participants), (b) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (c) the sale of all or substantially all of the assets of the Company, or (d) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction (each, a “Fundamental Transaction”), any or all outstanding Options, SARs and Stock Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement shall be binding on all participants under this Plan. In the alternative, the successor corporation may substitute equivalent Options, SARs and Stock Awards or provide substantially similar consideration to participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares held by the participants, substantially similar shares or other property subject to repurchase restrictions no less favorable to the participant. In the event such successor corporation (if any) does not assume or substitute Options, SARs and Stock Awards, as provided above, pursuant to a transaction described in this Subsection 10.3, the vesting with respect to such Awards shall fully and immediately accelerate or the repurchase rights of the Company shall fully and immediately terminate, as the case may be, so that the Awards may be exercised or the repurchase rights shall terminate before, or otherwise in connection with the closing or completion of the Fundamental Transaction or event and the Award shall then terminate. Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, provide that the vesting of any or all Award Shares subject to vesting or right of repurchase shall accelerate or lapse, as the case may be, upon a transaction described in this Section 10.3. If the Committee exercises such discretion with respect to Options, such Options shall become exercisable in full prior to the consummation of such event at such time and on such conditions as the Committee determines, and if such Options are not exercised prior to the consummation of the Fundamental Transaction, the Committee may specify that they terminate at such time as determined by the Committee. Subject to any greater rights granted to participants under the foregoing provisions of this Section 10.3, in the event of the occurrence of any Fundamental Transaction, any outstanding Awards shall be treated as provided in the applicable agreement or plan of merger, consolidation or sale of assets.

10.4     Additional Rules and Benefits related to Fundamental Transactions. The Committee need not adopt the same rules for each Award or each Awardee. Notwithstanding anything in this Plan to the contrary, in the event of an Involuntary Termination of services for any reason other than death, disability or Cause, within 18 months following the consummation of a Fundamental Transaction, any Options, SARs and Stock Awards assumed or substituted in a Fundamental Transaction, which are subject to vesting conditions and/or the right of repurchase in favor of the Company or a successor entity, shall fully accelerate for vesting so that such Award Shares are immediately exercisable upon Termination or, if subject to the right of repurchase in favor of the Company, such repurchase rights shall lapse as of the date of Termination. Any such Awards having an exercisability feature shall be exercisable for a period of six months following Termination.

10.5     Divestiture. If the Company or an Affiliate sells or otherwise transfers equity securities of an Affiliate to a person or entity other than the Company or an Affiliate, or leases, exchanges or transfers all or any portion of its assets to such a person or entity, then the Committee may specify that such transaction or event constitutes a “Divestiture”. In connection with a Divestiture, notwithstanding any other provision of this Plan, the Committee may, but need not, take one or more of the actions described in Section 10.3 or 10.4 with respect to Awards or Award Shares held by, for example, Employees, Directors or Consultants for whom that transaction or event results in a Termination. The Committee need not adopt the same rules for each Award or Awardee.

10.6     Dissolution. If the Company adopts a plan of dissolution, the Committee may cause Awards to be fully vested and exercisable (but not after their Expiration Date) before the dissolution is completed but contingent on its completion and may cause the Company’s repurchase rights on Award Shares to lapse upon completion of the dissolution. The Committee need not adopt the same rules for each Award or each Awardee. Notwithstanding anything herein to the contrary, in the event of a dissolution of the Company, to the extent not exercised before the earlier of the completion of the dissolution or their Expiration Date, Awards shall terminate immediately prior to the dissolution.

10.7     Cut-Back to Preserve Benefits. If the Administrator determines that the net after-tax amount to be realized by any Awardee, taking into account any accelerated vesting, termination of repurchase rights, or cash payments to that Awardee in connection with any transaction or event set forth in this Section 10 would be greater if one or more of those steps were not taken or payments were not made with respect to that Awardee’s Awards or Award Shares, then, at the election of the Awardee, to such extent, one or more of those steps shall not be taken and payments shall not be made.

11.	Grants to Non-Employee Directors

11.1     Certain Transactions and Events.

(a)       In the event of a Fundamental Transaction while the Awardee remains a non-Employee Director, the Shares at the time subject to each outstanding Award held by such Awardee pursuant to this Plan, but not otherwise vested, shall automatically vest in full and become exercisable for all Shares as fully vested Shares and all repurchase rights shall automatically terminate in full immediately prior to the effective date of the Fundamental Transaction. Immediately following the consummation of the Fundamental Transaction, each Award shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or Affiliate thereof).

(b)       Each Award which is assumed in connection with a Fundamental Transaction shall be appropriately adjusted, immediately after such Fundamental Transaction, to apply to the number and class of securities which would have been issuable to the Awardee in consummation of such Fundamental Transaction had the Award been exercised immediately prior to such Fundamental Transaction. Appropriate adjustments shall also be made to the Option Price or Purchase Price payable per share under each outstanding Award, provided the aggregate Option Price or Purchase Price payable for such securities shall remain the same. To the extent the actual holders of the Company’s outstanding Shares receive cash consideration for their Shares in consummation of the Fundamental Transaction, the successor corporation may, in connection with the assumption of the outstanding Awards granted to non-Employee Directors under this Plan, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per Share in such Fundamental Transaction.

12.	Withholding and Tax Reporting

12.1     Tax Withholding Alternatives.

(a)       General. Whenever Awards are granted or exercised, or Award Shares are issued or become free of restrictions, as applicable, the Company may require the Awardee to remit to the Company an amount sufficient to satisfy any applicable tax withholding requirement, whether the related tax is imposed on the Awardee or the Company. The Company shall have no obligation to deliver Award Shares or release Award Shares from an escrow or permit a transfer of Award Shares until the Awardee has satisfied those tax withholding obligations. Whenever payment in satisfaction of Awards is made in cash, the payment will be reduced by an amount sufficient to satisfy all tax withholding requirements.

(b)       Method of Payment. The Awardee shall pay any required withholding using such forms of consideration as are described in Section 6.4 and determined appropriate by the Administrator. The Administrator, in its sole discretion, may also permit Award Shares to be withheld or surrendered to pay required withholding or for required withholding to be paid through payroll deductions. If the Administrator permits Award Shares to be withheld or surrendered, the Fair Market Value of the Award Shares withheld or surrendered, as determined as of the date of withholding, shall not exceed the amount determined by the applicable minimum statutory withholding rates to the extent the Administrator determines such limit is necessary or advisable in light of generally accepted accounting principles.

12.2       Reporting of Dispositions. Any holder of Option Shares acquired under an Incentive Stock Option shall promptly notify the Administrator, following such procedures as the Administrator may require, of the sale or other disposition of any of those Option Shares if the disposition occurs during: (a) the longer of two years after the Grant Date of the Incentive Stock Option and one year after the date the Incentive Stock Option was exercised, or (b) such other period as the Administrator has established.

13.	Compliance With Law

The grant of Awards and the issuance and subsequent transfer of Award Shares shall be subject to compliance with all Applicable Law, including all applicable securities laws. Awards may not be exercised, and Award Shares may not be transferred, in violation of Applicable Law. Thus, for example, Awards may not be exercised unless: (a) a registration statement under the Securities Act is then in effect with respect to the related Award Shares, or (b) in the opinion of legal counsel to the Company, those Award Shares may be issued in accordance with an applicable exemption from the registration requirements of the Securities Act and any other applicable securities laws. The failure or inability of the Company to obtain from any regulatory body the authority considered by the Company’s legal counsel to be necessary or useful for the lawful issuance of any Award Shares or their subsequent transfer shall relieve the Company of any liability for failing to issue those Award Shares or permitting their transfer. As a condition to the exercise of any Award or the transfer of any Award Shares, the Company may require the Awardee to satisfy any requirements or qualifications that may be necessary or appropriate to comply with or evidence compliance with any Applicable Law.

14.	Amendment or Termination of this Plan or Outstanding Awards

14.1       Amendment and Termination. The Board or the Committee may at any time amend, suspend, or terminate this Plan.

14.2    Stockholder Approval. The Company shall obtain the approval of the Company’s stockholders for any amendment to this Plan if stockholder approval is necessary or desirable to comply with any Applicable Law or with the requirements applicable to the grant of Awards intended to be Incentive Stock Options. The Board may also, but need not, require that the Company’s stockholders approve any other amendments to this Plan.

14.3    Effect. No amendment, suspension, or termination of this Plan, and no modification of any Award even in the absence of an amendment, suspension, or termination of this Plan, shall impair any existing contractual rights of any Awardee unless the affected Awardee consents to the amendment, suspension, termination, or modification. Notwithstanding anything herein to the contrary, no such consent shall be required if the Committee determines that the amendment, suspension, termination, or modification (including an amendment of the designation of the class of securities to be issued under Awards): (a) is required or advisable in order for the Company, this Plan or the Award to satisfy Applicable Law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (b) in connection with any transaction or event described in Section 10, is in the best interests of the Company or its stockholders. The Committee may, but need not, take the tax or accounting consequences to affected Awardees into consideration in acting under the preceding sentence. Those decisions shall be final, binding and conclusive. Termination of this Plan shall not affect the Administrator’s ability to exercise the powers granted to it under this Plan with respect to Awards granted before the termination of this Plan or with respect to Award Shares issued under such Awards even if those Award Shares are issued after the termination of this Plan.

14.4    Recoupment/Clawback. Notwithstanding anything in this Plan to the contrary, Awards granted under this Plan shall be subject to cancellation, forfeiture and recovery in accordance with the Company’s Recoupment Policy, as the same may be amended from time to time, or any other compensation recoupment policy that may be adopted by the Committee, including any policies and procedures that the Committee determines to be necessary or appropriate to implement Section 10D of the Exchange Act and any rules promulgated thereunder or any other Applicable Law. Without limiting the foregoing, the Committee may provide for such recoupment in Award Agreements or with respect to any Award granted hereunder (including on a retroactive basis without the Awardee’s consent).

15.	Reserved Rights

15.1    Nonexclusivity of this Plan. This Plan shall not limit the power of the Company or any Affiliate to adopt other incentive arrangements including, for example, the grant or issuance of stock options, stock, other equity-based rights or cash bonuses or awards under other plans.

15.2    Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees, any such accounts will be used merely as a convenience. The Company shall not be required to segregate any assets on account of this Plan, the grant of Awards, or the issuance of Award Shares. The Company and the Administrator shall not be deemed to be a trustee of stock or cash to be awarded under this Plan. Any obligations of the Company to any Awardee shall be based solely upon contracts entered into under this Plan, such as Award Agreements. No such obligations shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any such obligations.

15.3    Compensation. The value of Options, SARs and Stock Awards granted pursuant to the Plan will not be included as compensation, earnings, salary or other similar terms used when calculating an Awardee’s benefits under any other employee benefit plan sponsored by the Company or any Affiliate except as such other plan otherwise expressly provides.

16.	Escrow of Stock Certificates

To enforce any restrictions on Award Shares, the Administrator may require the holder to deposit any certificates (or indicia of ownership) representing Award Shares, with stock powers or other transfer instruments approved by the Administrator endorsed in blank, with the Company or an agent of the Company to hold in escrow until the restrictions have lapsed or terminated. The Administrator may also cause a legend or legends referencing the restrictions to be placed on any such certificates.

17.	Treatment of Awards upon Death of Awardee; Limited Transferability

17.1    Treatment of Awards upon Death of Awardee. The Company may from time to time establish procedures under which the Company may make certain determinations required with respect to Awards in the event of an Awardee’s death. The Company’s determinations and decisions in this regard shall be final and binding on all parties.

17.2    Limited Transferability. Options, SARs and Stock Awards shall generally be nontransferable; provided however that the Administrator may in its discretion (and as reflected in the applicable Award Agreement or an amendment thereto) make an Option, SAR or Stock Award transferable to an Awardee’s family or entities affiliated with the Awardee’s family if and to the extent permitted under the rules and instructions applicable to Form S-8 (or any successor form or other securities laws under which the issuance and sale of Awards and Award Shares hereunder are registered or exempted). If the Administrator makes an Option, SAR or Stock Award transferable, either at the time of grant or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

18.	Miscellaneous

18.1    Governing Law. This Plan, the Award Agreements and all other agreements entered into under this Plan, and all actions taken under this Plan or in connection with Awards or Award Shares, shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

18.2    Determination of Value. The “Fair Market Value” of a Share shall be determined as follows:

(a)      Listed Stock. If Shares are traded on any established stock exchange or quoted on a national market system, Fair Market Value shall be the closing sales price as quoted on that stock exchange or system for the day before the date the value is to be determined (the “Value Date”) as reported in The Wall Street Journal or a similar publication. If no sales are reported as having occurred on the day before the Value Date, Fair Market Value shall be that closing sales price for the last preceding trading day on which sales of Shares are reported as having occurred. If no sales are reported as having occurred during the five trading days before the Value Date, Fair Market Value shall be the closing bid for the Shares on the day before the Value Date. If the Shares of the Company are listed on multiple exchanges or systems, Fair Market Value shall be based on sales or bid prices on the primary exchange or system on which Shares of the Company are traded or quoted.

(b)      Stock Quoted by Securities Dealer. If Shares are regularly quoted by a recognized securities dealer but selling prices are not reported on any established stock exchange or quoted on a national market system, Fair Market Value shall be the mean between the high bid and low asked prices on the day before the Value Date. If no prices are quoted for the day before the Value Date, Fair Market Value shall be the mean between the high bid and low asked prices on the last preceding trading day on which any bid and asked prices were quoted.

(c)      No Established Market. If Shares are not traded on any established stock exchange or quoted on a national market system and are not quoted by a recognized securities dealer, the Administrator (following guidelines established by the Board or Committee) will determine Fair Market Value of the Shares in good faith.

18.3    Reservation of Shares. During the term of this Plan, the Company shall at all times keep available such number of Shares as are still issuable under this Plan.

18.4    Electronic Communications. Any Award Agreement, notice of exercise of an Award, or other document required or permitted by this Plan may be delivered in writing or, to the extent determined by the Administrator, electronically. Signatures or acknowledgements may also be electronic if permitted by the Administrator.

18.5    Notices. Unless the Administrator specifies otherwise, any notice to the Company under any Award Agreement or with respect to any Awards or Award Shares shall be in writing (or, if so authorized by Section 18.4, communicated electronically), shall be addressed to the Secretary of the Company, and shall only be effective when received by the Secretary of the Company.

*ADMISSION TICKET*

Please bring this top half of your proxy card, along with a government issued photo I.D. in order to gain admission to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

M46246-TBD

SAIC

Proxy and Voting Instruction Card for the Annual Meeting of Stockholders—June 15, 2012 This Proxy and Voting Instruction Card is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Vincent A. Maffeo and Douglas E. Scott, and each of them, with full power of substitution, as proxies to represent the undersigned and to vote all of the shares of common stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of SAIC, Inc. (the “Company”) to be held at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, on Friday, June 15, 2012, at 9:00 a.m. (local time), and at any adjournment, postponement or continuation thereof (the “2012 Annual Meeting of Stockholders”), as indicated on the reverse side.

For stockholders who are participants in the Science Applications International Corporation Retirement Plan (the “SAIC Retirement Plan”), the undersigned also hereby instructs the Trustee, Vanguard Fiduciary Trust Company, and any successor, to vote all of the shares of common stock held for the undersigned’s account in the SAIC Retirement Plan at the 2012 Annual Meeting of Stockholders, as indicated on the reverse side.

The shares of common stock to which this proxy and voting instruction card relates will be voted as directed. If this proxy and voting instruction card is properly signed and returned but no instructions are indicated with respect to a particular item, (A) the shares represented by this proxy and voting instruction card which the undersigned is entitled to vote will be voted (i) FOR the election of directors so as to elect the maximum number of the Board of Directors’ nominees that may be elected by cumulative voting, (ii) FOR Proposal 2, (iii) FOR Proposal 3, (iv) FOR Proposal 4, (v) FOR Proposal 5, (vi) AGAINST Proposal 6 and (vii) in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof and (B) the shares represented by this proxy and voting instruction card held for the undersigned’s account in the SAIC Retirement Plan will be voted in the same proportion as the shares held in the SAIC Retirement Plan for which voting instructions have been received are voted. This proxy and voting instruction card, if properly executed and delivered in a timely manner, will revoke all prior proxies and voting instruction cards executed and delivered by the undersigned.

For shares not held in the SAIC Retirement Plan, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on June 14, 2012. For shares held in the SAIC Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on June 12, 2012.

Please complete, sign, date and return the Proxy and Voting Instruction Card promptly using the enclosed envelope.

(Continued and to be signed on reverse side.)

SAIC

ATTN: STOCK PROGRAMS 10210 CAMPUS POINT DRIVE MAIL STOP A-2-S

SAN DIEGO, CA 92121

BY INTERNET—www.proxyvote.com

Use the Internet to transmit your proxy and/or voting instructions and for electronic delivery of information. Have your proxy and voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy and voting instruction form. Please see the reverse side of this card for information regarding specific voting deadlines.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by SAIC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your proxy and/or voting instructions. Have your proxy and voting instruction card in hand when you call and then follow the instructions. Please see the reverse side of this card for information regarding specific voting deadlines.

BY MAIL

Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to SAIC, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE CONFIRMATION

You may confirm that your instructions were received and included in the final tabulation for the Annual Meeting on June 15, 2012 via the ProxyVote Confirmation link at www.proxyvote.com by using the information that is printed in the box marked by the arrow XXXX XXXX XXXX . Vote Confirmation is available 24 hours after your vote is received beginning May 31, 2012, with the final vote tabulation remaining available through August 15, 2012.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M46245-TBD

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

SAIC

VOTE ON DIRECTORS—The Board of Directors recommends a

vote FOR each of the nominees listed below. For Against Abstain

1. Nominees:

1a. France A. Córdova

1b. Jere A. Drummond For Against Abstain

VOTE ON PROPOSAL 2—The Board of Directors recommends a vote FOR Proposal 2.

1c. Thomas F. Frist, III 2. Approve the merger of SAIC with and into its wholly-owned subsidiary, Science Applications International Corporation.

1d. John J. Hamre

VOTE ON PROPOSAL 3—The Board of Directors recommends a

vote FOR Proposal 3.

1e. Miriam E. John 3. Approve amendments to our 2006 Equity Incentive Plan.

1f. Anita K. Jones

VOTE ON PROPOSAL 4—The Board of Directors recommends a

vote FOR Proposal 4.

1g. John P. Jumper 4. Approve, by an advisory vote, executive compensation.

1h. Harry M.J. Kraemer, Jr.

VOTE ON PROPOSAL 5—The Board of Directors recommends a

vote FOR Proposal 5.

1i. Lawrence C. Nussdorf 5. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013.

1j. Edward J. Sanderson, Jr.

VOTE ON PROPOSAL 6—The Board of Directors recommends a

vote AGAINST Proposal 6.

1k. A. Thomas Young 6. Stockholder proposal regarding action by written consent.

Please indicate if you plan to attend this meeting. Please complete, date, sign and mail promptly in the enclosed envelope which requires no postage.

Yes No

Please sign EXACTLY as name or names appear(s) hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title. If a trust requires the signature of more than one trustee, all required trustees must sign.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date